As filed with the Securities and Exchange Commission on April 15, 1998


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                            ------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE


                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED


      Date of Report (Date of Earliest Event Reported): January 9, 1998


                            NATIONSBANK CORPORATION
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)




   North Carolina                     1-6523             56-0906609
   --------------                     ------             ----------
(State of Incorporation)            (Commission      (IRS Employer
                                   File Number)      Identification No.)





        NationsBank Corporate Center, Charlotte, North Carolina    28255
--------------------------------------------------------------------------------
        (Address of Principal Executive Offices)                (Zip Code)




                                 (704) 386-5000
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, including Area Code)

ITEM 5. OTHER EVENTS


     Merger with Barnett Banks, Inc. On January 9, 1998, NationsBank
     -------------------------------
Corporation (the Corporation) completed its merger with Barnett Banks, Inc. (Barnett), a multi-bank holding company headquartered in Jacksonville, Florida. Each outstanding share of Barnett common stock was converted into 1.1875 shares of the Corporation's common stock, resulting in the net issuance of approximately 233 million common shares to the former Barnett shareholders. This transaction was accounted for as a pooling of interests. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of the Corporation and Barnett have been combined and reflected at their historical amounts.

     The following consolidated financial information of the Corporation restate the Corporation's historical consolidated Management's Discussion and Analysis of Results of Operations and Financial Condition and financial statements as of and for the three years ended December 31, 1997 to reflect the Barnett merger and are incorporated herein by reference to Exhibit 99.1 filed herewith:

        1. Management's Discussion and Analysis of Results of Operations and Financial Condition.
        2. Consolidated Statement of Income for the years ended
           December 31, 1997, 1996 and 1995.
        3. Consolidated Balance Sheet as of December 31, 1997 and 1996.
        4. Consolidated Statement of Cash Flows for the years ended
           December 31, 1997, 1996 and 1995.
        5. Consolidated Statement of Changes in Shareholders' Equity for the years ended December 31, 1997, 1996 and 1995.
        6. Notes to Consolidated Financial Statements.

        The report of Price Waterhouse LLP, independent accountants, on the consolidated financial statements of the Corporation as of and for the three years ended December 31, 1997 is filed herewith as part of Exhibit 99.1 and the related consent is filed herewith as Exhibit 23. Both the opinion and the consent are incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (a) Financial Statements of Businesses Acquired.

            Not applicable.

        (c) Exhibits.

            23    Consent of Price Waterhouse LLP.
            99.1  Restated Consolidated Management's Discussion and Analysis of
                  Results of Operations and Financial Condition and Financial
                  Statements of NationsBank Corporation as of and for the three years ended December 31, 1997.



                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                  NATIONSBANK CORPORATION



                                                  By: /s/ Marc D. Oken
                                                      _________________________
                                                      Marc D. Oken
                                                      Chief Accounting Officer




Dated:  April 15, 1998

                                                                    EXHIBIT 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

          ON JANUARY 9, 1998, THE CORPORATION COMPLETED ITS MERGER WITH BARNETT, CREATING THE THIRD LARGEST BANKING COMPANY IN THE UNITED STATES WITH APPROXIMATELY $310 BILLION IN ASSETS (THE MERGER). THE MERGER WAS ACCOUNTED FOR AS A POOLING OF INTERESTS AND ACCORDINGLY ALL RELATED FINANCIAL INFORMATION HAS BEEN RESTATED FOR ALL PERIODS PRESENTED. ON FEBRUARY 27, 1997, THE CORPORATION COMPLETED A 2-FOR-1 SPLIT OF ITS COMMON STOCK. ALL FINANCIAL DATA INCLUDED IN THIS CURRENT REPORT ON FORM 8-K REFLECTS THE IMPACT OF THE MERGER AND STOCK SPLIT.

         THIS REPORT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS, WHICH ARE REPRESENTATIVE ONLY ON THE DATE HEREOF. READERS OF THIS REPORT SHOULD NOT RELY SOLELY ON THE FORWARD-LOOKING STATEMENTS AND SHOULD CONSIDER ALL UNCERTAINTIES AND RISKS DISCUSSED THROUGHOUT THIS REPORT. THE CORPORATION UNDERTAKES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.
         THE CORPORATION'S LOAN GROWTH IS DEPENDENT ON ECONOMIC CONDITIONS AS WELL AS VARIOUS DISCRETIONARY FACTORS, SUCH AS DECISIONS TO SECURITIZE, SELL OR PURCHASE CERTAIN LOANS OR LOAN PORTFOLIOS, SYNDICATIONS OR PARTICIPATIONS OF LOANS, THE RETENTION OF RESIDENTIAL MORTGAGE LOANS GENERATED BY THE MORTGAGE SUBSIDIARY, THE MANAGEMENT OF BORROWER, INDUSTRY, PRODUCT AND GEOGRAPHIC CONCENTRATIONS AND THE MIX OF THE LOAN PORTFOLIO. THE RATE OF CHARGE-OFFS AND, ACCORDINGLY, PROVISION EXPENSE CAN BE AFFECTED BY LOCAL, REGIONAL AND INTERNATIONAL ECONOMIC CONDITIONS, CONCENTRATIONS OF BORROWERS, INDUSTRIES, PRODUCTS AND GEOGRAPHIC LOCATIONS, THE MIX OF THE LOAN PORTFOLIO AND MANAGEMENT'S JUDGMENTS REGARDING THE COLLECTIBILITY OF LOANS. LIQUIDITY REQUIREMENTS MAY CHANGE AS A RESULT OF FLUCTUATIONS IN ASSETS AND LIABILITIES AND OFF-BALANCE SHEET EXPOSURES, WHICH WILL IMPACT THE CAPITAL AND DEBT FINANCING NEEDS OF THE CORPORATION AND THE MIX OF FUNDING SOURCES. DECISIONS TO PURCHASE OR SELL SECURITIES ARE ALSO DEPENDENT ON LIQUIDITY REQUIREMENTS AS WELL AS ON- AND OFF-BALANCE SHEET POSITIONS. FACTORS THAT MAY IMPACT INTEREST RATE RISK INCLUDE LOCAL, REGIONAL AND INTERNATIONAL ECONOMIC CONDITIONS, LEVELS, MIX, MATURITIES, YIELDS OR RATES OF ASSETS AND LIABILITIES, UTILIZATION AND EFFECTIVENESS OF INTEREST RATE CONTRACTS AND THE WHOLESALE AND RETAIL FUNDING SOURCES OF THE CORPORATION. FACTORS THAT MAY CAUSE ACTUAL NONINTEREST EXPENSE TO DIFFER FROM ESTIMATES INCLUDE UNCERTAINTIES RELATING TO THE CORPORATION'S EFFORTS TO PREPARE ITS SYSTEMS AND TECHNOLOGY FOR THE YEAR 2000, AS WELL AS UNCERTAINTIES RELATING TO THE ABILITY OF THIRD PARTIES WITH WHOM THE CORPORATION HAS BUSINESS RELATIONSHIPS TO ADDRESS THE YEAR 2000 ISSUE IN A TIMELY AND ADEQUATE MANNER.
         IN ADDITION, THE BANKING INDUSTRY IN GENERAL IS SUBJECT TO VARIOUS MONETARY AND FISCAL POLICIES AND REGULATIONS, WHICH INCLUDE THOSE DETERMINED BY THE FEDERAL RESERVE BOARD, THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, FEDERAL DEPOSIT INSURANCE CORPORATION, STATE REGULATORS AND THE OFFICE OF THRIFT SUPERVISION, WHICH POLICIES AND REGULATIONS COULD AFFECT THE CORPORATION'S RESULTS. OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THE FORWARD-LOOKING STATEMENTS INCLUDE COMPETITION WITH OTHER LOCAL, REGIONAL AND INTERNATIONAL BANKS, SAVINGS AND LOAN ASSOCIATIONS, CREDIT UNIONS AND OTHER NON-BANK FINANCIAL INSTITUTIONS, SUCH AS INVESTMENT BANKING FIRMS, INVESTMENT ADVISORY FIRMS, BROKERAGE FIRMS, MUTUAL FUNDS AND INSURANCE COMPANIES, AS WELL AS OTHER ENTITIES WHICH OFFER FINANCIAL SERVICES, LOCATED BOTH WITHIN AND WITHOUT THE UNITED STATES; INTEREST RATE, MARKET AND MONETARY FLUCTUATIONS; INFLATION; GENERAL ECONOMIC CONDITIONS AND ECONOMIC CONDITIONS IN THE GEOGRAPHIC REGIONS AND INDUSTRIES IN WHICH THE CORPORATION OPERATES; INTRODUCTION AND ACCEPTANCE OF NEW BANKING-RELATED PRODUCTS, SERVICES AND ENHANCEMENTS; FEE PRICING STRATEGIES, MERGERS AND ACQUISITIONS AND THEIR INTEGRATION INTO THE CORPORATION; AND MANAGEMENT'S ABILITY TO MANAGE THESE AND OTHER RISKS.


1997 COMPARED TO 1996
OVERVIEW

         The Corporation is a multi-bank holding company headquartered in Charlotte, North Carolina, which provides a diversified range of banking and certain non-banking financial services both domestically and internationally through three major Business Units: the GENERAL BANK, GLOBAL FINANCE and FINANCIAL SERVICES.

         On January 7, 1997, the Corporation completed its acquisition of Boatmen's Bancshares, Inc. (Boatmen's), headquartered in St. Louis, Missouri. In addition, on October 1, 1997, the Corporation acquired Montgomery Securities (Montgomery), an investment banking and institutional brokerage firm headquartered in San Francisco, California. The Corporation accounted for these acquisitions as purchase business combinations; therefore, the results of operations of Boatmen's and Montgomery are included in the financial statements of the Corporation from their dates of acquisition, respectively.
         The increases over the prior year in income, expense and balance sheet categories were due largely to the Boatmen's acquisition; however, income and most balance sheet categories were also impacted by internal growth. Other significant changes in the Corporation's results of operations and financial position are described in the following sections.

         Refer to TABLE ONE and TABLE NINETEEN for annual and quarterly selected financial data, respectively.

KEY PERFORMANCE HIGHLIGHTS FOR 1997 WERE:

o Operating net income (net income excluding merger and restructuring items) reflected growth of approximately 19 percent over 1996, amounting to $3.60 billion for the year ended December 31, 1997 compared to $3.02 billion in 1996. Operating earnings per common share for 1997 increased 4 percent to $3.81 from $3.65 in 1996 and operating diluted earnings per common share increased 3 percent to $3.71 from $3.59 in 1996. Including merger and restructuring items of $374 million ($264 million, net of tax) and $118 million ($77 million, net of tax) for 1997 and 1996, respectively, net income was $3.33 billion and $2.94 billion, respectively. Earnings per common share and diluted earnings per common share including merger and restructuring items were $3.53 and $3.44, respectively, for 1997 and $3.56 and $3.50, respectively, for 1996.
o Taxable-equivalent net interest income increased 18 percent to $9.8 billion in 1997. Excluding the impact of the Boatmen's acquisition, loan sales and securitizations, net interest income increased approximately 6 percent. The net interest yield increased to 3.98 percent compared to 3.91 percent in 1996.
o The provision for credit losses covered net charge-offs and totaled $954 million in 1997 compared to $760 million in 1996. Net charge-offs as a percentage of average loans, leases and factored accounts receivable increased to .53 percent in 1997 compared to .49 percent in 1996, while net charge-offs totaled $951 million in 1997 compared to $750 million in 1996. Higher net charge-offs were largely the result of an increase in the average loans, leases, and factored accounts receivable portfolio, attributable to both the Boatmen's acquisition and core loan growth as well as deterioration in consumer credit quality experienced on an industry-wide basis. Higher total consumer net charge-offs were partially offset by lower net charge-offs in the total commercial loan portfolio. Nonperforming assets were $1.4 billion on December 31, 1997 compared to $1.3 billion on December 31, 1996, the result of the Boatmen's acquisition.
o Noninterest income increased 35 percent to $5.9 billion in 1997. This growth was attributable to higher levels of income from virtually all areas, including service charges on deposit accounts, investment banking income, asset management and fiduciary service fees and brokerage income. Excluding the acquisitions of Boatmen's and Montgomery, noninterest income increased approximately 12 percent.
o Noninterest expense increased to $9.2 billion, but increased less than 3 percent if the Boatmen's and Montgomery acquisitions and related transition expenses were excluded.
o Operating cash basis ratios, which measure operating performance excluding merger and restructuring items, intangible assets and the related amortization expense, improved with operating cash basis diluted earnings per common share rising 11 percent to $4.23 in 1997 compared to $3.80 in 1996. Return on average tangible common shareholders' equity, excluding merger and restructuring items, increased 655 basis points to 29.41 percent in 1997 compared to 22.86 percent in 1996. The cash basis efficiency ratio was 55.3 percent in 1997.

         The remainder of management's discussion and analysis of the consolidated results of operations and financial condition of the Corporation should be read together with the consolidated financial statements and related notes presented on pages 38 through 73.

------------------------------------------------------------------------------------------------------------------------------

Table One
Five-Year Summary of Selected Financial Data
(Dollars in Millions Except Per-Share Information)

                                                                 1997         1996          1995            1994          1993
-------------------------------------------------------------------------------------------------------------------------------
Income statement
    Interest income                                            $ 19,687      $ 16,832      $ 16,186      $ 13,084      $ 10,858
    Interest expense                                              9,970         8,608         8,992         6,239         4,570
    Net interest income (taxable-equivalent)                      9,848         8,335         7,338         6,983         6,423
    Net interest income                                           9,717         8,224         7,194         6,845         6,288
    Provision for credit losses                                     954           760           505           384           550
    Gains (losses) on sales of securities                           155            86            34           (26)           82
    Noninterest income                                            5,929         4,408         3,787         3,153         2,702
    Foreclosed properties expense                                     9            21            30             5           170
    Merger and restructuring items                                  374           118             -             -            30
    Other noninterest expense                                     9,234         7,283         6,670         6,290         5,703
    Income before taxes and effect of change
        in method of accounting for income taxes                  5,230         4,536         3,810         3,293         2,619
    Income tax expense                                            1,898         1,597         1,327         1,115           897
    Income before effect of change in method of
        accounting for income taxes                               3,332         2,939         2,483         2,178         1,722
    Effect of change in method of accounting for
        income taxes                                                  -             -             -             -           200
    Net income                                                    3,332         2,939         2,483         2,178         1,922
    Net income available to common shareholders                   3,321         2,922         2,459         2,150         1,894
    Net income (excluding merger and restructuring items)         3,596         3,016         2,483         2,178         1,942
    Average common shares issued (in thousands)                 941,992       820,945       773,799       782,255       749,122
Per common share
    Earnings before effect of change
        in method of accounting for income taxes                 $ 3.53        $ 3.56        $ 3.18        $ 2.75        $ 2.26
    Earnings                                                       3.53          3.56          3.18          2.75          2.53
    Earnings (excluding merger and restructuring items)            3.81          3.65          3.18          2.75          2.55
    Diluted earnings                                               3.44          3.50          3.10          2.70          2.48
    Diluted earnings (excluding merger and restructuring items)    3.71          3.59          3.10          2.70          2.51
    Cash dividends paid                                            1.37          1.20          1.04           .94           .82
    Shareholders' equity (year-end)                               26.15         21.23         20.59         17.75         16.19
Balance sheet (year-end)
    Total loans, leases and factored accounts receivable,
        net of unearned income                                  176,778       153,041       147,519       131,892       117,937
    Total assets                                                310,554       226,949       228,852       210,882       196,017
    Total deposits                                              173,643       140,329       134,925       135,579       123,747
    Long-term debt                                               28,890        24,212        18,966         9,265         9,034
    Common shareholders' equity                                  24,684        16,956        15,933        13,895        12,518
    Total shareholders' equity                                   24,747        17,079        16,073        14,145        12,853
Performance ratios
    Return on average assets                                       1.16 %        1.22  %       1.08  %       1.07   %      1.00  %
    Return on average assets (excluding merger and
        restructuring items)                                       1.25          1.25          1.08          1.07          1.01
    Return on average common shareholders' equity (1)             14.12         17.74         16.91         16.23         15.23
    Return on average common shareholders' equity
        (excluding merger and restructuring items) (1)            15.25         18.21         16.91         16.23         15.41
    Efficiency ratio                                              58.5          57.1          60.0          62.1          62.5
    Total equity to total assets                                   7.97          7.53          7.02          6.71          6.56
Risk-based capital ratios (year-end)
    Tier 1                                                         6.50          7.76          7.24          7.43          7.41
    Total                                                         10.89         12.66         11.58         11.47         11.73
    Leverage capital ratio                                         5.57          7.09          6.27          6.18          6.00
Cash basis financial data (2)
    Earnings per common share                                    $ 4.06        $ 3.78        $ 3.40        $ 2.95        $ 2.71
    Earnings per common share (excluding merger
         and restructuring items)                                  4.34          3.87          3.40          2.95          2.73
    Diluted earnings per common share                              3.96          3.71          3.32          2.90          2.66
    Diluted earnings per common share (excluding
          merger and restructuring items)                          4.23          3.80          3.32          2.90          2.68
    Return on average tangible assets                              1.38 %        1.30  %       1.17  %       1.15   %      1.09  %
    Return on average tangible assets (excluding
          merger and restructuring items)                          1.47          1.34          1.17          1.15          1.10
    Return on average tangible common shareholders' equity (1)    27.51         22.31         21.32         19.89         18.56
    Return on average tangible common shareholders' equity
        (excluding merger and restructuring items) (1)           29.41         22.86         21.32         19.89         18.76
    Efficiency ratio                                              55.3          55.7          58.4          60.5          61.0
    Ending tangible equity to tangible assets                      4.73          6.44          6.09          5.81          5.83
Market price per share of common stock
    Close at the end of the year                                $ 60 13/16   $  48  7/8     $ 34 13/16   $ 22  9/16   $  24  1/2
    High for the year                                             71 11/16      52  5/8       37  3/8      28 11/16      29
    Low for the year                                              48            32  3/16      22  5/16     21 11/16      22  1/4


(1) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.
(2) Cash basis calculations exclude intangible assets and the related amortization expense.

In 1993, return on average assets and return on equity after the tax benefit from the impact of adopting a new income tax accounting standard were 1.12% and 17.03%, respectively.
--------------------------------------------------------------------------------

BUSINESS UNIT OPERATIONS
         The Corporation provides a diversified range of banking and certain nonbanking financial services and products through its various subsidiaries. The Corporation manages its business activities through three major business units:
GENERAL BANK, GLOBAL FINANCE and FINANCIAL SERVICES. The business units are managed with a focus on numerous performance objectives as presented in TABLE TWO, including business unit earnings, return on average equity and the efficiency ratio. The table also includes certain cash basis information, which excludes the impact of intangible assets and the related amortization expense.
         The net interest income of the business units reflects the results of a funds transfer pricing process which derives net interest income by matching assets and liabilities with similar interest rate sensitivity and maturity characteristics. Equity capital is allocated to each business unit based on an assessment of its inherent risk.
         The GENERAL BANK and GLOBAL FINANCE business unit results reflect the impact of the purchase of Boatmen's, which resulted in an increase in goodwill of approximately $5.9 billion and approximately $234 million of related amortization expense on a consolidated basis in 1997. This additional expense had unfavorable impacts on the return on average equity and efficiency ratios for both the GENERAL BANK and GLOBAL FINANCE in 1997. GLOBAL FINANCE'S results also reflect the impact of the purchase of Montgomery.
         The GENERAL BANK provides comprehensive retail banking services for individuals and businesses. Within the GENERAL BANK, the BANKING GROUP is the service provider to the consumer sector as well as small and medium-size companies. The BANKING GROUP'S delivery channels included approximately 3,000 banking centers and approximately 7,000 automated teller machines which provide fully-automated, 24-hour cash dispensing and deposit services. These delivery channels are located throughout the Corporation's franchise and serve 16 million households in 16 states and the District of Columbia. Specialized services, such as the origination and servicing of residential mortgage loans, the issuance and servicing of credit cards, indirect lending, dealer finance and certain insurance services, are provided throughout the Corporation's franchise. In addition, certain other products are provided by the FINANCIAL PRODUCTS GROUP on a nationwide basis. The GENERAL BANK also contains the ASSET MANAGEMENT GROUP, which includes businesses that provide full-service and discount brokerage, investment advisory and investment management services. The ASSET MANAGEMENT GROUP also advises the Nations Funds family of mutual funds. The PRIVATE CLIENT GROUP is part of the ASSET MANAGEMENT GROUP and provides asset management, banking and trust services for wealthy individuals, business owners, corporate executives and the private foundations established by them.
         The GENERAL BANK'S earnings increased 14 percent to $2.4 billion in 1997. The acquisition of Boatmen's accounted for a large portion of the GENERAL BANK'S increased earnings over 1996 with internal growth also contributing to the increase. Taxable-equivalent net interest income in the GENERAL BANK increased $1.3 billion, primarily reflecting the impact of the Boatmen's acquisition, deposit pricing management efforts and core loan growth. The net interest yield remained essentially unchanged in 1997. Average loans increased from $108.7 billion in 1996 to $125.3 billion in 1997 with the increase due to the Boatmen's acquisition. Excluding the impact of the Boatmen's acquisition and the $8.1-billion of securitizations that occurred mainly during the third quarter of 1997, average loans and leases were essentially unchanged compared to 1996 average levels.
         Noninterest income in the GENERAL BANK rose 28 percent to $4.0 billion due to higher service charges on deposit accounts, mortgage servicing and other mortgage-related income and credit card income. The increase was attributable primarily to the acquisition of Boatmen's but also reflected the impact of internal growth of approximately 12 percent for service charges on deposit accounts and approximately 3 percent for credit card income. Higher deposit account service charges were the result of changes in deposit pricing throughout the Corporation's franchise. Also contributing to the increase was a gain on the sale of a $306-million out-of-market credit card portfolio during the third quarter of 1997. Noninterest expense increased 26 percent to $7.2 billion due to the acquisition of Boatmen's, which resulted in an increase in full-time equivalent employees and additional amortization expense, with the remaining increase spread across most major expense categories. Excluding the acquisition of Boatmen's, noninterest expense increased less than 3 percent when compared to 1996. The cash basis efficiency ratio was essentially unchanged at 57.7 percent for

1997. The return on average tangible equity increased approximately 200 basis points to 28 percent, the result of revenue growth which offset an increase in operating expenses and higher equity levels resulting from the Boatmen's acquisition.



------------------------------------------------------------------------------------------------------------------------------------

   Table Two
   Business Unit Summary
   For the Year Ended December 31
   (Dollars in Millions)



                                                      General Bank                Global Finance               Financial Services
                                             ---------------------------------------------------------------------------------------
                                             1997              1996            1997            1996           1997          1996
                                             ----------     -----------     ------------    -----------     ----------   -----------
   Net interest income
     (taxable-equivalent)                      $ 7,752         $ 6,493          $ 1,416        $ 1,202          $ 543         $ 593
   Noninterest income                            4,003           3,123            1,430          1,019            496           261
                                             ----------     -----------     ------------    -----------     ----------   -----------
       Total revenue                            11,755           9,616            2,846          2,221          1,039           854
   Provision for credit losses                     731             592               74             43            149           125
   Gains on sales of securities                     37              44                2              -              -             -
   Foreclosed properties
     expense (income)                                8              17               (8)            (5)             9             9
   Noninterest expense                           7,199           5,695            1,490          1,188            546           401
                                             ----------     -----------     ------------    -----------     ----------   -----------
   Income before income taxes                    3,854           3,356            1,292            995            335           319
   Income tax expense                            1,451           1,240              466            360            130           113
                                             ----------     -----------     ------------    -----------     ----------   -----------
   Net income (1)                              $ 2,403         $ 2,116            $ 826          $ 635          $ 205         $ 206
                                             ==========     ===========     ============    ===========     ==========   ===========

   Cash basis earnings (2)                     $ 2,814         $ 2,256            $ 879          $ 652          $ 243         $ 228

   Net interest yield                             4.84  %         4.85  %          3.01 %(4)      3.09  %(4)     5.67%         6.88%
   Average equity to average assets               8.04            6.98             5.5            4.9           17.67         16.50

   Return on average equity                      17              21               17             16              9            13
   Return on average tangible equity (2)         28              26               20             17             17            19

   Efficiency ratio                              61.2            59.2             52.4           53.5           52.6          47.0
   Cash basis efficiency ratio (2)               57.7            57.8             50.5           52.7           48.9          44.4

   Average (3)
       Total loans and leases,
           net of unearned income            $ 125,320       $ 108,671         $ 42,290       $ 36,117        $ 9,502       $ 8,578
       Total deposits                          147,832         121,109            9,992          8,212              -             -
       Total assets                            174,797         144,181           89,194         78,368         12,289         9,601

   Period-end (3)
       Total loans and leases,
           net of unearned income              123,767         106,639           41,802         36,763         10,576         8,864
       Total deposits                          148,411         123,911           11,458          8,321              -             -

(1) Business Unit results are presented on a fully allocated basis but do not include net expenses of $102 million for 1997 and $18 million for 1996, which represent the net impact of earnings associated with unassigned capital, gains on sales of certain securities, merger and restructuring items and other corporate activities.

(2) Cash basis calculations exclude intangible assets and the related amortization expense.

(3) The sums of balance sheet amounts differ from consolidated amounts due to activities between the Business Units.

(4) Global Finance's net interest yield excludes the impact of trading-related activities. Including trading-related activities, the net interest yield was 1.82 percent for 1997 and 1.78 percent for 1996.
--------------------------------------------------------------------------------



         GLOBAL FINANCE provides a broad array of banking, bank-related and investment banking products and services to domestic and international corporations, institutions and other customers through its CORPORATE FINANCE/CAPITAL MARKETS, SPECIALIZED LENDING, REAL ESTATE, and TRANSACTION PRODUCTS units. The GLOBAL FINANCE group serves as a principal lender and investor, as well as an advisor, and manages treasury and trade transactions for clients and customers. Loan origination and syndication, asset-backed lending, leasing, factoring, project finance and mergers and acquisitions consulting are representative of the services provided. These services are provided through various domestic and international offices. Through its Section 20 subsidiary, NATIONSBANC MONTGOMERY SECURITIES LLC, GLOBAL FINANCE is a primary dealer of U.S. Government Securities and underwrites, distributes and makes markets in high-grade and high-yield debt securities and equity securities. Additionally, GLOBAL FINANCE is a market maker in derivative products which include swap agreements, option contracts, forward settlement contracts, financial futures and other derivative products in certain interest rate, foreign exchange, commodity and equity markets. In support of these activities, GLOBAL FINANCE takes positions to support client demands and its own account. Major centers for the above activities are Charlotte, Chicago, London, New York, San Francisco, Singapore and Tokyo.
         GLOBAL FINANCE earned $826 million in 1997 compared to $635 million in 1996, the result of higher levels of net interest income and noninterest income, which more than offset higher noninterest and provision expenses. Taxable-equivalent net interest income for 1997 was $1.4 billion compared to $1.2 billion in 1996 reflecting loan growth partially offset by increased funding costs and competitive pressure on commercial loan pricing. The average loans and leases portfolio increased to $42.3 billion in 1997 compared to $36.1 billion in 1996 as the result of core loan growth and the acquisition of Boatmen's. This increase was net of a securitization of $4.2 billion of commercial loans completed during the third quarter of 1997.
         Noninterest income rose 40 percent over 1996, reflecting higher securities underwriting and other investment banking income and brokerage income, due to the impact of the Montgomery acquisition and continued growth. Noninterest expense increased to $1.5 billion in 1997, due mainly to higher personnel and amortization expenses associated with the Montgomery and Boatmen's acquisitions. The cash basis efficiency ratio improved 220 basis points to 50.5 percent as revenue growth outpaced expense increases. The return on average tangible equity increased 300 basis points to 20 percent, reflecting the impact of higher earnings.
         FINANCIAL SERVICES is comprised of NATIONSCREDIT CORPORATION, EQUICREDIT CORPORATION (EQUICREDIT) and OXFORD RESOURCES CORP. (OXFORD). NATIONSCREDIT CORPORATION includes NATIONSCREDIT CONSUMER CORPORATION and NATIONSCREDIT COMMERCIAL CORPORATION. NATIONSCREDIT CONSUMER CORPORATION, which has 268 branches in 41 states, provides personal, mortgage and automobile loans to consumers, and retail finance programs to dealers. NATIONSCREDIT COMMERCIAL CORPORATION consists of divisions that specialize in the following commercial financing areas: equipment loans and leases; loans for debt restructuring, mergers and acquisitions and working capital; real estate, golf/recreational and health care financing; and inventory financing to manufacturers, distributors and dealers. EQUICREDIT provides sub-prime mortgage and home equity loans directly and through correspondents and OXFORD (acquired on April 1, 1997) provides lease financing for purchasers of new and used cars.
         FINANCIAL SERVICES' earnings of $205 million were essentially flat in comparison to 1996. Taxable-equivalent net interest income decreased 8 percent resulting from the interest expense associated with funding OXFORD'S automobiles under operating leases. The related revenues for OXFORD are recognized as a component of noninterest income. The $924 million increase in average loans and leases was net of securitizations of approximately $3.4 billion. The net interest yield of 5.67 percent was down 121 basis points from 1996 due principally to the addition of OXFORD'S interest expense as well as increased competitive pressure on loan pricing. Noninterest income rose 90 percent to $496 million in 1997, reflecting the addition of OXFORD and gains associated with the sale of 29 branches during the first quarter of 1997. Noninterest expense increased 36 percent to $546 million due primarily to the acquisition of OXFORD while the cash basis efficiency ratio was 48.9 percent in 1997. The return on average equity decreased from 13 percent to 9 percent in 1997 as a result of flat earnings on a higher equity base.

RESULTS OF OPERATIONS

NET INTEREST INCOME
         An analysis of the Corporation's taxable-equivalent net interest income and average balance sheet levels for the last three years and most recent five quarters is presented in TABLES THREE and TWENTY, respectively. The changes in net interest income from year to year are analyzed in TABLE FOUR.
         Taxable-equivalent net interest income increased approximately 18 percent to $9.8 billion in 1997 compared to $8.3 billion in 1996 due primarily to the acquisition of Boatmen's. Excluding the impact of the Boatmen's acquisition, loan sales and securitizations, core net interest income increased approximately 6 percent over 1996. This increase was the result of the improved contribution of the securities portfolios, deposit pricing management efforts and core loan growth, partially offset by the impact of the sale of certain consumer loans in the third quarter of 1996 and an increased reliance on long-term debt. While securitizations lowered net interest income by approximately $507 million in 1997, they did not significantly affect the Corporation's earnings. When the Corporation securitizes loans, its role becomes that of a servicer and the income related to securitized loans is reflected in noninterest income.
         The net interest yield increased to 3.98 percent in 1997 compared to
3.91 percent in 1996, primarily reflecting the improved contribution of the securities portfolios and deposit pricing

------------------------------------------------------------------------------------------------------------------------------

Table Three
12-Month Taxable-Equivalent Data
(Dollars in Millions)


                                                        ----------------------------------------------------------------------------
                                                                         1997                                 1996
                                                        ----------------------------------------------------------------------------
                                                         Average                                 Average
                                                         Balance        Income                   Balance     Income
                                                          Sheet           or        Yields/       Sheet        or         Yields/
                                                         Amounts       Expense       Rates       Amounts     Expense       Rates
                                                        ----------------------------------------------------------------------------
Earning assets
   Loans and leases, net of unearned income  (1)
     Commercial                                            $ 64,681      $ 5,441         8.41 %    $ 54,369    $ 4,458     8.20  %
      Real estate commercial                                  9,942          879         8.84         8,265        734     8.88
      Real estate construction                                4,621          419         9.07         3,974        360     9.07
                                                        ----------------------------------------------------------------------------
          Total commercial                                   79,244        6,739         8.50        66,608      5,552     8.33
                                                        ----------------------------------------------------------------------------
      Residential mortgage                                   41,096        3,215         7.82        38,038      2,963     7.79
     Credit card                                              8,135          993        12.21         7,818        967    12.36
     Other consumer                                          38,601        3,665         9.49        33,043      3,174     9.61
                                                        ----------------------------------------------------------------------------
          Total consumer                                     87,832        7,873         8.96        78,899      7,104     9.00
                                                        ----------------------------------------------------------------------------
      Foreign                                                 3,626          258         7.10         2,792        192     6.86
      Lease financing                                         6,037          476         7.89         4,487        344     7.69
                                                        ----------------------------------------------------------------------------
          Total loans and leases, net                       176,739       15,346         8.68       152,786     13,192     8.63
                                                        ----------------------------------------------------------------------------
   Securities
     Held for investment                                      1,553           95         6.11         3,442        193     5.59
     Available for sale (2)                                  30,836        2,100         6.81        22,318      1,465     6.57
                                                        ----------------------------------------------------------------------------
          Total securities                                   32,389        2,195         6.78        25,760      1,658     6.44
                                                        ----------------------------------------------------------------------------
   Federal funds sold and securities purchased
     under agreements to resell                              12,502          699         5.59        13,265        689     5.19
   Time deposits placed and other
     short-term investments                                   2,181          126         5.79         1,492         82     5.52
   Trading account securities (3)                            22,500        1,352         6.01        19,057      1,228     6.44
   Other earning assets                                       1,226          100         8.16         1,078         94     8.74
                                                        ----------------------------------------------------------------------------
          Total earning assets (4)                          247,537       19,818         8.01       213,438     16,943     7.94
Cash and cash equivalents                                    10,826                                   9,891
Factored accounts receivable                                  1,179                                   1,136
Other assets, less allowance for credit losses               28,255                                  17,663
                                                        ----------------------------------------------------------------------------
         Total assets                                     $ 287,797                               $ 242,128
                                                        ============================================================================
Interest-bearing liabilities
   Savings                                                 $ 12,777          248         1.94      $ 12,165        255     2.10
   NOW and money market deposit accounts                     53,316        1,330         2.49        42,385      1,004     2.37
   Consumer CDs and IRAs                                     50,329        2,615         5.20        42,327      2,212     5.23
   Negotiated CDs, public funds and other time deposits       3,142          172         5.49         3,160        173     5.50
   Foreign time deposits                                      9,776          526         5.38        11,180        602     5.38
   Federal funds purchased, securities sold under
     agreements to repurchase and other short-term
     borrowings                                              44,786        2,435         5.44        41,747      2,274     5.45
   Trading account liabilities (3)                           10,285          678         6.59        10,161        653     6.42
   Long-term debt (5)                                        29,758        1,966         6.61        21,906      1,435     6.55
                                                        ----------------------------------------------------------------------------
          Total interest-bearing liabilities (6)            214,169        9,970         4.66       185,031      8,608     4.65
                                                        ----------------------------------------------------------------------------
Noninterest-bearing sources
   Noninterest-bearing deposits                              37,574                                  29,562
   Other liabilities                                         12,441                                  10,948
   Shareholders' equity                                      23,613                                  16,587
                                                        ----------------------------------------------------------------------------
          Total liabilities and shareholders' equity      $ 287,797                               $ 242,128
                                                        ============================================================================
Net interest spread                                                                      3.35                              3.29
Impact of noninterest-bearing sources                                                     .63                               .62
                                                        ----------------------------------------------------------------------------
Net interest income/yield on earning assets                              $ 9,848         3.98 %                $ 8,335     3.91  %
                                                        ============================================================================


                                                            ---------------------------------------------
                                                                               1995
                                                            ---------------------------------------------
                                                               Average
                                                               Balance        Income
                                                                Sheet           or         Yields/
                                                               Amounts        Expense       Rates
                                                            ---------------------------------------------
Earning assets
   Loans and leases, net of unearned income  (1)
     Commercial                                                  $ 50,912       $ 4,176        8.20  %
      Real estate commercial                                        9,514           871        9.15
      Real estate construction                                      4,037           400        9.91
                                                            ---------------------------------------------
          Total commercial                                         64,463         5,447        8.45
                                                            ---------------------------------------------
      Residential mortgage                                         31,680         2,446        7.72
     Credit card                                                    6,528           879       13.47
     Other consumer                                                31,275         3,043        9.73
                                                            ---------------------------------------------
          Total consumer                                           69,483         6,368        9.16
                                                            ---------------------------------------------
      Foreign                                                       2,036           157        7.71
      Lease financing                                               3,277           249        7.60
                                                            ---------------------------------------------
          Total loans and leases, net                             139,259        12,221        8.78
                                                            ---------------------------------------------

   Securities
     Held for investment                                           15,521           864        5.57
     Available for sale (2)                                        16,725         1,037        6.20
                                                            ---------------------------------------------
          Total securities                                         32,246         1,901        5.90
                                                            ---------------------------------------------
   Federal funds sold and securities purchased
     under agreements to resell                                    15,242           942        6.18
   Time deposits placed and other
     short-term investments                                         2,066           142        6.87
   Trading account securities (3)                                  14,177         1,100        7.76
   Other earning assets                                               322            24        7.45
                                                            ---------------------------------------------
          Total earning assets (4)                                203,312        16,330        8.03
Cash and cash equivalents                                           9,833
Factored accounts receivable                                        1,163
Other assets, less allowance for credit losses                     15,344
                                                            ---------------------------------------------
         Total assets                                           $ 229,652
                                                            =============================================
Interest-bearing liabilities
   Savings                                                       $ 12,010           275        2.29
   NOW and money market deposit accounts                           40,397         1,033        2.56
   Consumer CDs and IRAs                                           36,853         1,917        5.20
   Negotiated CDs, public funds and other time deposits             3,038           168        5.53
   Foreign time deposits                                           14,103           881        6.25
   Federal funds purchased, securities sold under
     agreements to repurchase and other short-term
     borrowings                                                    46,793         2,858        6.11
   Trading account liabilities (3)                                 12,025           896        7.45
   Long-term debt (5)                                              13,607           964        7.08
                                                            ---------------------------------------------
          Total interest-bearing liabilities (6)                  178,826         8,992        5.03
                                                            ---------------------------------------------
Noninterest-bearing sources
   Noninterest-bearing deposits                                    26,568
   Other liabilities                                                9,491
   Shareholders' equity                                            14,767
                                                            ---------------------------------------------
          Total liabilities and shareholders' equity            $ 229,652
                                                            =============================================
Net interest spread                                                                            3.00
Impact of noninterest-bearing sources                                                           .61
                                                            ---------------------------------------------
Net interest income/yield on earning assets                                     $ 7,338        3.61  %
                                                           ==============================================


(1) Nonperforming loans are included in the respective average loan balances. Income on such nonperforming loans is recognized on a cash basis.

(2) The average balance sheet amounts and yields on securities available for sale are based on the average of historical amortized cost balances.

(3) The fair values of derivatives-dealer positions are reported in other assets and liabilities, respectively.

(4) Interest income includes taxable-equivalent adjustments of $131, $111 and $144 in 1997, 1996 and 1995, respectively. Interest income also includes the impact of risk management interest rate contracts, which increased (decreased) interest income on the underlying linked assets $163, $29 and ($244) in 1997, 1996 and 1995, respectively.

(5)   Long-term debt includes trust preferred securities.

(6) Interest expense includes the impact of risk management interest rate contracts, which (decreased) increased interest expense on the underlying linked liabilities $(40), $54 and $30 in 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------

TABLE FOUR
CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME
 (DOLLARS IN MILLIONS)

THIS TABLE PRESENTS AN ANALYSIS OF THE YEAR-TO-YEAR CHANGES IN NET INTEREST INCOME ON A FULLY TAXABLE-EQUIVALENT BASIS FOR THE YEARS SHOWN. THE CHANGES FOR EACH CATEGORY OF INCOME AND EXPENSE ARE DIVIDED BETWEEN THE PORTION OF CHANGE ATTRIBUTABLE TO THE VARIANCE IN AVERAGE LEVELS OR YIELDS/RATES FOR THAT CATEGORY. THE AMOUNT OF CHANGE THAT CANNOT BE SEPARATED IS ALLOCATED TO EACH VARIANCE PROPORTIONATELY.

                                                                 FROM 1996 TO 1997                        FROM 1995 TO 1996
                                                 -----------------------------------------------------------------------------------
                                                 INCREASE (DECREASE)                               INCREASE (DECREASE)
                                                 IN INCOME / EXPENSE                               IN INCOME / EXPENSE
                                                 DUE TO CHANGE IN                                  DUE TO CHANGE IN
                                                 -----------------------------------------------------------------------------------
                                                                                   PERCENTAGE                             PERCENTAGE
                                                    AVERAGE   YIELDS/               INCREASE   AVERAGE   YIELDS/           INCREASE
                                                     LEVELS    RATES      TOTAL    (DECREASE)   LEVELS    RATES    TOTAL  (DECREASE)
------------------------------------------------------------------------------------------------------------------------------------
Interest income
   Loans and leases, net of unearned income
     Commercial                                       $ 865    $ 118       $ 983       22.1%      $ 283      $ (1)   $ 282      6.8%
      Real estate commercial                            148       (3)        145       19.8        (112)      (25)    (137)   (15.7)
      Real estate construction                           59        -          59       16.4          (6)      (34)     (40)   (10.0)
                                                                      -----------                                 --------
          Total commercial                            1,073      114       1,187       21.4         180       (75)     105      1.9
                                                                      -----------                                 --------
      Residential mortgage                              239       13         252        8.5         495        22      517     21.1
     Credit card                                         39      (13)         26        2.7         164       (76)      88     10.0
     Other consumer                                     528      (37)        491       15.5         170       (39)     131      4.3
                                                                      -----------                                 --------
          Total consumer                                801      (32)        769       10.8         850      (114)     736     11.6
                                                                      -----------                                 --------
      Foreign                                            59        7          66       34.4          53       (18)      35     22.3
      Lease financing                                   122       10         132       38.4          93         2       95     38.2
                                                                      -----------                                 --------
          Total loans and leases, net                 2,079       75       2,154       16.3       1,171      (200)     971      7.9
                                                                      -----------                                 --------
   Securities
     Held for investment                               (114)      16         (98)     (50.8)       (677)        6     (671)   (77.7)
     Available for sale                                 578       57         635       43.3         364        64      428     41.3
                                                                      -----------                                 --------
          Total securities                              445       92         537       32.4        (406)      163     (243)   (12.8)
                                                                      -----------                                 --------
   Federal funds sold and securities purchased
      under agreements to resell                        (41)      51          10        1.5        (113)     (140)    (253)   (26.9)
   Time deposits placed and other
     short-term investments                              40        4          44       53.7         (35)      (25)     (60)   (42.3)
   Trading account securities                           211      (87)        124       10.1         336      (208)     128     11.6
                                                                      -----------
                                                                                                                  --------
   Other earning assets                                  12       (6)          6        6.4          65         5       70     291.7
                                                                                                                  --------
                                                                      -----------
          Total interest income                       2,729      146       2,875       17.0         806      (193)     613       3.8
                                                                      -----------                                 --------
Interest expense
   Savings                                               12      (19)         (7)      (2.7)          4       (24)     (20)    (7.3)
   NOW and money market deposit accounts                270       56         326       32.5          49       (78)     (29)    (2.8)
   Consumer CDs and IRAs                                416      (13)        403       18.2         286         9      295     15.4
   Negotiated CDs, public funds
       and other time deposits                           (1)       0          (1)       (.6)          7        (2)       5      3.0
   Foreign time deposits                                (76)       0         (76)     (12.6)       (167)     (112)    (279)   (31.7)
   Federal funds purchased, securities sold under
       agreements to repurchase and other short-term
      borrowings                                        165       (4)        161        7.1        (292)     (292)    (584)   (20.4)
   Trading account liabilities                            8       17          25        3.8        (129)     (114)    (243)   (27.1)
   Long-term debt                                       519       12         531       37.0         549       (78)     471     48.9
                                                                      -----------                                 --------
          Total interest expense                      1,356        6       1,362       15.8         305      (689)    (384)    (4.3)
                                                                      -----------                                 --------
Net interest income                                   1,354      159       1,513       18.2         377       620      997     13.6
                                                                      ===========                                 ========
---------------------------------------------------------------------------------------------------------------------------------

management efforts. The positive impact of the acquisition of Boatmen's on the net interest yield was offset by additional funding costs related to the acquisition.
         Loan growth is dependent on economic conditions as well as various discretionary factors, such as decisions to securitize certain loan portfolios, the retention of residential mortgage loans generated by the Corporation's mortgage subsidiary and the management of borrower, industry, product and geographic concentrations.

PROVISION FOR CREDIT LOSSES
         The provision for credit losses was $954 million in 1997 compared to $760 million in 1996. The provision for credit losses for 1997 and 1996 covered net charge-offs of $951 million and $750 million, respectively. Higher provision expense in 1997 was due to higher net charge-offs resulting from an increase in the average loans, leases, and factored accounts receivable portfolio, attributable to both the Boatmen's acquisition and core loan growth, as well as deterioration in consumer credit quality experienced on an industry-wide basis. Higher total consumer net charge-offs were partially offset by lower net charge-offs in the total commercial loan portfolio. For additional information on the allowance for credit losses, certain credit quality ratios and credit quality information on specific loan categories, see the Credit Risk Management and Credit Portfolio Review section beginning on page 24.

GAINS ON SALES OF SECURITIES
         Gains on the sales of securities were $155 million in 1997 compared to $86 million in 1996. The increase in 1997 reflects the Corporation's sale of a significant portion of the Boatmen's portfolio subsequent to the acquisition date as well as the sale of lower-yielding securities and the reinvestment of the proceeds from such sales into higher-spread products.

NONINTEREST INCOME
         As presented in TABLE FIVE, noninterest income increased 35 percent to $5.9 billion in 1997, reflecting the acquisitions of Boatmen's and Montgomery. Excluding these acquisitions, noninterest income increased approximately 12 percent in 1997.


TABLE FIVE
NONINTEREST INCOME
(DOLLARS IN MILLIONS)

                                                                                               Change
                                                                                     ------------------------
                                                             1997         1996         Amount    Percent
                                                           --------------------------------------------------
Service charges on deposit accounts                          $ 1,835      $ 1,393         $ 442         31.7%
Mortgage servicing and other mortgage-related income             293          224            69         30.8
Investment banking income                                        715          384           331         86.2
Trading account profits and fees                                 272          278            (6)        (2.2)
Brokerage income                                                 278          147           131         89.1
Other nondeposit-related service fees                            373          311            62         19.9
Asset management and fiduciary service fees                      732          513           219         42.7
Credit card income                                               420          369            51         13.8
Other income                                                   1,011          789           222         28.1
                                                              --------------------------------------------------
                                                                $ 5,929      $ 4,408       $ 1,521      34.5
                                                              ==================================================


o Service charges on deposit accounts amounted to $1.8 billion in 1997, an increase of 32 percent over 1996, attributable to growth in number of households served due principally to the acquisition of Boatmen's and the impact of changes in deposit pricing throughout the Corporation's franchise. Excluding the impact of the Boatmen's acquisition, service charges increased approximately 11 percent for 1997.

o Mortgage servicing and other mortgage-related income grew 31 percent to $293 million in 1997 due to the acquisition of the Boatmen's mortgage portfolio. The average portfolio of loans serviced increased 17 percent from $104.0 billion in 1996 to $121.2 billion in 1997. This increase was net of the impact of the sale of Barnett's mortgage servicing portfolio in the second quarter of 1996. On December 31, 1997, the servicing portfolio, which includes mortgage loans originated by the Corporation's mortgage subsidiary as well as loans serviced on behalf of the Corporation's banking subsidiaries, totaled $126.5 billion compared to $96.4 billion on December 31, 1996. Mortgage loan originations through the Corporation's mortgage subsidiary increased to $19.7 billion in 1997 compared to $16.8 billion in 1996. The increase in loan originations experienced in 1997 was due to the acquisition of Boatmen's and the Corporation's efforts to maintain the mortgage servicing portfolio at target levels. Origination volume in 1997 consisted of approximately $8.7 billion of retail loan volume and $11.0 billion of correspondent and wholesale loan volume.
          In conducting its mortgage production activities, the Corporation is exposed to interest rate risk for the period between loan commitment date and subsequent delivery date. To manage this risk, the Corporation enters into various financial instruments including forward delivery and option contracts. The notional amount of such contracts was approximately $2.7 billion on December 31, 1997. Net unrealized losses associated with these contracts were $15 million on December 31, 1997. These contracts have an average expected maturity of less than 90 days.

o Investment banking income increased 86 percent to $715 million in 1997 reflecting increased levels of securities underwriting activity, syndication fees and advisory fees. Higher syndication fees were the result of 725 deals totaling $431.0 billion in 1997 compared to 566 deals totaling $346.0 billion in 1996. Securities underwriting and advisory services fees increased in 1997 reflecting the impact of the Montgomery acquisition and continued internal growth.
          An analysis of investment banking income by major business activity follows (in millions):

                                                                1997     1996
                                                               ---------------
INVESTMENT BANKING INCOME
Syndications                                                   $ 201    $ 119
Securities underwriting                                          265       91
Principle investment activities                                   71       90
Advisory services                                                 70        9
Other                                                            108       75
                                                               ---------------
   Total investment banking income                             $ 715    $ 384
                                                               ===============



o Trading account profits and fees totaled $272 million in 1997, a decrease of 2 percent from $278 million in 1996. The fair values of the components of the Corporation's trading account assets and liabilities on December 31, 1997 and 1996 as well as their average fair values for 1997 and 1996 are disclosed in Note Four to the consolidated financial statements on page 51.
          An analysis of trading account profits and fees by major business activity follows (in millions):

                                                              1997     1996
------------------------------------------------------------------------------
Trading Account Profits and Fees
Interest rate contracts                                        $ 141    $ 136
Foreign exchange contracts                                        61        8
Securities trading                                                25       96
Other                                                             45       38
                                                             -----------------
                                                               $ 272    $ 278
                                                             =================

o Brokerage income increased 89 percent to $278 million in 1997, due mainly to the acquisition of Montgomery as well as internal growth of approximately 31 percent.

o Asset management and fiduciary service fees increased 43 percent to $732 million in 1997. An analysis of asset management and fiduciary service fees by major business activity for 1997 and 1996 as well as the market values of assets under management and administration on December 31 follows (in millions):


                                                               1997       1996
                                                         ----------------------

ASSET MANAGEMENT AND FIDUCIARY SERVICE FEES
Private Client Group                                       $     494 $      328
Consumer investing                                                50         39
Funds and business/institutional investment management            62         54
Retirement services, corporate trust and other                   126         92
                                                           --------------------
   Total asset management and fiduciary service fees       $     732  $     513
                                                           ====================

MARKET VALUE OF ASSETS
Assets under management                                    $ 112,129  $  80,030
Assets under administration                                  187,146    192,754


         The PRIVATE CLIENT GROUP provides asset management and banking and trust services, primarily to individuals. Fees for these services increased $166 million in 1997 over 1996, due principally to the Boatmen's acquisition, increased sales, and market appreciation associated with assets under management. Consumer investing revenues reflect fees received as the investment advisor to the Nations Funds family of mutual funds. Funds and business/institutional investment management fees include revenues from SOVRAN CAPITAL MANAGEMENT and TRADESTREET INVESTMENT ASSOCIATES, INC., which provide institutional investors with investment management services. Retirement services and corporate trust fees include investment advisory, administrative, fiduciary, and record-keeping services for business and institutional customers. Assets under management and administration in 1997 were impacted by the Boatmen's acquisition and the third quarter 1997 sales of certain corporate and institutional trust businesses, which included businesses that provided administrative and record-keeping services for employee benefit plans.

o Credit card income increased 14 percent to $420 million in 1997 due primarily to the acquisition of Boatmen's and internal growth of approximately 2 percent. Credit card income includes $28 million and $47 million from credit card securitizations in 1997 and 1996, respectively. This decrease in credit card securitization income was mainly due to higher than expected charge-off levels.

o Other income totaled $1.0 billion in 1997, an increase of $222 million over 1996. Other income includes: certain prepayment fees and other fees (such as net gains on sales of miscellaneous investments, business activities, premises and other similar items), net rental income on operating automobile leases, servicing and related fees from the Corporation's consumer finance business, insurance commissions and earnings and bankers' acceptances and letters of credit fees.

MERGER AND RESTRUCTURING ITEMS
         During 1997 and 1996, the Corporation incurred pretax merger and restructuring items of $374 million and $118 million, respectively. The merger and restructuring items of $374 million consisted primarily of payments made under certain executive supplemental compensation plans which became payable upon approval of the Merger by the Barnett shareholders and certain transaction and contract termination payments. Substantially all amounts were paid as of December 31, 1997. The

Corporation anticipates recording additional merger and restructuring items totaling $900 million during the first quarter of 1998. See Note Two to the consolidated financial statements for further details.
         The $118 million recorded in 1996 was due to the Corporation's acquisition of Bank South. The charge consisted of severance costs, facilities consolidations and branch closures, cancellations of contractual obligations and other merger and restructuring items.

NONINTEREST EXPENSE
         Excluding the impact of the Boatmen's and Montgomery acquisitions, noninterest expense increased less than 3 percent between 1997 and 1996, demonstrating successful acquisition integration and expense management efforts.



TABLE SIX
NONINTEREST EXPENSE
(DOLLARS IN MILLIONS)

                                                       1997                         1996
                                            -------------------------------------------------------
                                                          PERCENT                       PERCENT
                                                        OF TAXABLE-                   OF TAXABLE-
                                                        EQUIVALENT                    EQUIVALENT
                                                       NET INTEREST                  NET INTEREST
                                                            AND                           AND
                                                        NONINTEREST                   NONINTEREST                CHANGE
                                                                                                       ---------------------------
                                              AMOUNT      INCOME            AMOUNT      INCOME              AMOUNT     PERCENT
                                             -------------------------------------------------------------------------------------
Personnel                                     $ 4,528      28.7%            $ 3,543             27.8%          $ 985         27.8%
Occupancy, net                                    783       5.0                 658              5.2             125         19.0
Equipment                                         780       4.9                 608              4.8             172         28.3
Marketing                                         341       2.2                 291              2.4              50         17.2
Professional fees                                 383       2.4                 312              2.4              71         22.8
Amortization of intangibles                       503       3.2                 179              1.4             324        181.0
Data processing                                   346       2.2                 295              2.3              51         17.3
Telecommunications                                283       1.8                 218              1.7              65         29.8
Other general operating                         1,011       6.4                 959              7.5              52          5.4
General administrative and miscellaneous          276       1.7                 220              1.7              56         25.5
                                            --------------------------------------------------------------------------------------
                                              $ 9,234      58.5%            $ 7,283             57.2%        $ 1,951         26.8%
                                            ======================================================================================



      Based on information in TABLE SIX, a discussion of the significant components and changes in noninterest expense in 1997 compared to 1996 levels follows:

o Personnel expense increased $985 million over 1996, due primarily to the impact of the Boatmen's and Montgomery acquisitions. Including the impact of these acquisitions, the Corporation had approximately 102,000 full-time equivalent employees on December 31, 1997 compared to approximately 82,000 full-time equivalent employees on December 31, 1996. Excluding the impact of the Boatmen's and Montgomery acquisitions, full-time equivalent employees at December 31, 1997 increased approximately 4 percent compared to December 31, 1996 levels.

o Occupancy expense increased 19 percent to $783 million in 1997 compared to $658 million in 1996 due to the acquisition of Boatmen's.

o Equipment expense amounted to $780 million in 1997, an increase of approximately 28 percent over 1996, reflecting the Boatmen's acquisition as well as enhancements to data delivery channels and product delivery systems throughout the Corporation such as the Model Banking initiative, direct banking (including PC Banking) and data base management.

o Professional fees increased $71 million over 1996 to $383 million, reflecting the impact of the Boatmen's acquisition as well as higher consulting and technical support fees for projects to enhance revenue growth, the development and installation of infrastructure enhancements and customer-related data delivery areas.

o Intangibles amortization expense increased to $503 million in 1997, reflecting the impact of the Boatmen's acquisition.

o Other general operating expenses increased $52 million to $1.0 billion in 1997 due to higher expenses associated with the acquisition of Boatmen's.

         Noninterest expense includes the cost of projects to ensure accurate date recognition and data processing with respect to the Year 2000 issue as it relates to the Corporation's businesses, operations, customers and vendors. A process of software inventory, analysis, modification, testing and verification and implementation is underway. The Corporation expects to substantially complete the Year 2000 software conversion projects by the end of 1998. The related costs, which are expensed as incurred, are included in professional, data processing, and equipment expenses. Year 2000 expenses incurred through the end of 1997 amounted to approximately $25 million and the total cost of the Year 2000 project is estimated to be approximately $120 million.
         Management believes that its plans for dealing with the Year 2000 issue will result in timely and adequate modifications of systems and technology. Ultimately, the potential impact of the Year 2000 issue will depend not only on the corrective measures the Corporation undertakes, but also on the way in which the Year 2000 issue is addressed by governmental agencies, businesses, and other entities who provide data to, or receive data from, the Corporation, or whose financial condition or operational capability is important to the Corporation as borrowers, vendors, customers or investment opportunities. Therefore, communications with these parties have commenced to heighten their awareness of the Year 2000 issue. Over the next two years, the plans of such third parties to address the Year 2000 issue will be monitored and any identified impact on the Corporation will be evaluated.
         In addition, on January 1, 1999, several countries that are members of the European Monetary Union plan to replace their respective currencies with one common currency-the euro. Costs to prepare systems impacted by this currency change are expected to be immaterial.

INCOME TAXES
         The Corporation's income tax expense for 1997 and 1996 was $1.9 billion and $1.6 billion, respectively, for an effective tax rate of 36.3 percent for 1997 and 35.2 percent for 1996.
         Note Eleven to the consolidated financial statements on page 68 includes a reconciliation of federal income tax expense computed using the federal statutory rate of 35 percent to actual income tax expense.

BALANCE SHEET REVIEW AND LIQUIDITY RISK MANAGEMENT
         The Corporation utilizes an integrated approach in managing its balance sheet which includes management of interest rate sensitivity, credit risk, liquidity risk and its capital position. The average balances discussed below can be derived from TABLE THREE. The following discussion addresses changes in average balances in 1997 compared to 1996.
         Average customer-based funds increased $27.5 billion to $157.1 billion in 1997 due to deposits obtained in the Boatmen's acquisition. As a percentage of total sources, average customer-based funds remained essentially unchanged at 55 percent in 1997.
         Average market-based funds increased $1.8 billion in 1997 to $64.8 billion and comprised a smaller portion of total sources of funds at 23 percent in 1997 compared to 26 percent in 1996. The increase in average market-based funds was due primarily to the Boatmen's acquisition. The $7.9 billion increase in average long-term debt was mainly the result of borrowings to fund repurchases of shares issued in the Boatmen's acquisition.
         Average loans and leases, the Corporation's primary use of funds, increased $24.0 billion to $176.7 billion during 1997. As a percentage of total uses of funds, average loans and leases decreased to 62 percent in 1997 from 63 percent in 1996. The increase in average loans and leases was due primarily to the impact of the Boatmen's acquisition and core loan growth, partially offset by the impact of $15.7 billion of securitizations, most of which occurred in the third quarter of 1997. The ratio of average loans and leases to customer-based funds was 112 percent in 1997 and 118 percent in 1996.
         Average other assets and cash and cash equivalents increased $11.5 billion to $39.1 billion in 1997 due largely to an increase in intangible assets related to the acquisition of Boatmen's.

         Cash and cash equivalents were $13.8 billion on December 31, 1997, an increase of $1.9 billion from December 31, 1996. During 1997, net cash used in operating activities was $439 million, net cash used in investing activities was $19.4 billion and net cash provided by financing activities was $21.7 billion. For further information on cash flows, see the Consolidated Statement of Cash Flows on page 40 in the consolidated financial statements.
         Liquidity is a measure of the Corporation's ability to fulfill its cash requirements and is managed by the Corporation through its asset and liability management process. The Corporation monitors its assets and liabilities and modifies these positions as liquidity requirements change. This process, coupled with the Corporation's ability to raise capital and debt financing, is designed to cover the liquidity needs of the Corporation. Management believes that the Corporation's sources of liquidity are more than adequate to meet its cash requirements.
         The following discussion provides an overview of significant on- and off-balance sheet components.

SECURITIES
         The securities portfolio serves a primary role in the overall context of balance sheet management by the Corporation. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment, liquidity requirements and on- and off-balance sheet positions.
         The securities portfolio on December 31, 1997 consisted of securities held for investment totaling $1.2 billion and securities available for sale totaling $49.4 billion compared to $2.1 billion and $17.3 billion, respectively, on December 31, 1996. The increase in available for sale securities reflects initiatives to invest excess capital in the securities portfolio and the impact of approximately $7.8 billion of securities obtained principally through residential mortgage loans that were securitized and retained primarily during the third quarter of 1997. Also contributing to the increase in available for sale securities since December 31, 1996 was the purchase of higher yielding mortgage-backed securities in the first quarter of 1997.
         On December 31, 1997, the market value of the Corporation's securities held for investment reflected net unrealized appreciation of $5 million. On December 31, 1996, the market value of the Corporation's portfolio of securities held for investment approximated the book value of the portfolio.
         The valuation allowance for securities available for sale, marketable equity securities and certain servicing assets increased shareholders' equity by $408 million on December 31, 1997, reflecting primarily pretax appreciation of $115 million on marketable equity securities and $502 million on debt securities. The valuation allowance increased shareholders' equity by $94 million on December 31, 1996. The increase in the valuation allowance was primarily attributable to a decrease in interest rates when comparing December 31, 1997 to December 31, 1996, but also reflected the impact of higher securities balances.
         The estimated average maturities of securities held for investment and securities available for sale portfolios were 1.48 years and 5.45 years, respectively, on December 31, 1997 compared to 1.47 years and 5.54 years, respectively, on December 31, 1996. The decrease in the average expected maturity of the available for sale portfolio is attributable to purchases of securities during 1997 with shorter average maturities than the weighted average maturities of securities owned on December 31, 1996.

LOANS AND LEASES
         Total loans and leases increased approximately 16 percent to $175.7 billion on December 31, 1997 compared to $152.0 billion on December 31, 1996. As presented in TABLE THREE, average total loans and leases increased 16 percent to $176.7 billion in 1997 compared to $152.8 billion in 1996 due primarily to the impact of the Boatmen's acquisition and core loan growth, partially offset by the impact of $15.7 billion of securitizations, most of which occurred during the third quarter of 1997.
         Average commercial loans increased to $64.7 billion in 1997 compared to $54.4 billion in 1996, due largely to the Boatmen's acquisition and core loan growth, partially offset by the impact of a $4.2-billion commercial loan securitization that occurred during the third quarter of 1997. Average real estate commercial and construction loans increased to $14.6 billion in 1997 as a result of the addition of Boatmen's. Excluding the Boatmen's acquisition, real estate commercial and construction loans decreased, reflecting the Corporation's efforts to lower its exposure to this line of business.
         Average residential mortgage loans increased 8 percent to $41.1 billion in 1997 compared to $38.0 billion in 1996, mainly the result of the Boatmen's acquisition as well as core loan growth. The increase in mortgage loans was partially offset by the impact of $8.1 billion of mortgage loan securitizations which occurred primarily during the third quarter of 1997.
         Average credit card and other consumer loans, including direct and indirect consumer loans and home equity loans, increased $5.9 billion, primarily the result of the Boatmen's acquisition. This increase was partially offset by $3.4 billion of other consumer loan securitizations.
         A significant source of liquidity for the Corporation is the repayment and maturities of loans. TABLE SEVEN shows selected loan maturity data on December 31, 1997 and indicates that approximately 37 percent of the selected loans had maturities of one year or less. The securitization and sale of certain loans and the use of loans as collateral in asset-backed financing arrangements are also sources of liquidity.



TABLE SEVEN
SELECTED LOAN MATURITY DATA
DECEMBER 31, 1997
(DOLLARS IN MILLIONS)

THIS TABLE PRESENTS THE MATURITY DISTRIBUTION AND INTEREST SENSITIVITY OF
SELECTED LOAN CATEGORIES (EXCLUDING RESIDENTIAL MORTGAGE, CREDIT CARD, OTHER
CONSUMER LOANS, LEASE FINANCING AND FACTORED ACCOUNTS RECEIVABLE).
MATURITIES ARE PRESENTED ON A CONTRACTUAL BASIS.

                                                                                          DUE AFTER
                                                                             DUE IN 1       1 YEAR
                                                                               YEAR        THROUGH      DUE AFTER
                                                                             OR LESS       5 YEARS       5 YEARS      TOTAL
                                                                          ----------------------------------------------------
Commercial                                                                   $ 22,619      $ 31,606      $ 11,384     $ 65,609
Real estate commercial                                                          2,270         4,995         1,729        8,994
Real estate construction                                                        2,356         2,126           183        4,665
Foreign                                                                         3,158           587           372        4,117
                                                                           ---------------------------------------------------
     Total selected loans, net of unearned income                            $ 30,403      $ 39,314     $ 13,668      $ 83,385
                                                                           ===================================================

Percent of total                                                                   36.5%         47.1%         16.4%     100.0%
Cumulative percent of total                                                        36.5          83.6         100.0

Sensitivity of loans to changes in interest rates-loans due after one year
     Predetermined interest rate                                                            $ 9,995      $ 5,739      $ 15,734
     Floating or adjustable interest rate                                                    29,319         7,929       37,248
                                                                                             ---------------------------------
                                                                                            $ 39,314     $ 13,668     $ 52,982
                                                                                            ===================================

DEPOSITS
         TABLE THREE provides information on the average amounts of deposits and the rates paid by deposit category. Through the Corporation's diverse retail banking network, deposits remain a primary source of funds for the Corporation. Average deposits increased 19 percent in 1997 over 1996 due to deposits acquired in the Boatmen's transaction.
         On December 31, 1997, the Corporation had domestic certificates of deposit of $100 thousand or greater totaling $11.4 billion, with $5.1 billion maturing within three months, $2.3 billion maturing within three to six months, $2.0 billion maturing within six to twelve months and $2.0 billion maturing after twelve months.

Additionally, on December 31, 1997, the Corporation had other domestic time deposits of $100 thousand or greater totaling $506 million, with $78 million maturing within three months, $41 million maturing within three to six months, $78 million maturing within six to twelve months and $309 million maturing after twelve months.

Foreign office certificates of deposit and other time deposits of $100 thousand or greater totaled $14.4 billion and $8.1 billion on December 31, 1997 and 1996, respectively.

SHORT-TERM BORROWINGS AND TRADING ACCOUNT LIABILITIES
         The Corporation uses short-term borrowings as a funding source and in its management of interest rate risk. TABLE EIGHT presents the categories of short-term borrowings.
         During 1997, total average short-term borrowings increased 7 percent to $44.8 billion and trading account liabilities (excluding derivatives-dealer positions) remained essentially unchanged from 1996 levels, amounting to $10.3 billion in 1997.

------------------------------------------------------------------------------------------------------------------------------------
   Table Eight
   Short-Term Borrowings
   (Dollars in Millions)


                                                                  1997                     1996                1995
                                                      -------------------------------------------------------------------------
                                                        Amount          Rate         Amount    Rate       Amount    Rate
   ----------------------------------------------------------------------------------------------------------------------------
   Federal funds purchased
       On December 31                                      $ 6,360        5.93  %    $ 4,011     6.52%    $ 6,089     5.27%
       Average during year                                   5,375        5.56         5,172     5.36       6,215     5.92
       Maximum month-end balance during year                 8,153        -            8,936     -          8,245     -

   Securities sold under agreements to repurchase
       On December 31                                       40,144        5.24        16,635     5.40      23,785     5.65
       Average during year                                  33,806        5.10        29,541     5.36      31,161     6.12
       Maximum month-end balance during year                40,144        -           30,369     -         39,686     -

   Commercial paper
       On December 31                                        3,752        5.82         2,829     5.41       3,443     5.69
       Average during year                                   3,379        5.69         3,580     5.58       3,223     6.10
       Maximum month-end balance during year                 3,752        -            4,264     -          3,687     -

   Other short-term borrowings
       On December 31                                        4,127        5.62         1,837     5.20       4,653     5.93
       Average during year                                   2,226        6.22         3,454     6.23       6,194     6.20
       Maximum month-end balance during year                 4,127        -            5,270     -          7,631     -

-------------------------------------------------------------------------------------------------------------------------------



LONG-TERM DEBT
         Long-term debt increased 19 percent from $24.2 billion at December 31, 1996 to $28.9 billion on December 31, 1997 mainly as a result of borrowings to fund repurchases of shares issued in the Boatmen's acquisition. During 1997, the Corporation issued $1.3 billion of trust preferred securities and $1.0 billion of mortgage backed bonds. Also during 1997, the Corporation issued $5.1 billion in long-term senior and subordinated debt, including $2.1 billion which was issued under its medium-term note program and $2.5 billion under a bank note program. See Note Six to the consolidated financial statements on page 53 for further details on long-term debt.

OTHER
         The Corporation has commercial paper back-up lines totaling $1.5 billion of which $1.0 billion expires in October 1998 and $500 million expires in October 2002. No borrowings have been made under these lines.
         The Corporation's financial position is reflected in the following debt ratings, which include upgrades as applicable from December 31, 1996 ratings:

                             Commercial        Senior
                               Paper            Debt
                             ------------------------
Moody's Investors Service       P-1              Aa3
Standard & Poor's Corporation   A-1              A+
Duff and Phelps, Inc.           D-1+             A+
Fitch IBCA, Inc.                F-1              A+
Thomson BankWatch             TBW-1              A+


         In managing liquidity, the Corporation takes into consideration the ability of the subsidiary banks to pay dividends to the parent company. See Note Nine to the consolidated financial statements on page 61 for further details on dividend capabilities of the subsidiary banks.

CAPITAL RESOURCES AND CAPITAL MANAGEMENT
         Shareholders' equity on December 31, 1997 was $24.7 billion compared to $17.1 billion on December 31, 1996. The acquisition of Boatmen's resulted in the issuance of approximately 195 million shares of common stock and an increase of $9.5 billion in total shareholders' equity. The increase was partially offset by the repurchase of approximately 114 million shares of common stock for $6.5 billion.
         The Corporation's and its significant banking subsidiaries' regulatory capital ratios, along with a description of the components of risk-based capital, capital adequacy requirements and prompt corrective action provisions, are included in Note Nine to the consolidated financial statements on page 61.

MARKET RISK MANAGEMENT
         In the normal course of conducting its business activities, the Corporation is exposed to market risk which includes both price and liquidity risk. Price risk arises from fluctuations in interest rates, foreign exchange rates and commodity and equity prices that may result in changes in the market values of financial instruments. Liquidity risk arises from the possibility that the Corporation may not be able to satisfy current and future financial commitments or that the Corporation may not be able to liquidate financial instruments at market prices. Risk management procedures and policies have been established and are utilized to manage the Corporation's exposure to market risk. The strategy of the Corporation with respect to market risk is to maximize net income while maintaining an acceptable level of risk to changes in market rates. While achievement of this goal requires a balance between profitability, liquidity and market price risk, there are opportunities to enhance revenues through controlled risks. In implementing strategies to manage interest rate risk, the primary tools used by the Corporation are its securities portfolio and interest rate contracts, and management of the mix, yields or rates and maturities of assets and of the wholesale and retail funding sources of the Corporation.
         Market risk is managed by the Corporation's Finance Committee which formulates policy based on desirable levels of market risk. In setting desirable levels of market risk, the Finance Committee considers the impact on both earnings and capital of the current outlook in market rates, potential changes in market rates, world and regional economies, liquidity, business strategies and other factors.
         In January 1997, the Securities and Exchange Commission (SEC) adopted new rules that require more comprehensive disclosures of accounting policies for derivatives as well as enhanced quantitative and qualitative disclosures of market risk for derivative and other financial instruments. The market risk disclosures must be presented for most financial instruments, which must be classified into two portfolios: financial instruments entered into for trading purposes and all other covered financial instruments (non-trading portfolio).

         For a discussion of non-trading, on-balance sheet financial instruments see TABLE NINE in the following Market Risk Management section on page 21. For information on market risk associated with Asset and Liability Management (ALM) activities, see the following discussion on page 22 of the Market Risk Management section and the mortgage banking section of Noninterest Income on page 12 as well as the Mortgage Servicing Rights section in Note One to the consolidated financial statements on page 44. Market risk associated with the trading portfolio is discussed in the following Market Risk Management section on page 22. The composition of the trading portfolio and related fair values are included in Note Four to the consolidated financial statements on page 51. Derivatives-dealer positions and related credit risk are presented in Note Eight to the consolidated financial statements on page 60. Accounting policies for ALM and trading derivatives are disclosed in Note One to the consolidated financial statements in the Trading Instruments and Risk Management Instruments sections on pages 43 and 45, respectively.

NON-TRADING PORTFOLIO
         The Corporation's ALM process is used to manage interest rate risk through the structuring of balance sheet and off-balance sheet portfolios and identifying and linking such off-balance sheet positions to specific assets and liabilities. Interest rate risk represents the only material market risk exposure to the Corporation's non-trading on-balance sheet financial instruments. To effectively measure and manage interest rate risk, the Corporation uses computer simulations which determine the impact on net interest income of numerous interest rate scenarios, balance sheet trends and strategies. These simulations cover the following financial instruments: short-term financial instruments, securities, loans, deposits, borrowings and off-balance sheet financial instruments. These simulations incorporate assumptions about balance sheet dynamics, such as loan and deposit growth and pricing, changes in funding mix and asset and liability repricing and maturity characteristics. Simulations are run under various interest rate scenarios to determine the impact on net income and capital. From these scenarios, interest rate risk is quantified and appropriate strategies are developed and implemented. The overall interest rate risk position and strategies are reviewed on an ongoing basis by senior management.
         Additionally, duration and market value sensitivity measures are selectively utilized where they provide added value to the overall interest rate risk management process.
         On December 31, 1997, the interest rate risk position of the Corporation was relatively neutral as the impact of a gradual parallel 100 basis-point rise or fall in interest rates over the next 12 months when compared to stable rates was estimated to be less than 2 percent of net income.
         TABLE NINE summarizes the expected maturities, unrealized gains and losses and weighted average effective yields and rates associated with the Corporation's significant non-trading, on-balance sheet financial instruments. Cash and cash equivalents, time deposits placed and other short-term investments, fed funds sold and purchased, resale and repurchase agreements, commercial paper, other short-term borrowings and foreign deposits, which are similar in nature to other short-term borrowings, are excluded from TABLE NINE as their respective carrying values approximate fair values. These financial instruments generally expose the Corporation to insignificant market risk as they have either no stated maturities or an average maturity of less than 30 days and interest rates that approximate market. However, these financial instruments can expose the Corporation to interest rate risk by requiring more or less reliance on alternative funding sources, such as long-term debt. Loans held for sale are also excluded as their carrying values approximate their fair values, generally exposing the Corporation to insignificant market risk. For further information on the fair value of financial instruments, see Note Twelve to the consolidated financial statements on page 70.

------------------------------------------------------------------------------------------------------------------------------------

Table Nine
Non-Trading On- Balance Sheet Financial Instruments
December 31, 1997
(Dollars in Millions)

                                                                                             Expected Maturity
                                                                         -----------------------------------------------------------

                                                          Unrealized                                                       After
                                               Total      Gain/(Loss)    1998         1999      2000     2001     2002     2002
                                           -----------------------------------------------------------------------------------------
Assets

Loans, net of unearned income (1)
    Fixed Rate
    Book value                               $  72,773      $   1,017   $  24,385  $  13,227  $  9,633  $5,946  $ 4,223  $ 15,359
    Weighted average effective yield              8.87  %

    Variable Rate
    Book value                               $  96,585          1,317      38,603     12,466    10,351   7,311    8,833    19,021
    Weighted average effective yield              8.39  %

Securities held for investment (2)
    Fixed Rate
    Book value                               $     986              4         445        458        16      13        9        45
    Weighted average effective yield              5.94  %

    Variable Rate
    Book value                               $     170              1           5        144         -      21        -         -
    Weighted average effective yield              6.65  %

Securities available for sale (2)
    Fixed Rate
    Book value                               $  47,423            498       1,709      5,047     1,925   2,804   11,291    24,647
    Weighted average effective yield              6.41  %

    Variable Rate
    Book value                               $   2,025              4           6          3        94   1,127      213       582
    Weighted average effective yield              7.03  %


Liabilities

Total Domestic Deposits (3)
    Fixed Rate
    Book value                               $ 117,211      $    (364)  $  31,761  $   8,167  $  2,501  $  838  $   774  $ 73,170
    Weighted average effective rate               2.53  %

    Variable Rate
    Book value                               $  42,039             (3)      6,763      5,233     4,295   3,699    3,170    18,879
    Weighted average effective rate               4.73  %

Long-term debt (excluding obligations
        under capital leases) (4)
    Fixed Rate
    Book value                               $  12,599           (596)      1,291        600       867   1,719      527     7,595
    Weighted average effective rate               7.26  %

    Variable Rate
    Book value                               $  15,839            (21)      3,761      3,031     4,193     923    1,670     2,261
    Weighted average effective rate               6.03  %

Trust preferred securities (4)
    Fixed Rate
    Book value                               $   1,962            (91)          -          -         -       -      600     1,362
    Weighted average effective rate               8.12  %

    Variable Rate
    Book value                               $     743            (10)          -          -         -       -        -       743
    Weighted average effective rate               6.59  %


(1)   Expected maturities reflect the impact of prepayment assumptions.

(2)   Expected maturities are based on contractual maturities.

(3) When measuring and managing market risk associated with domestic deposits, the Corporation considers its long-term relationships with depositors. The unrealized loss on domestic deposits in this table does not consider these long-term relationships.

(4) Expected maturities of long-term debt and trust preferred securities reflect the Corporation's ability to redeem such debt prior to contractual maturities.


--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
  Table Ten
  Asset and Liability Management Interest Rate Contracts
  December 31, 1997
  (Dollars in Millions, Average Expected Maturity in Years)

                                                                       Expected Maturity                                     Average
                                           --------------------------------------------------------------------------------
                                  Unrealized                                                                        After   Expected
                                  Gain/(Loss)    Total      1998      1999      2000          2001        2002       2002   Maturity
                                  --------------------------------------------------------------------------------------------------
Asset Conversion Swaps
  Receive fixed generic           $    230                                                                                     3.04
    Notional amount                            $ 23,474    $1,800    $1,625    $6,575       $ 9,289     $4,185      $ -
    Weighted average receive rate                  6.35%     5.56%     6.38 %    6.40 %        6.38 %     6.53%       -    %
    Weighted average pay rate                      5.90      5.89      5.88      5.87          5.90       5.93        -

  Pay fixed generic                    (19)                                                                                    2.55
                                  ---------
    Notional amount                            $  1,386    $    1    $  251    $1,001       $    71     $    1      $   61
    Weighted average pay rate                      6.74%     5.90%     6.46 %    6.70 %        7.39 %     5.90%       7.93 %
    Weighted average receive rate                  6.02      6.00      5.91      5.81          7.96       6.00        7.56

  Total asset conversion swaps    $    211
                                  =========
    Notional amount                            $ 24,860    $1,801    $1,876    $7,576       $ 9,360     $4,186      $   61

Liability Conversion Swaps
  Receive fixed generic           $    100                                                                                     5.03
    Notional amount                            $  7,713    $1,687    $  826    $  308       $ 1,102     $  495      $3,295
    Weighted average receive rate                  6.77%     6.69%     7.26 %    6.79 %        6.08 %     6.92%       6.89 %
    Weighted average pay rate                      6.24      6.57      7.51      6.13          5.97       5.85        5.92

  Pay fixed generic                     (3)                                                                                    1.27
                                  ---------
    Notional amount                            $    116    $  100    $    -    $    8       $     -     $    8      $    -
    Weighted average pay rate                      8.86%     9.31%     -    %    6.01 %        -    %     6.65%       -    %
    Weighted average receive rate                  5.56      5.32      -         5.84          -          5.91        -

  Total liability conversion swaps$     97
                                  =========
    Notional amount                            $  7,829    $1,787    $  826    $  316       $ 1,102     $  503      $3,295

------------------------------------------------------------------------------------------------------------------------------------

  Total receive fixed swaps       $    330                                                                                     3.53
    Notional amount                            $ 31,187    $3,487    $2,451    $6,883       $10,391     $4,680      $3,295
    Weighted average receive rate                  6.46%     6.11%     6.68 %    6.42 %        6.35 %     6.58%       6.89 %
    Weighted average pay rate                      5.98      6.22      6.42      5.88          5.91       5.92        5.92

  Total pay fixed swaps                (22)                                                                                    2.45
    Notional amount                            $  1,502    $  101    $  251    $1,009       $    71     $    9      $   61
    Weighted average pay rate                      6.91%     9.28%     6.46 %    6.69 %        7.39 %     6.54%       7.93 %
    Weighted average receive rate                  5.97      5.33      5.91      5.81          7.96       5.92        7.56

  Basis Swaps                     $     (1)                                                                                    1.44
                                  ---------
    Notional amount                            $  2,358    $  750    $1,125    $  218            96     $  169      $    -
    Weighted average receive rate                  5.86%     5.74%     5.80 %    5.91 %        7.23 %     5.96%       -    %
    Weighted average pay rate                      5.90      5.78      5.84      6.00          7.27       5.92        -

  Total Swaps                     $    307
                                  ---------
    Notional amount                            $ 35,047    $4,338    $3,827    $8,110       $10,558     $4,858      $3,356

------------------------------------------------------------------------------------------------------------------------------------

Option Products
    Notional amount                     (7)    $  6,154    $ 2,702   $ 2,825   $   143      $     85    $   163     $   236
    Weighted average strike rate                   6.77%      6.39%     6.64 %    8.13 %        9.43%      7.70%      10.29 %

------------------------------------------------------------------------------------------------------------------------------------

  Total Interest Rate Contracts   $    300
                                  ---------
    Notional amount                            $ 41,201    $ 7,040   $ 6,652   $ 8,253      $ 10,643    $ 5,021     $ 3,592

------------------------------------------------------------------------------------------------------------------------------------

         Risk management interest rate contracts are utilized in the ALM process. Such contracts, which are generally non-leveraged generic interest rate and basis swaps and options, allow the Corporation to effectively manage its interest rate risk position. As reflected in TABLE TEN, the total gross notional amount of the Corporation's ALM interest rate swaps on December 31, 1997 was $35.0 billion, with the Corporation receiving fixed on $31.2 billion, primarily converting variable-rate commercial loans to fixed rate, and receiving variable on $1.5 billion. The net receive fixed position on December 31, 1997 was $29.7 billion compared to $30.6 billion on December 31, 1996. In addition, the Corporation has $2.4 billion of basis swaps linked primarily to long-term debt.
         TABLE TEN also summarizes the expected maturities, weighted average pay and receive rates and the unrealized gains and losses on December 31, 1997 of the Corporation's ALM interest rate contracts. Floating rates represent the last repricing and will change in the future primarily based on movements in one-, three- and six-month LIBOR rates.
         The net unrealized appreciation of the ALM swap portfolio on December 31, 1997 was $307 million compared to net unrealized appreciation of $64 million on December 31, 1996, reflecting a decrease in interest rates when comparing December 31, 1997 to December 31, 1996. The amount of net realized deferred gains associated with terminated ALM swaps was $51 million on December 31, 1997 compared to $41 million of net realized deferred losses on December 31, 1996.
         To manage interest rate risk, the Corporation also uses interest rate option products, primarily caps and floors. Interest rate caps and floors are agreements where, for a fee, the purchaser obtains the right to receive interest payments when a variable interest rate moves above or below a specified cap or floor rate, respectively. On December 31, 1997, the Corporation had a gross notional amount of $6.2 billion in outstanding interest rate option contracts used for ALM purposes compared to $6.7 billion on December 31, 1996. Such instruments are primarily linked to long-term debt, short-term borrowings and pools of similar residential mortgages and consist mainly of purchased options. On December 31, 1997, the net unrealized depreciation of ALM option products was $7 million compared to net unrealized appreciation of $3 million on December 31, 1996. The amount of net realized deferred gains associated with terminated ALM options was $13 million on December 31, 1997 compared to $4 million of net realized deferred gains on December 31, 1996.
         In addition, the Corporation uses foreign currency contracts to manage the foreign exchange risk associated with foreign-denominated liabilities. Foreign currency contracts involve the conversion of certain scheduled interest and principal payments denominated in foreign currencies. On December 31, 1997, these contracts had a notional value of $2.7 billion and a net market value of negative $67 million.
         The net unrealized appreciation in the estimated value of the ALM interest rate and net negative market value in the ALM foreign exchange portfolio should be viewed in the context of the overall balance sheet. The value of any single component of the balance sheet or off-balance sheet positions should not be viewed in isolation.
         For a discussion of the Corporation's management of risk associated with mortgage production activities, see the Noninterest Income section on page 12 and the Mortgage Servicing Rights section in Note One to the consolidated financial statements on page 44.

TRADING PORTFOLIO
         The Corporation manages its exposure to market risk resulting from trading activities through a risk management function which is independent of the business units. Each major trading site is monitored by this risk management unit. Risk limits have been approved by the Corporation's Finance Committee, and daily earnings at risk limits are generally allocated to the business units. In addition to limits placed on these individual business units, limits are also imposed on the risks individual traders can take and on the amount of risk that can be concentrated in a particular product or market. Risk positions are monitored by business unit, risk management personnel and senior management on a daily basis. Business unit and risk management personnel are responsible for continual monitoring of the changing aggregate position of the portfolios under their responsibility, including projection of the profit or loss levels that could result from both normal and extreme market moves. If any market risk limits are inadvertently exceeded, the risk management unit ensures that actions are taken as necessary to bring portfolios within approved trading limits.
         To estimate potential losses that could result from adverse market movements, the factor based scenario model is used to calculate daily earnings at risk. This model breaks down yield curve movements into three underlying factors to produce sixteen yield curve scenarios used to estimate hypothetical profit or loss. Earnings at risk represents a one-day measurement of pretax earnings at risk from movements in market prices using the assumption that positions cannot be rehedged during the period of any prescribed price and volatility change. A 99-percent confidence level is utilized, which indicates that actual trading profits and losses may deviate from expected levels and exceed estimates approximately one day out of every 100 days of trading activity.
         Earnings at risk estimates are measured on a daily basis at the individual trading unit level, by type of trading activity and for all trading activities in the aggregate. Daily reports of estimates compared to respective limits are reviewed by senior management, and trading strategies are adjusted accordingly. In addition to the earnings at risk analysis, portfolios which have significant option positions are stress tested continually to simulate the potential loss that might occur due to unexpected market movements.
         Earnings at risk is measured on both a gross and uncorrelated basis. The gross measure assumes that adverse market movements occur simultaneously across all segments of the trading portfolio, an unlikely assumption. On December 31, 1997, the gross estimates for aggregate interest rate, foreign exchange and equity and commodity trading activities were $52 million, $6 million and $3 million, respectively. Alternatively, using a statistical measure which is more likely to capture the effects of market movements, the uncorrelated estimate on December 31, 1997 for aggregate trading activities was $22 million. Both measures indicate that the Corporation's primary risk exposure is related to its interest rate activities.
         Average daily trading revenues in 1997 approximated $1 million. During 1997, the Corporation's trading activities resulted in positive daily revenues for approximately 64 percent of total trading days. During 1997, the standard deviation of trading revenues was $4 million. Using this data, one can conclude that the aggregate trading activities should not result in exposure of more than $8 million for any one day, assuming 99-percent confidence. When comparing daily earnings at risk to trading revenues, daily earnings at risk will average considerably more due to the assumption of no corrective actions as well as the assumption that adverse market movements occur simultaneously across all segments of the trading portfolio. Instruments included in the Corporation's trading portfolio (including derivatives-dealer positions) and their fair values are disclosed in Notes Four and Eight of the notes to the consolidated financial statements on pages 51 and 60, respectively.

CREDIT RISK MANAGEMENT AND CREDIT PORTFOLIO REVIEW
         In conducting business activities, the Corporation is exposed to the possibility that borrowers or counterparties may default on their obligations to the Corporation. Credit risk arises through the extension of loans, leases, factored accounts receivable, certain securities, letters of credit, financial guarantees and through counterparty risk on trading and capital markets transactions. To manage this risk, the Credit Policy group establishes policies and procedures to manage both on- and off-balance sheet credit risk and communicates and monitors the application of these policies and procedures throughout the Corporation.
         The Corporation's overall objective in managing credit risk is to minimize the adverse impact of any single event or set of occurrences. To achieve this objective, the Corporation strives to maintain a credit risk profile that is diverse in terms of product type, industry concentration, geographic distribution and borrower or counterparty concentration.
         The Credit Policy group works with lending officers, trading personnel and various other line personnel in areas that conduct activities involving credit risk and is involved in the implementation, refinement and monitoring of credit policies and procedures.
         The Corporation manages credit exposure to individual borrowers and counterparties on an aggregate basis including loans, leases, factored accounts receivable, securities, letters of credit, bankers' acceptances, derivatives and unfunded commitments. The creditworthiness of a borrower or counterparty is determined by experienced personnel, and limits are established for the total credit exposure to any one borrower or counterparty. Credit limits are subject to varying levels of approval by senior line and credit policy management. Total exposure to a borrower or counterparty is aggregated and measured against established limits.
         The originating credit officer assigns borrowers or counterparties an initial risk rating which is based on the amount of inherent credit risk and reviewed for appropriateness by senior line and credit policy personnel. Credits are monitored by line and credit policy personnel for deterioration in a borrower's or counterparty's financial condition which would impact the ability of the borrower or counterparty to perform under the contract. Risk ratings are adjusted as necessary.
         For consumer lending, credit scoring systems are utilized to provide standards for extension of credit. Consumer portfolio credit risk is monitored primarily using statistical models and actual payment experience to predict portfolio behavior.
         When required, the Corporation obtains collateral to support credit extensions and commitments. Generally, such collateral is in the form of real and personal property, cash on deposit or other highly liquid instruments. In certain circumstances, the Corporation obtains real property as security for some loans that are made on the general creditworthiness of the borrower and whose proceeds were not used for real estate-related purposes.
         The Corporation also manages exposure to a single borrower, industry, product-type or other concentration through syndications of credits, participations, loan sales and securitizations. Through GLOBAL FINANCE, the Corporation is a major participant in the syndications market. In a syndicated facility, each participating lender funds only its portion of the syndicated facility, therefore limiting its exposure to the borrower. The Corporation also identifies and reduces its exposure to funded borrower, product or industry concentrations through loan sales. Generally, these sales are without recourse to the Corporation.
         In conducting derivatives activities in certain jurisdictions, the Corporation reduces credit risk to any one counterparty through the use of legally enforceable master netting agreements which allow the Corporation to settle positive and negative positions with the same counterparty on a net basis. For more information on the Corporation's off-balance sheet credit risk, see Note Eight to the consolidated financial statements on page 57.
         An independent credit review group conducts ongoing reviews of credit activities and portfolios, reexamining on a regular basis risk assessments for credit exposures and overall compliance with policy.
         LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE PORTFOLIO- The Corporation's credit exposure is focused in its loans, leases and factored accounts receivable portfolio which totaled $176.8 billion on December 31, 1997. TABLE FIFTEEN presents a distribution of loans by category.
         ALLOWANCE FOR CREDIT LOSSES - The Corporation's allowance for credit losses was $3.3 billion, or 1.85 percent of net loans, leases and factored accounts receivable on December 31, 1997, compared to $2.8 billion, or 1.82 percent, on December 31, 1996, with the increase in the allowance attributable to the acquisition of Boatmen's. TABLE ELEVEN provides an analysis of the changes in the allowance for credit losses. Total net charge-offs increased $201 million in 1997 to $951 million, or .53 percent of average loans, leases and factored accounts receivable, compared to $750 million, or .49 percent, in 1996. Higher net charge-offs were largely the result of an increase in the average loans, leases, and factored accounts receivable portfolio, attributable to both the Boatmen's acquisition and core loan growth as well as deterioration in consumer credit quality experienced on an industry-wide basis. This resulted in increases in total consumer net charge-offs, which were partially offset by lower total commercial net charge-offs during 1997.



   Table Eleven
   Allowance For Credit Losses
   (Dollars in Millions)



                                                                    1997         1996          1995         1994           1993
                                                                  -----------------------------------------------------------------
   Balance on January 1                                         $     2,792  $     2,668   $    2,687   $    2,691           2,002
                                                                -------------------------------------------------------------------
   Loans, leases and factored accounts receivable charged off
       Commercial                                                      (170)        (161)        (109)        (128)           (133)
       Real estate commercial                                           (26)         (41)         (38)         (53)           (117)
       Real estate construction                                          (3)          (5)         (17)         (30)            (35)
                                                                  ---------- ------------------------------------------------------
           Total commercial                                            (199)        (207)        (164)        (211)           (285)
                                                                -------------------------------------------------------------------
       Residential mortgage                                             (29)         (19)         (11)          (9)            (13)
       Credit card                                                     (533)        (375)        (262)        (172)           (227)
       Other consumer                                                  (502)        (413)        (335)        (254)           (252)
                                                                  -----------------------------------------------------------------
           Total consumer                                            (1,064)        (807)        (608)        (435)           (492)
                                                                -------------------------------------------------------------------
       Lease financing                                                  (16)          (4)          (2)          (4)             (5)
       Factored accounts receivable                                     (19)         (27)         (34)         (32)            (30)
                                                                -------------------------------------------------------------------
       Total loans, leases and factored accounts
           receivable charged off                                    (1,298)      (1,045)        (808)        (682)           (812)
                                                                -------------------------------------------------------------------


   Recoveries of loans, leases and factored accounts
       receivable previously charged off
       Commercial                                                        87           78           93           87              91
       Real estate commercial                                            28           22           27           30              29
       Real estate construction                                           6            3            9           27              14
                                                                  -----------------------------------------------------------------
           Total commercial                                             121          103          129          144             134
                                                                -------------------------------------------------------------------
       Residential mortgage                                               4            3            2            2               3
       Credit card                                                       86           71           35           30              26
       Other consumer                                                   127          107           87           83              85
                                                                  -----------------------------------------------------------------
           Total consumer                                               217          181          124          115             114
                                                                -------------------------------------------------------------------
       Foreign                                                            -            -            -            -               1
       Lease financing                                                    2            1            1            3               2
       Factored accounts receivable                                       7           10           12           11               7
                                                                -------------------------------------------------------------------
       Total recoveries of loans, leases and
           factored accounts receivable previously charged off          347          295          266          273             258
                                                                  -----------------------------------------------------------------
       Net charge-offs                                                 (951)        (750)        (542)        (409)           (554)
                                                                ------------ ------------------------------------------------------

   Provision for credit losses                                          954          760          505          384             550
   Allowance applicable to loans of purchased companies and other       482          114           18           21             693
                                                                  -----------------------------------------------------------------
   Balance on December 31                                        $    3,277   $    2,792    $   2,668    $   2,687      $    2,691
                                                                -------------------------------------------------------------------

   Loans, leases and factored accounts receivable,
       net of unearned income, outstanding on December 31       $   176,778  $   153,041   $  147,519   $  131,892         117,937
   Allowance for credit losses as a percentage of
       loans, leases and factored accounts receivable,
       net of unearned income, outstanding on December 31              1.85%        1.82 %       1.81 %       2.04    %       2.28 %
   Average loans, leases and factored accounts receivable,
       net of unearned income, outstanding during the year      $   177,918  $   153,922   $  140,422   $  123,068         105,898
   Net charge-offs as a percentage of average loans,
       leases and factored accounts receivable,
       net of unearned income, outstanding during the year              .53%         .49 %        .39 %        .33    %        .52 %
   Ratio of the allowance for credit losses
       on December 31 to net charge-offs                                3.45         3.72         4.92         6.57            4.86
   Allowance for credit losses as a percentage of
       nonperforming loans                                            270.05%      258.52%      304.57 %     268.16   %      188.45%

------------------------------------------------------------------------------------------------------------------------------------

         Excluding increases that resulted from the acquisition of Boatmen's, management expects charge-offs in general to increase modestly in 1998, with increases in the consumer loan categories anticipated as the Corporation continues its efforts to shift the mix of the loan portfolio to a higher consumer loan concentration. Furthermore, future economic conditions also will impact credit quality and may result in increased net charge-offs and higher provision for credit losses.
         Portions of the allowance for credit losses are allocated to cover the estimated losses inherent in particular risk categories of loans. The allocation of the allowance for credit losses, as presented in TABLE TWELVE, is based upon the Corporation's loss experience over a period of years and is adjusted for existing economic conditions as well as performance trends within specific portfolio segments and individual concentrations of credit.
         The nature of the process by which the Corporation determines the appropriate allowance for credit losses requires the exercise of considerable judgment. Management believes that the allowance for credit losses is appropriate given its analysis of inherent credit losses on December 31, 1997.


------------------------------------------------------------------------------------------------------------------------------------

     Table Twelve
     Allocation of the Allowance for Credit Losses
     December 31
     (Dollars in Millions)

                                          1997                  1996            1995               1994                1993
                                   -------------------  -----------------   --------------------------------------------------------
                                   Amount    Percent    Amount   Percent  Amount  Percent   Amount   Percent     Amount     Percent
                                   ------------------- -----------------------------------------------------------------------------
     Commercial                       $ 907     27.7 %   $ 734    26.3%    $ 699     26.3%   $ 654     24.3  %   $ 596        22.2%
     Real estate commercial             409     12.5       328    11.7       398     14.9      500     18.6        520        19.3
     Real estate construction           202      6.1       155     5.6       161      6.0      163      6.1        197         7.3
                                   ------------------  ---------------  ------------------------------------------------------------
          Total commercial            1,518     46.3     1,217    43.6     1,258     47.2    1,317     49.0      1,313        48.8
                                   ------------------  ---------------  ------------------------------------------------------------
     Residential mortgage                95      2.9       104     3.7        87      3.3       68      2.5         59         2.2
     Credit card                        379     11.5       286    10.3       315     11.8      224      8.3        178         6.6
     Other consumer                     543     16.6       430    15.4       400     15.0      311     11.6        317        11.8
                                   ------------------  ---------------  ------------------------------------------------------------
          Total consumer              1,017     31.0       820    29.4       802     30.1      603     22.4        554        20.6
                                   ------------------  ---------------  ------------------------------------------------------------
     Foreign                             31       .9        23      .8        21       .8       19       .7          8          .3
     Lease financing                     72      2.2        61     2.2        36      1.3       26      1.0         16          .6
     Factored accounts receivable        22       .7        20      .7        20       .7       13       .5         13          .5
     Unallocated                        617     18.9       651    23.3       531     19.9      709     26.4        787        29.2
                                   ------------------  ---------------  ------------------------------------------------------------
                                    $ 3,277    100.0 %  $2,792   100.0%  $ 2,668    100.0% $ 2,687    100.0  % $ 2,691       100.0%
                                   ==================  ===============   ===========================================================


         NONPERFORMING ASSETS - On December 31, 1997, nonperforming assets were $1.4 billion, or .77 percent of net loans, leases, factored accounts receivable and foreclosed properties, compared to $1.3 billion, or .83 percent, on December 31, 1996. As presented in TABLE THIRTEEN, nonperforming loans were $1.2 billion at the end of 1997 compared to $1.1 billion at the end of 1996. The allowance coverage of nonperforming loans was 270 percent on December 31, 1997 compared to 259 percent at the end of 1996.
         Foreclosed properties decreased to $147 million on December 31, 1997 compared to $188 million on December 31, 1996.

------------------------------------------------------------------------------------------------------------------------------------

   Table Thirteen
   Nonperforming Assets
   December 31
   (Dollars in Millions)

                                                                   1997            1996         1995          1994          1993
                                                               ---------------------------------------------------------------------
   Nonperforming loans
       Commercial                                                  $ 316          $ 376        $ 302         $ 411         $ 559
       Real estate commercial                                        185            176          241           291           448
       Real estate construction                                       23             37           31            76           172
                                                               ---------------------------------------------------------------------
           Total commercial                                          524            589          574           778         1,179
                                                               ---------------------------------------------------------------------
       Residential mortgage                                          382            322          153           118           138
       Other consumer                                                274            144          143            94            93
                                                               ---------------------------------------------------------------------
           Total consumer                                            656            466          296           212           231
                                                               ---------------------------------------------------------------------
       Foreign                                                         1              -            -             3             8
       Lease financing                                                33             25            6             9            10
                                                               ---------------------------------------------------------------------
               Total nonperforming loans                           1,214          1,080          876         1,002         1,428
                                                               ---------------------------------------------------------------------
   Foreclosed properties                                             147            188          215           427           813
                                                               ---------------------------------------------------------------------
               Total nonperforming assets                        $ 1,361        $ 1,268      $ 1,091       $ 1,429       $ 2,241
                                                               =====================================================================

   Nonperforming assets as a percentage of
       Total assets                                                 .44  %         .56 %        .48  %        .68  %       1.14%
       Loans, leases and factored accounts receivable,
        net of unearned income, and foreclosed properties           .77            .83          .74          1.08          1.89




   The loss of income associated with nonperforming loans on December 31 and the cost of carrying foreclosed properties were:




                                                                 1997              1996          1995        1994        1993
                                                               --------------------------------------------------------------------
   Income that would have been recorded in accordance
       with original terms                                          $ 150          $ 122         $ 119       $ 114       $ 112
   Less income actually recorded                                      (60)           (42)          (33)        (38)        (44)
                                                               --------------------------------------------------------------------
   Loss of income                                                    $ 90           $ 80          $ 86        $ 76        $ 68
                                                               ====================================================================

   Cost of carrying foreclosed properties                      $      11          $   11          $ 18        $ 29        $ 25
                                                               ====================================================================

   On December 31, 1997, there were no material commitments to lend additional funds with respect to nonperforming loans.


--------------------------------------------------------------------------------

         Internal loan workout units are devoted to the management and/or collection of certain nonperforming assets as well as certain performing loans. Management believes concerted collection strategies and a proactive approach to managing overall credit risk have expedited the disposition, collection and renegotiation of nonperforming and other lower-quality assets. As part of this process, management routinely evaluates all reasonable alternatives, including the sale of assets individually or in groups, and selects the optimal strategy.
         LOANS PAST DUE 90 DAYS OR MORE - TABLE FOURTEEN presents total loans past due 90 days or more and still accruing interest. On December 31, 1997, loans past due 90 days or more and still accruing interest were $411 million, or
 .23 percent of net loans, leases and factored accounts receivable, compared to $286 million, or .19 percent, on December 31, 1996. The increase of $125 million was the result of deterioration in consumer credit quality experienced on an industry-wide basis and the Boatmen's acquisition.

TABLE FOURTEEN
LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING INTEREST
DECEMBER 31
(DOLLARS IN MILLIONS)

                                                                   1997                                  1996
                                                     ----------------------------------------------------------------------
                                                        AMOUNT          PERCENT (1)             AMOUNT        PERCENT (1)
                                                     ----------------------------------------------------------------------
    Commercial                                          $ 36              .05%                   $ 39             .07   %
    Real estate commercial                                10              .11                     14             .19
    Real estate construction                               4              .09                      5             .14
                                                     ---------------------------------------------------------------------
        Total commercial                                  50              .06                     58             .09
                                                     ---------------------------------------------------------------------
    Residential mortgage                                  87              .23                     63             .17
    Credit card                                          171             2.08                    112            1.43
    Other consumer                                        95              .24                     44             .14
                                                     ---------------------------------------------------------------------
        Total consumer                                   353              .41                    219             .28
                                                     ---------------------------------------------------------------------
    Factored accounts receivable                           8              .74                      9             .86
                                                     --------------------------------------------------------------------
            Total                                      $ 411              .23                  $ 286             .19
                                                     =====================================================================



(1) REPRESENTS AMOUNTS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING INTEREST AS A PERCENTAGE OF NET LOANS FOR EACH LOAN CATEGORY AND AS A PERCENTAGE OF NET LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE FOR TOTAL LOANS.


         CONCENTRATIONS OF CREDIT RISK - In an effort to minimize the adverse impact of any single event or set of occurrences, the Corporation strives to maintain a diverse credit portfolio as outlined in TABLES SEVENTEEN and EIGHTEEN. TABLE FIFTEEN presents the distribution of loans, leases and factored accounts receivable by category.


------------------------------------------------------------------------------------------------------------------------------------
TABLE FIFTEEN
DISTRIBUTION OF LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE
DECEMBER 31
(DOLLARS IN MILLIONS)
                                             1997                 1996                1995               1994               1993
                                     -----------------------------------------------------------------------------------------------
                                      AMOUNT    PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT   AMOUNT  PERCENT    AMOUNT  PERCENT
------------------------------------------------------------------------------------------------------------------------------------
Domestic
    Commercial                        $ 65,609     37.1%   $ 55,356    36.1%  $ 52,576    35.6%  $ 49,005   37.1%   $ 44,862   38.0%
    Real estate commercial                8,994     5.1       7,462     4.9      8,364     5.7      9,728    7.4      10,863    9.2
    Real estate construction              4,665     2.6       3,680     2.4      3,889     2.6      3,910    3.0       4,110    3.5
                                     -----------------------------------------------------------------------------------------------
        Total commercial                 79,268    44.8      66,498    43.4     64,829    43.9     62,643   47.5      59,835   50.7
                                     -----------------------------------------------------------------------------------------------
    Residential mortgage                 37,344    21.1      37,749    24.7     34,918    23.7     27,800   21.1      22,138   18.8
    Credit card                           8,203     4.6       7,854     5.1      8,315     5.6      6,128    4.6       4,856    4.1
    Other consumer                       40,427    22.9      31,671    20.7     32,259    21.9     29,347   22.3      27,114   23.0
                                     -----------------------------------------------------------------------------------------------
        Total consumer                   85,974    48.6      77,274    50.5     75,492    51.2     63,275   48.0      54,108   45.9
                                     -----------------------------------------------------------------------------------------------
    Lease financing                       5,485     3.1       4,541     3.0      3,311     2.2      2,440    1.8       1,729    1.5
    Factored accounts receivable          1,081      .7       1,049      .7        991      .7      1,004     .8       1,001     .8
                                     -----------------------------------------------------------------------------------------------
                                        171,808    97.2     149,362    97.6    144,623    98.0    129,362   98.1     116,673   98.9
                                     -----------------------------------------------------------------------------------------------
Foreign
    Commercial and industrial
        companies                         3,094     1.8       2,250     1.5      1,661     1.1      1,208     .9         537     .5
    Banks and other financial
        institutions                      1,023      .6         755      .5        694      .5        876     .7         452     .4
    Governments and
        official institutions                 -     -             -     -            7     -            6    -            22    -
    Lease financing                         853      .5         674      .4        534      .4        440     .3         253     .2
                                     -----------------------------------------------------------------------------------------------
                                          4,970     2.8       3,679     2.4      2,896     2.0      2,530    1.9       1,264    1.1
                                     -----------------------------------------------------------------------------------------------
Total loans, leases and factored
    accounts receivable, net
    of unearned income                $ 176,778   100.0%  $ 153,041   100.0% $ 147,519   100.0% $ 131,892  100.0%  $ 117,937  100.0%
                                      ==============================================================================================

------------------------------------------------------------------------------------------------------------------------------------


         The following section discusses credit risk in the loan portfolio, including net charge-offs by loan categories as presented in TABLE SIXTEEN.

------------------------------------------------------------------------------------------------------------------------------------

Table Sixteen
Net Charge-offs in Dollars and as a Percentage of Average Loans Outstanding
(Dollars in Millions)



                                          ------------------------------------------------------------------------------------------
                                                    1997              1996            1995            1994               1993
                                          ------------------------------------------------------------------------------------------

Commercial                                  $ 83        .13 %    $ 83       .15% $ 16      .03%  $ 41      .09  %    $ 42     .11%
Real estate commercial and construction        (5)      n/m        21       .17    19      .14     26      .18        109     .80
                                          -----------------------------------------------------------------------------------------
     Total commercial                           78      .10       104       .16    35      .05     67      .11        151     .29
                                          -----------------------------------------------------------------------------------------
Residential mortgage                            25      .06        16       .04     9      .03      7      .03         10     .05
Credit card                                   447      5.74       304     4.05    227     3.48     142    2.77        201    3.72
Other consumer                                375       .97       306       .93   248      .79     171     .61        167     .69
                                          -----------------------------------------------------------------------------------------
     Total consumer                           847       .96       626       .79   484      .70     320     .55        378     .76
                                          -----------------------------------------------------------------------------------------
Foreign                                           -    -            -        -      -       -        -      -          (1)    n/m
Lease financing                                 14      .23         3       .07     1     .03        1     .07          3     .18
Factored accounts receivable                    12     1.02        17      1.50    22    1.89       21    1.68         23    2.14
                                          -----------------------------------------------------------------------------------------
     Total net charge-offs                 $ 951        .53     $ 750       .49 $ 542     .39    $ 409     .33       $ 554    .52
                                          =========================================================================================

Selected managed net charge-offs
     and ratios (1):

Managed credit cards                       $ 642       6.21 %     462 %   4.75  $ 306    4.01 %  $ 221    3.53  %    $ 210   3.90%
Managed other consumer loans                  429       .95       333      .88    253     .77      171     .61         167    .69


n/m= not meaningful

(1) Includes both on-balance sheet and securitized loans.

Net charge-offs for each loan type are calculated as a percentage of average outstanding or managed loans for each loan category. Total net charge-offs are calculated based on total average outstanding loans, leases and factored accounts receivable.

----------------------------------------------------------------------------------------------------------------------------------



         REAL ESTATE - Total nonresidential real estate commercial and construction loans, the portion of such loans which are nonperforming, foreclosed properties and other credit exposures are presented in TABLE SEVENTEEN. The exposures presented represent credit extensions for real estate-related purposes to borrowers or counterparties who are primarily in the real estate development or investment business and for which the ultimate repayment of the credit is dependent on the sale, lease, rental or refinancing of the real estate.
         Total nonresidential real estate commercial and construction loans totaled $13.7 billion, or 8 percent of net loans, leases and factored accounts receivable, on December 31, 1997 compared to $11.1 billion, or 7 percent, at the end of 1996 with the increase due to the acquisition of Boatmen's. Excluding the Boatmen's acquisition, real estate commercial and construction loans decreased as a result of the Corporation's efforts to lower its exposure to this line of business. Real estate loans past due 90 days or more and still accruing interest were $14 million, or .10 percent of total real estate loans, on December 31, 1997 compared to $19 million, or .17 percent, on December 31, 1996.
         The exposures included in TABLE SEVENTEEN do not include credit extensions which were made on the general creditworthiness of the borrower for which real estate was obtained as security and for which the ultimate repayment of the credit is not dependent on the sale, lease, rental or refinancing of the real estate. Accordingly, the exposures presented do not include commercial loans secured by owner-occupied real estate, except where the borrower is a real estate developer. In addition to the amounts presented in the tables, on December 31, 1997, the Corporation had approximately $11.5 billion of commercial loans which were not real estate dependent but for which the Corporation had obtained real estate as a secondary repayment source.

--------------------------------------------------------------------------------------------------------------------------------

    TABLE SEVENTEEN
    REAL ESTATE COMMERCIAL AND CONSTRUCTION LOANS, FORECLOSED PROPERTIES
    AND OTHER REAL ESTATE CREDIT EXPOSURES
    December 31, 1997
    (Dollars in Millions)                                                                                             OTHER
                                                                     LOANS (1)                         FORECLOSED    CREDIT
                                                    ---------------------------------------------
                                                      OUTSTANDING                NONPERFORMING         PROPERTIES   EXPOSURES (2)
                                                    -----------------------------------------------------------------------------
    BY GEOGRAPHIC REGION (3):

    Florida and Georgia                                     $ 4,309                     $ 66              $ 33         $ 464
    Missouri, Kansas, Illinois, Iowa and Arkansas             2,364                       38                 6           156
    Texas, Oklahoma and New Mexico                            1,500                       21                 5           353
    Maryland, District of Columbia and Virginia               1,254                       27                14           366
    North Carolina and South Carolina                         1,213                       26                 6           164
    Other states                                              3,019                       30                 7           624
                                                    -------------------------------------------------------------------------
                                                           $ 13,659                    $ 208              $ 71       $ 2,127
                                                    =========================================================================
    BY PROPERTY TYPE:

    Apartments                                              $ 2,347                     $ 14               $ -         $ 835
    Office buildings                                          2,116                       17                 7           121
    Shopping centers/retail                                   1,784                       53                 3           461
    Residential                                               1,678                       25                 7            75
    Industrial/warehouse                                      1,111                       17                 1            22
    Hotels                                                    1,067                       15                 1           117
    Land and land development                                 1,003                       22                34            95
    Commercial-other                                            432                       13                12           141
    Resorts/golf courses                                        430                        1                 -             3
    Unsecured                                                   233                        2                 -            41
    Multiple use                                                111                        4                 1             2
    Other                                                     1,347                       25                 5           214
                                                    -------------------------------------------------------------------------
                                                           $ 13,659                    $ 208              $ 71       $ 2,127
                                                    =========================================================================


    (1) ON DECEMBER 31, 1997, THE CORPORATION HAD UNFUNDED BINDING REAL ESTATE COMMERCIAL AND CONSTRUCTION LOAN COMMITMENTS.

    (2) OTHER CREDIT EXPOSURES INCLUDE LETTERS OF CREDIT AND LOANS HELD FOR
        SALE.

    (3) DISTRIBUTION BASED ON GEOGRAPHIC LOCATION OF COLLATERAL.

-------------------------------------------------------------------------------



         OTHER INDUSTRIES - TABLE EIGHTEEN presents selected industry credit exposures, commercial loans, factored accounts receivable and lease financings. Commercial loan outstandings totaled $65.6 billion and $55.4 billion on December 31, 1997 and 1996, respectively, or 37 percent and 36 percent of net loans, leases and factored accounts receivable, respectively. This increase, due largely to the addition of Boatmen's and core loan growth, was partially offset by the impact of the $4.2-billion commercial loan securitization in the third quarter of 1997. The Corporation had commercial loan net charge-offs in 1997 of $83 million, or .13 percent of average commercial loans, compared to $83 million, or .15 percent of average commercial loans, in 1996. Excluding a $40-million charge-off of one large retail credit, commercial loan net charge-offs were $43 million, or .07 percent of average commercial loans, in 1997. Commercial loans past due 90 days or more and still accruing interest were $36 million, or .05 percent of commercial loans, on December 31, 1997 compared to $39 million, or .07 percent, on December 31, 1996. Nonperforming commercial loans were $316 million, or .48 percent of commercial loans, on December 31, 1997, compared to $376 million, or .68 percent, on December 31, 1996.

------------------------------------------------------------------------------

    TABLE EIGHTEEN
    SELECTED INDUSTRY LOANS, LEASES AND FACTORED ACCOUNTS
    RECEIVABLE, NET OF UNEARNED INCOME
    DECEMBER 31, 1997
    (DOLLARS IN MILLIONS)



                                                         Outstanding
                                                      ------------------
    Health care                                            $ 4,844
    Food, including agribusiness                             3,955
    Automotive, excluding trucking                           3,431
    Machinery and equipment, excluding defense               3,422
    Leisure and sports                                       3,263
    Oil and gas                                              3,112
    Media                                                    3,040
    Textiles and apparel, excluding retail                   2,972
    Retail                                                   2,807
    Telecommunications                                       2,193


-------------------------------------------------------------------------------

         CONSUMER - On December 31, 1997 and 1996, total consumer loan outstandings totaled $86.0 billion and $77.3 billion, respectively, representing 49 percent and 51 percent of net loans, leases and factored accounts receivable on December 31, 1997 and 1996, respectively. This increase, due mainly to the addition of Boatmen's and core loan growth, was net of mortgage and other consumer loan securitizations of $8.1 billion and $3.4 billion, respectively, during 1997. Credit card net charge-offs during 1997 caused most of the increase in total consumer net charge-offs and were due mainly to deterioration in consumer credit quality experienced on an industry-wide basis. This increase was partially offset as a result of the sale of $776 million of credit card loans during the fourth quarter of 1996. In addition, an increase in other consumer net charge-offs contributed to the higher levels of net charge-offs during 1997.
         Average credit card receivables managed by the CARD SERVICES group (excluding private label credit cards) increased to $10.3 billion in 1997 compared to $9.7 billion in 1996. Average securitized credit card loans totaled $2.6 billion during 1997 compared to $2.2 billion during 1996.
         Average managed other consumer loans, which includes direct and indirect consumer loans and home equity lines, as well as indirect auto and consumer finance loans, were $45.2 billion in 1997, compared to $37.7 billion in 1996. The increase in loans was due primarily to the acquisition of Boatmen's and increased loan production at EquiCredit. Higher net charge-offs were due to the acquisition of Boatmen's as well as deterioration in consumer credit quality experienced on an industry-wide basis.
         Total consumer loans past due 90 days or more and still accruing interest were $353 million, or .41 percent of total consumer loans, on December 31, 1997 compared to $219 million, or .28 percent, at the end of 1996. Total consumer nonperforming loans were $656 million, or .76 percent of total consumer loans, on December 31, 1997 compared to $466 million, or .60 percent, on December 31, 1996.
         FOREIGN - Foreign outstandings include loans and leases, interest-bearing deposits with foreign banks, bankers' acceptances and other investments. The Corporation's foreign commercial outstandings totaled $17.4 billion, $8.5 billion and $3.8 billion on December 31, 1997, 1996 and 1995, respectively. The Corporation had foreign outstandings of $2.3 billion with Germany, $2.5 billion with countries in Asia (primarily Japan), $3.3 billion with France and $3.8 billion with Canada on December 31, 1997. There were no foreign outstandings to any country greater than 1 percent of total assets on December 31, 1996 and 1995.

------------------------------------------------------------------------------------------------------------------------------------

Table Nineteen
Selected Quarterly Operating Results
(Dollars in Millions Except Per-Share Information)

                                                                                    1997 Quarters
                                                              ----------------------------------------------------------------------
                                                                 Fourth        Third          Second          First          Fourth
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                               $   5,080      $   4,940       $  4,886       $  4,781       $  4,106
Interest expense                                                  2,640          2,515          2,447          2,368          2,054
Net interest income (taxable-equivalent)                          2,475          2,457          2,472          2,444          2,077
Net interest income                                               2,440          2,425          2,439          2,413          2,052
Provision for credit losses                                         278            229            225            222            179
Gains (losses) on sales of securities                                62             21             29             43             33
Noninterest income                                                1,687          1,497          1,424          1,321          1,155
Foreclosed properties expense (income)                                6              5              -             (2)             5
Merger and restructuring items                                      302             72              -              -              -
Other noninterest expense                                         2,554          2,222          2,233          2,225          1,867
Income before income taxes                                        1,049          1,415          1,434          1,332          1,189
Income tax expense                                                  402            504            515            477            408
Net income                                                          647            911            919            855            781
Net income (excluding merger and restructuring items)               867            955            919            855            781
Earnings per common share                                           .69            .97            .97            .90            .97
Earnings per common share (excluding merger and
   restructuring items)                                             .92           1.02            .97            .90            .97
Diluted earnings per common share                                   .67            .95            .94            .88            .95
Diluted earnings per common share
     (excluding merger and restructuring items)                     .90           1.00            .94            .88            .95
Dividends per common share                                          .38            .33            .33            .33            .33

Yield on average earning assets                                    7.98 %         8.05%          8.07%          7.94%          7.95%
Rate on average interest-bearing liabilities                       4.76           4.70           4.62           4.54           4.58
Net interest spread                                                3.22           3.35           3.45           3.40           3.37
Net interest yield                                                 3.86           3.98           4.05           4.03           4.00
Average total assets                                          $ 297,842      $ 285,406       $284,194       $283,614       $234,849
Average total deposits                                          166,343        165,461        167,762        168,128        138,500
Average total shareholders' equity                               24,034         23,219         23,531         23,666         16,597
Return on average assets                                            .86 %         1.27%          1.30%          1.22%          1.32%
Return on average assets (excluding merger and
   restructuring items)                                            1.15           1.33           1.30           1.22           1.32
Return on average common shareholders' equity (1)                 10.68          15.58          15.68          14.69          18.76
Return on average common shareholders'
     equity (excluding merger and restructuring items) (1)        14.31          16.34          15.68          14.69          18.76

Cash basis financial data (2)
    Earnings per common share                                     $ .83         $ 1.11         $ 1.10         $ 1.02         $ 1.02
    Earnings per common share (excluding
          merger and restructuring items)                          1.06           1.16           1.10           1.02           1.02
    Diluted earnings per common share                               .81           1.08           1.07            .99           1.01
    Diluted earnings per common share
       (excluding merger and restructuring items)                  1.04           1.13           1.07            .99           1.01
    Return on average tangible assets                              1.08 %         1.49%          1.53%          1.43%          1.42%
    Return on average tangible assets
        (excluding merger and restructuring items)                 1.38           1.56           1.53           1.43           1.42
    Return on average tangible common shareholders' equity (1)    23.03          30.31          30.36          26.37          23.69
    Return on average tangible common shareholders' equity
        (excluding merger and restructuring items) (1)            29.50          31.61          30.36          26.37          23.69

Market price per share of common stock
      High for the period                                     $   66  3/8    $  71 11/16      $  70         $   65        $  52  5/8
      Low for the period                                          55            56  5/8          54             48           43  1/8
      Closing price                                               60 13/16      61  7/8          64  9/16       55  1/2      48  7/8

   Tier 1 Capital Ratio                                            6.50 %          7.00%         6.83%          7.06%        7.76  %
   Total Capital Ratio                                            10.89           11.56         11.32          11.58        12.66



                                                                          1996 Quarters
                                                                 -------------------------------------------
                                                                      Third         Second           First
--------------------------------------------------------------   -------------------------------------------
Interest income                                                     $  4,181       $  4,207       $  4,338
Interest expense                                                       2,116          2,136          2,302
Net interest income (taxable-equivalent)                               2,091          2,100          2,067
Net interest income                                                    2,065          2,071          2,036
Provision for credit losses                                              190            194            197
Gains (losses) on sales of securities                                     26             (6)            33
Noninterest income                                                     1,076          1,104          1,073
Foreclosed properties expense (income)                                     7              8              1
Merger-related items                                                       -              -            118
Other noninterest expense                                              1,809          1,807          1,800
Income before income taxes                                             1,161          1,160          1,026
Income tax expense                                                       409            415            365
Net income                                                               752            745            661
Net income (excluding merger-related items)                              752            745            738
Earnings per common share                                                .92            .89            .79
Earnings per common share (excluding merger-related items)               .92            .89            .89
Diluted earnings per common share                                        .91            .88            .78
Diluted earnings per common share
     (excluding merger-related items)                                    .91            .88            .87
Dividends per common share                                               .29            .29            .29

Yield on average earning assets                                         7.96%          7.92%          7.92 %
Rate on average interest-bearing liabilities                            4.64           4.62           4.76
Net interest spread                                                     3.32           3.30           3.16
Net interest yield                                                      3.96           3.93           3.75
Average total assets                                                $238,539       $243,887       $248,700
Average total deposits                                               140,425        143,504        140,755
Average total shareholders' equity                                    16,444         16,851         16,457
Return on average assets                                                1.25  %        1.23  %        1.06 %
Return on average assets (excluding merger-related items)               1.25           1.23           1.19
Return on average common shareholders' equity (1)                      18.23          17.78          16.26
Return on average common shareholders'
     equity (excluding merger-related items) (1)                       18.23          17.78          18.16

Cash basis financial data (2)
    Earnings per common share                                          $ .97          $ .94          $ .84
    Earnings per common share (excluding
          merger-related items)                                          .97            .94            .93
    Diluted earnings per common share                                    .96            .93            .83
    Diluted earnings per common share
       (excluding merger-related items)                                  .96            .93            .92
    Return on average tangible assets                                   1.34 %         1.31 %         1.14 %
    Return on average tangible assets
        (excluding merger-related items)                                1.34           1.31           1.27
    Return on average tangible common shareholders' equity (1)         22.94          22.26          20.44
    Return on average tangible common shareholders' equity
        (excluding merger-related items) (1)                           22.94          22.26          22.70

Market price per share of common stock
      High for the period                                          $   47  1/16 $     42  5/16 $     40 11/16
      Low for the period                                               38  3/16       37  3/8        32  3/16
      Closing price                                                    43  7/16       41  5/16       40  1/16

   Tier 1 Capital Ratio                                                 7.05%          7.58%          7.35 %
   Total Capital Ratio                                                 12.05          11.93          11.71




(1) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.

(2) Cash basis calculations exclude intangible assets and the related amortization expense.

--------------------------------------------------------------------------------

------------------------------------------------------------------------------------
      TABLE TWENTY
      QUARTERLY TAXABLE-EQUIVALENT DATA
      (DOLLARS IN MILLIONS)


                                                                          Fourth Quarter 1997                 Third Quarter 1997
                                                               -------------------------------------   -----------------------------
                                                                 Average                                Average
                                                                 Balance       Income                   Balance      Income
                                                                  Sheet          or        Yields/       Sheet         or    Yields/
                                                                 Amounts       Expense      Rates       Amounts      Expense  Rates
                                                               ------------  -----------  ----------  ------------ -----------------
      Earning assets
         Loans and leases, net of unearned income  (1)
            Commercial                                            $ 63,656      $ 1,340     8.35%      $ 65,061     $ 1,379    8.41%
            Real estate commercial                                   9,181          206     8.88         9,583         212     8.81
            Real estate construction                                 4,736          105     8.81         4,584         104     8.96
                                                               ---------------------------------------------------------------------
                Total commercial                                    77,573        1,651     8.44        79,228       1,695     8.49
                                                               ---------------------------------------------------------------------
            Residential mortgage                                    37,188          725     7.77        41,919         828     7.87
            Credit card                                              7,863          244    12.30         8,120         252    12.34
            Other consumer                                          39,492          956     9.61        38,530         921     9.48
                                                               ---------------------------------------------------------------------
                Total consumer                                      84,543        1,925     9.05        88,569       2,001     8.98
                                                               ---------------------------------------------------------------------
            Foreign                                                  3,795           71     7.44         3,962          69     6.88
            Lease financing                                          6,298          125     7.93         6,235         123     7.86
                                                               ---------------------------------------------------------------------
                Total loans and leases, net                        172,209        3,772     8.70       177,994       3,888     8.68
                                                               ---------------------------------------------------------------------
         Securities
           Held for investment                                       1,231           19     6.26         1,425          22     6.23
           Available for sale (2)                                   43,024          731     6.78        28,946         496     6.84
                                                               ---------------------------------------------------------------------
                Total securities                                    44,255          750     6.77        30,371         518     6.81
                                                               ---------------------------------------------------------------------
         Federal funds sold and securities purchased
           under agreements to resell                               12,734          170     5.30        11,567         159     5.45
         Time deposits placed and other short-term investments       2,229           38     6.84         1,809          27     5.91
         Trading account securities (3)                             21,726          350     6.41        22,628         353     6.20
         Other earning assets                                        1,762           35     7.87         1,253          27     8.48
                                                               ---------------------------------------------------------------------
                Total earning assets (4)                           254,915        5,115     7.98       245,622       4,972     8.05
      Cash and cash equivalents                                     10,809                              10,488
      Factored accounts receivable                                   1,234                               1,206
      Other assets, less allowance for credit losses                30,884                              28,090
                                                               ---------------------------------------------------------------------
               Total assets                                      $ 297,842                           $ 285,406
                                                               =====================================================================
      Interest-bearing liabilities
         Savings                                                    12,368           59     1.90      $ 12,594          60     1.89
         NOW and money market deposit accounts                      52,492          333     2.51        52,656         327     2.46
         Consumer CDs and IRAs                                      49,285          648     5.22        49,697         649     5.19
         Negotiated CDs, public funds and other time deposits        2,640           38     5.65         3,052          43     5.56
         Foreign time deposits                                      10,622          150     5.60         9,668         133     5.43
         Federal funds purchased, securities sold under
           agreements to repurchase and other short-term
           borrowings                                               50,801          708     5.53        43,943         623     5.62
         Trading account liabilities (3)                            11,527          190     6.54        10,241         163     6.30
         Long-term debt (5)                                         30,806          514     6.68        30,967         517     6.68
                                                               ---------------------------------------------------------------------
                Total interest-bearing liabilities (6)             220,541        2,640     4.76       212,818       2,515     4.70
                                                               ---------------------------------------------------------------------
      Noninterest-bearing sources
         Noninterest-bearing deposits                               38,936                              37,794
         Other liabilities                                          14,331                              11,575
         Shareholders' equity                                       24,034                              23,219
                                                               ---------------------------------------------------------------------
                Total liabilities and shareholders' equity       $ 297,842                           $ 285,406
                                                               =====================================================================
      Net interest spread                                                                   3.22                               3.35
      Impact of noninterest-bearing sources                                                  .64                                .63
                                                               ---------------------------------------------------------------------

      Net interest income/yield on earning assets                               $ 2,475     3.86%                  $ 2,457     3.98%
                                                               =====================================================================

(1) NONPERFORMING LOANS ARE INCLUDED IN THE RESPECTIVE AVERAGE LOAN BALANCES. INCOME ON SUCH NONPERFORMING LOANS IS RECOGNIZED ON A CASH BASIS.

(2) THE AVERAGE BALANCE SHEET AMOUNTS AND YIELDS ON SECURITIES AVAILABLE FOR SALE ARE BASED ON THE AVERAGE OF HISTORICAL AMORTIZED COST BALANCES.

(3) THE FAIR VALUES OF DERIVATIVES-DEALER POSITIONS ARE REPORTED IN OTHER ASSETS AND LIABILITIES, RESPECTIVELY.

(4) INTEREST INCOME INCLUDES TAXABLE-EQUIVALENT ADJUSTMENTS OF $35, $32, $33 AND $31 IN THE FOURTH, THIRD, SECOND AND FIRST QUARTERS OF 1997, RESPECTIVELY, AND $25 IN THE FOURTH QUARTER OF 1996. INTEREST INCOME ALSO INCLUDES THE IMPACT OF RISK MANAGEMENT INTEREST RATE CONTRACTS, WHICH INCREASED INTEREST INCOME ON THE UNDERLYING LINKED ASSETS $35, $34, $40 AND $54 IN THE FOURTH, THIRD, SECOND AND FIRST QUARTERS OF 1997, RESPECTIVELY, AND $34 IN THE FOURTH QUARTER OF 1996.

(5)      LONG-TERM DEBT INCLUDES TRUST PREFERRED SECURITIES.

(6) INTEREST EXPENSE INCLUDES THE IMPACT OF RISK MANAGEMENT INTEREST RATE CONTRACTS, WHICH DECREASED INTEREST EXPENSE ON THE UNDERLYING LINKED LIABILITIES $11, $8, $11 AND $10 IN THE FOURTH, THIRD, SECOND AND FIRST QUARTERS OF 1997, RESPECTIVELY, AND $1 IN THE FOURTH QUARTER OF 1996.
-------------------------------------------------------------------------------

            Second Quarter 1997                    First Quarter 1997                   Fourth Quarter 1996
------------------------------------     -----------------------------------   --------------------------------------
   Average                                Average                              Average
   Balance     Income                     Balance   Income                     Balance      Income
    Sheet        or         Yields/        Sheet      or            Yields/     Sheet         or           Yields/
   Amounts     Expense       Rates        Amounts   Expense          Rates     Amounts     Expense          Rates
------------  ---------    ---------     --------  ----------      ---------   ---------   ---------      ----------

  $ 65,329     $ 1,382         8.48%     $ 64,687    $ 1,341          8.41%     $ 54,968    $ 1,153         8.34%
    10,389         231         8.91        10,636        230          8.75         7,493        166         8.79
     4,569         107         9.46         4,593        103          9.07         3,899         86         8.90
-------------------------------------------------------------------------------------------------------------------
    80,287       1,720         8.59        79,916      1,674          8.49        66,360      1,405         8.42
-------------------------------------------------------------------------------------------------------------------
    43,522         851         7.83        41,799        811          7.80        38,040        738         7.74
     8,298         253        12.24         8,263        244         11.96         7,417        222        11.91
    38,147         901         9.47        38,222        887          9.42        31,670        758         9.52
-------------------------------------------------------------------------------------------------------------------
    89,967       2,005         8.93        88,284      1,942          8.89        77,127      1,718         8.87
-------------------------------------------------------------------------------------------------------------------
     3,291          59         7.25         3,445         59          6.84         2,856         49         6.88
     5,885         116         7.87         5,724        112          7.90         4,914         96         7.77
-------------------------------------------------------------------------------------------------------------------
   179,430       3,900         8.71       177,369      3,787          8.64       151,257      3,268         8.60
-------------------------------------------------------------------------------------------------------------------

     1,647          24         5.94         1,919         29          6.05         2,585         36         5.55
    25,563         438         6.85        25,638        435          6.81        16,404        283         6.90
-------------------------------------------------------------------------------------------------------------------
    27,210         462         6.80        27,557        464          6.76        18,989        319         6.72
-------------------------------------------------------------------------------------------------------------------

    11,788         174         5.92        13,943        196          5.70        12,600        167         5.27
     2,381          32         5.35         2,312         29          5.10         2,059         26         4.86
    22,800         332         5.84        22,855        317          5.60        21,160        334         6.32
       819          19         9.32         1,062         19          7.39           802         17         8.60
-------------------------------------------------------------------------------------------------------------------
   244,428       4,919         8.07       245,098      4,812          7.94       206,867      4,131         7.95
    10,520                                 11,499                                  9,977
     1,193                                  1,081                                  1,258
    28,053                                 25,936                                 16,747
-------------------------------------------------------------------------------------------------------------------
 $ 284,194                              $ 283,614                              $ 234,849
===================================================================================================================

  $ 12,990          62         1.94      $ 13,167         65          2.02      $ 11,576         59         2.02
    53,906         336         2.49        54,239        335          2.51        42,500        251         2.35
    50,685         657         5.19        51,679        661          5.18        43,145        561         5.17
     3,401          46         5.48         3,485         46          5.32         2,589         36         5.54
     9,523         125         5.30         9,278        118          5.14         9,139        117         5.10

    42,177         568         5.40        42,136        536          5.16        36,076        485         5.35
     9,390         160         6.84         9,967        165          6.72         9,336        152         6.47
    30,044         493         6.57        27,162        442          6.51        24,109        393         6.53
-------------------------------------------------------------------------------------------------------------------
   212,116       2,447         4.62       211,113      2,368          4.54       178,470      2,054         4.58
-------------------------------------------------------------------------------------------------------------------

    37,257                                 36,280                                 29,551
    11,290                                 12,555                                 10,231
    23,531                                 23,666                                 16,597
-------------------------------------------------------------------------------------------------------------------
 $ 284,194                              $ 283,614                              $ 234,849
===================================================================================================================
                               3.45                                   3.40                                  3.37
                                .60                                    .63                                   .63
-------------------------------------------------------------------------------------------------------------------
               $ 2,472         4.05%                 $ 2,444          4.03%                 $ 2,077         4.00%
===================================================================================================================


1996 COMPARED TO 1995
         The following discussion and analysis provides a comparison of the Corporation's results of operations for the years ended December 31, 1996 and 1995. This discussion should be read in conjunction with the consolidated financial statements and related notes on pages 38 through 73.

OVERVIEW
         The Corporation's continued earnings momentum was demonstrated through a 21-percent increase in operating net income to $3.02 billion in 1996 compared to $2.48 billion in 1995. Operating earnings per common share for 1996 increased 15 percent to $3.65 from $3.18 in 1995. Including a merger and restructuring item of $118 million ($77 million, net of tax), net income increased 18 percent to $2.94 billion while earnings per common share rose 12 percent to $3.56 and diluted earnings per common share increased 13 percent to $3.50, respectively.

NET INTEREST INCOME
         Taxable-equivalent net interest income increased 14 percent to $8.3 billion in 1996 compared to $7.3 billion in 1995 due to acquisitions of several banking operations, higher spreads in the securities portfolio, core loan growth and increased noninterest-bearing deposits, partially offset by the impact of securitizations and a shift in funding to long-term debt.
         The net interest yield increased 30 basis points to 3.91 percent in 1996 compared to 3.61 percent in 1995 due to the sale of low-yielding securities and the reinvestment of proceeds into higher-spread products.

PROVISION FOR CREDIT LOSSES
         The provision for credit losses covered net charge-offs and was $760 million in 1996 compared to $505 million in the prior year, reflecting the continuation of a return to more normalized levels of credit losses following periods of unusually low credit losses. Net charge-offs increased $208 million to $750 million in 1996 over 1995 due primarily to increases in credit card, commercial and other consumer net charge-offs.
         The allowance for credit losses was $2.8 billion, or 1.82 percent of net loans, leases and factored accounts receivable, on December 31, 1996 compared to $2.7 billion, or 1.81 percent, at the end of 1995. The allowance for credit losses was 259 percent of nonperforming loans on December 31, 1996 compared to 305 percent on December 31, 1995.

NONINTEREST INCOME
         Noninterest income increased 16 percent to $4.4 billion in 1996, driven primarily by higher deposit account service charges, investment banking income and mortgage servicing and other mortgage-related income.

NONINTEREST EXPENSE
         Noninterest expense increased 9 percent to $7.3 billion. Excluding the impact of acquisitions, noninterest expense increased 5 percent, the result of increased expenditures in selected areas to support revenue growth through enhancing customer sales and optimizing product and data delivery channels. Higher marketing expenses associated with the 1996 Summer Olympics also contributed to the increase in 1996 expenses.

 INCOME TAXES
         The Corporation's income tax expense for 1996 was $1.6 billion, for an effective tax rate of 35.2 percent of pretax income. Income tax expense for 1995 was $1.3 billion, for an effective tax rate of 34.8 percent.

NationsBank Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(DOLLARS IN MILLIONS EXCEPT PER-SHARE INFORMATION)
                                                                                         YEAR ENDED DECEMBER 31
                                                                               -------------------------------------------
                                                                                   1997           1996           1995
-----------------------------------------------------------------------------  -------------------------------------------
INTEREST INCOME
     Interest and fees on loans and leases                                         $ 15,270       $ 13,121       $ 12,134
     Interest and dividends on securities                                             2,140          1,618          1,844
     Federal funds sold and securities purchased under agreements to resell             699            689            942
     Trading account securities                                                       1,352          1,228          1,100
     Other interest income                                                              226            176            166
                                                                               -------------------------------------------
          Total interest income                                                      19,687         16,832         16,186
                                                                               -------------------------------------------
INTEREST EXPENSE
     Deposits                                                                         4,891          4,246          4,274
     Borrowed funds                                                                   2,435          2,274          2,858
     Trading account liabilities                                                        678            653            896
     Long-term debt                                                                   1,966          1,435            964
                                                                               -------------------------------------------
          Total interest expense                                                      9,970          8,608          8,992
                                                                               -------------------------------------------
NET INTEREST INCOME                                                                   9,717          8,224          7,194
PROVISION FOR CREDIT LOSSES                                                             954            760            505
                                                                               -------------------------------------------
NET CREDIT INCOME                                                                     8,763          7,464          6,689
GAINS ON SALES OF SECURITIES                                                            155             86             34

NONINTEREST INCOME
    Service charges on deposit accounts                                               1,835          1,393          1,132
    Mortgage servicing and other mortgage-related income                                293            224            146
    Investment banking income                                                           715            384            192
    Trading account profits and fees                                                    272            278            313
    Brokerage income                                                                    278            147            146
    Other nondeposit-related service fees                                               373            311            290
    Asset management and fiduciary service fees                                         732            513            522
    Credit card income                                                                  420            369            338
    Other income                                                                      1,011            789            708
                                                                               -------------------------------------------
          Total noninterest income                                                    5,929          4,408          3,787
                                                                               -------------------------------------------

FORECLOSED PROPERTIES EXPENSE                                                             9             21             30
MERGER AND RESTRUCTURING ITEMS                                                          374            118              -

OTHER NONINTEREST EXPENSE
    Personnel                                                                         4,528          3,543          3,250
    Occupancy, net                                                                      783            658            621
    Equipment                                                                           780            608            541
    Marketing                                                                           341            291            261
    Professional fees                                                                   383            312            207
    Amortization of intangibles                                                         503            179            173
    Data processing                                                                     346            295            272
    Telecommunications                                                                  283            218            191
    Other general operating                                                           1,011            959            955
    General administrative and miscellaneous                                            276            220            199
                                                                               -------------------------------------------
          Total other noninterest expense                                             9,234          7,283          6,670
                                                                               -------------------------------------------
INCOME BEFORE INCOME TAXES                                                            5,230          4,536          3,810
INCOME TAX EXPENSE                                                                    1,898          1,597          1,327
                                                                               -------------------------------------------
NET INCOME                                                                          $ 3,332        $ 2,939        $ 2,483
                                                                               ===========================================
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                                         $ 3,321        $ 2,922        $ 2,459
                                                                               ============================================
PER-SHARE INFORMATION (1)
      Earnings per common share                                                     $  3.53         $ 3.56         $ 3.18
                                                                               ============================================
      Diluted earnings per common share                                             $  3.44         $ 3.50         $ 3.10
                                                                               ============================================
      Dividends per common share                                                    $  1.37         $ 1.20         $ 1.04
                                                                               ============================================
AVERAGE COMMON SHARES ISSUED (IN THOUSANDS) (1)                                     941,992        820,945        773,799
                                                                               ============================================

(1) SHARES AND PER-SHARE DATA REFLECT A 2-FOR-1 STOCK SPLIT ON FEBRUARY 27,
    1997.


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NationsBank Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEET
(DOLLARS IN MILLIONS)
                                                                                                          DECEMBER 31
                                                                                                ------------------------------
                                                                                                     1997            1996
------------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and cash equivalents                                                                        $ 13,781        $ 11,881
   Time deposits placed and other short-term investments                                               2,501           1,986
   Securities
      Held for investment, at cost (market value $1,161 and $2,110)                                    1,156           2,110
      Available for sale                                                                              49,448          17,285
                                                                                                ------------------------------
         Total securities                                                                             50,604          19,395
                                                                                                ------------------------------

   Federal funds sold and securities purchased under agreements to resell                             10,024           6,962
   Trading account assets                                                                             23,682          18,693

   Loans and leases, net of unearned income                                                          175,697         151,992
   Factored accounts receivable                                                                        1,081           1,049
   Allowance for credit losses                                                                        (3,277)         (2,792)
                                                                                                ------------------------------
         Loans, leases and factored accounts receivable, net of unearned income
            and allowance for credit losses                                                          173,501         150,249
                                                                                                ------------------------------

   Premises and equipment, net                                                                         4,424           3,847
   Customers' acceptance liability                                                                     1,330           1,074
   Interest receivable                                                                                 2,024           1,476
   Mortgage servicing rights                                                                           1,311             963
   Goodwill                                                                                            9,729           2,204
   Core deposit and other intangibles                                                                    823             418
   Other assets                                                                                       16,820           7,801
                                                                                                ------------------------------
                                                                                                   $ 310,554       $ 226,949
                                                                                                ==============================
LIABILITIES
   Deposits
      Noninterest-bearing                                                                           $ 41,700        $ 32,209
      Savings                                                                                         12,293          11,436
      NOW and money market deposit accounts                                                           53,969          43,359
      Time                                                                                            51,288          45,272
      Foreign time                                                                                    14,393           8,053
                                                                                                ------------------------------
         Total deposits                                                                              173,643         140,329
                                                                                                ------------------------------

   Federal funds purchased and securities sold under agreements to repurchase                         46,504          20,646
   Trading account liabilities                                                                        15,207          11,771
   Commercial paper                                                                                    3,752           2,829
   Other short-term borrowings                                                                         4,127           1,837
   Liability to factoring clients                                                                        591             597
   Acceptances outstanding                                                                             1,330           1,074
   Accrued expenses and other liabilities                                                              9,058           5,110
   Trust preferred securities                                                                          2,705           1,465
   Long-term debt                                                                                     28,890          24,212
                                                                                                ------------------------------
         Total liabilities                                                                           285,807         209,870
                                                                                                ------------------------------

         Contingent liabilities and other financial commitments (Notes Eight and Ten)

SHAREHOLDERS' EQUITY
   Preferred stock: authorized - 45,000,000 shares; issued - 2,209,784 and 5,228,948 shares               94             171
   Common stock: authorized - 1,250,000,000 shares; issued - 943,932,530 and 798,724,153 shares        9,779           4,479
   Retained earnings                                                                                  14,592          12,482
   Other, including loan to ESOP trust                                                                   282             (53)
                                                                                                -----------------------------
         Total shareholders' equity                                                                   24,747          17,079
                                                                                                -----------------------------
                                                                                                   $ 310,554       $ 226,949
                                                                                                =============================


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NationsBank Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)
                                                                                                    YEAR ENDED DECEMBER 31
                                                                                           -----------------------------------------
                                                                                               1997           1996          1995
                                                                                           -----------------------------------------
OPERATING ACTIVITIES
    Net income                                                                             $     3,332    $    2,939   $      2,483
    Reconciliation of net income to net cash (used in) provided by operating activities
          Provision for credit losses                                                              954           760            505
          Gains on sales of securities                                                            (155)          (86)           (34)
          Depreciation and premises improvements amortization                                      553           416            378
          Amortization of intangibles                                                              503           179            173
          Deferred income tax expense                                                              488           360            165
          Net change in trading instruments                                                     (1,272)       (3,280)        (5,175)
          Net (increase) decrease in interest receivable                                          (266)          522           (193)
          Net increase (decrease) in interest payable                                               74          (547)           254
          Other operating activities                                                            (4,650)        1,385         (3,563)
                                                                                           -----------------------------------------
                Net cash (used in) provided by operating activities                               (439)        2,648         (5,007)
                                                                                           -----------------------------------------


INVESTING ACTIVITIES
    Proceeds from maturities of securities held for investment                                     987         2,329          5,547
    Purchases of securities held for investment                                                   (128)          (14)          (545)
    Proceeds from sales and maturities of securities available for sale                         37,308        32,977         30,206
    Purchases of securities available for sale                                                 (49,570)      (16,489)       (29,758)
    Net (increase) decrease in federal funds sold and securities
          purchased under agreements to resell                                                    (800)         (316)         4,856
    Net (increase) decrease in time deposits placed and other short-term investments              (719)         (565)           863
    Purchase and net originations of loans and leases                                          (28,521)      (13,637)       (19,385)
    Proceeds from sales and securitizations of loans and leases                                 21,102        12,171          4,616
    Purchases and originations of mortgage servicing rights                                       (397)         (366)          (598)
    Purchases of factored accounts receivable                                                   (7,919)       (7,738)        (7,856)
    Collections of factored accounts receivable                                                  7,873         7,656          7,834
    Net purchases of premises and equipment                                                       (287)         (518)          (454)
    Proceeds from sales of foreclosed properties                                                   280           262            324
    Sales and acquisitions of business activities, net of cash                                   1,389           795         (1,020)
                                                                                           -----------------------------------------
                Net cash (used in) provided by investing activities                            (19,402)       16,547         (5,370)
                                                                                           -----------------------------------------


FINANCING ACTIVITIES
    Net increase (decrease) in deposits                                                            883        (7,104)        (1,109)
    Net increase (decrease) in federal funds purchased and securities
          sold under agreements to repurchase                                                   21,590       (10,235)         2,558
    Net increase (decrease) in other short-term borrowings and commercial paper                  1,911        (4,307)          (713)
    Proceeds from issuance of trust preferred securities                                         1,240         1,465              -
    Proceeds from issuance of long-term debt                                                     6,133         7,480         11,893
    Retirement of long-term debt                                                                (3,601)       (3,307)        (2,249)
    Proceeds from issuance of common stock                                                       1,418           240            326
    Cash dividends paid                                                                         (1,222)         (923)          (766)
    Common stock repurchased                                                                    (6,515)       (1,842)          (887)
    Other financing activities                                                                     (96)          112            (24)
                                                                                           -----------------------------------------
                Net cash provided by (used in) financing activities                             21,741       (18,421)         9,029
                                                                                           -----------------------------------------
Net increase (decrease) in cash and cash equivalents                                             1,900           774         (1,348)
Cash and cash equivalents on January 1                                                          11,881        11,107         12,455
                                                                                           -----------------------------------------
Cash and cash equivalents on December 31                                                   $    13,781    $   11,881   $     11,107
                                                                                           =========================================
Supplemental cash flow disclosure:
    Cash paid for interest                                                                 $     9,896    $    9,074   $      8,765
    Cash paid for income taxes                                                                     646         1,132            961

LOANS TRANSFERRED TO FORECLOSED PROPERTIES AMOUNTED TO $212, $209 AND $181 IN 1997, 1996 AND 1995, RESPECTIVELY.

LOANS SECURITIZED AND RETAINED IN THE AVAILABLE FOR SALE SECURITIES PORTFOLIO AMOUNTED TO $7,842 AND $4,558 IN 1997 AND 1996, RESPECTIVELY.

THE FAIR VALUES OF NONCASH ASSETS ACQUIRED AND LIABILITIES ASSUMED IN ACQUISITIONS DURING 1997 WERE APPROXIMATELY $51,555 AND $42,692 RESPECTIVELY, NET OF CASH ACQUIRED.

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NationsBank Corporation
Consolidated Statement of Changes in Shareholders' Equity
(Dollars in Millions, Shares in Thousands)

                                                                                                                   Total
                                                                           Common Stock      Retained              Share-
                                                   Preferred           --------------------                       holders'
                                                     Stock             Shares       Amount   Earnings   Other      Equity
-----------------------------------------------------------------------------------------------------------------------------
Balance on December 31, 1994                       $     326           782,645    $ 5,683    $ 8,550   $  (414)  $ 14,145
   Net income                                                                                  2,483                2,483
   Cash dividends by pooled companies:
      NationsBank
          Common                                                                                (567)                (567)
          Preferred                                                                               (8)                  (8)
      Barnett
          Common                                                                                (175)                (175)
          Preferred                                                                              (16)                 (16)
   Common stock issued under dividend
          reinvestment and employee plans                               12,166        286                   40        326
   Common stock issued in acquisitions                                   6,785        221          5                  226
   Common stock repurchased                                            (35,096)      (887)                           (887)
   Conversion of preferred stock                        (117)            7,117        117
   Net change in unrealized gains (losses)
          on securities available for sale and
          marketable equity securities                                                                     525        525
   Other                                                  (6)              226          6                   21         21
                                                     ----------------------------------------------------------------------
Balance on December 31, 1995                             203           773,843      5,426     10,272       172     16,073
   Net income                                                                                  2,939                2,939
   Cash dividends by pooled companies:
      NationsBank
          Common                                                                                (707)                (707)
          Preferred                                                                              (15)                 (15)
      Barnett
          Common                                                                                (199)                (199)
          Preferred                                                                               (2)                  (2)
   Common stock issued under employee plans                              6,997        203                   37        240
   Stock issued in acquisitions                           73            55,436        586        192         2        853
   Common stock repurchased                                            (46,513)    (1,842)                         (1,842)
   Conversion of preferred stock                         (98)            8,703         98
   Net change in unrealized gains (losses)
          on securities available for sale and
          marketable equity securities                                                                    (270)      (270)
   Other                                                  (7)              258          8          2         6          9
                                                   -----------------------------------------------------------------------
Balance on December 31, 1996                             171           798,724      4,479     12,482       (53)    17,079
   Net income                                                                                  3,332                3,332
   Cash dividends by pooled companies:
      NationsBank
          Common                                                                                (985)                (985)
          Preferred                                                                              (11)                 (11)
      Barnett
          Common                                                                                (226)                (226)
   Common stock issued under employee plans                             36,517      1,414                    4      1,418
   Stock issued in acquisitions                           82           219,024     10,320                          10,402
   Common stock repurchased                                           (114,201)    (6,515)                         (6,515)
   Redemption of preferred stock                         (73)                                                         (73)
   Conversion of preferred stock                         (86)            3,859         86
   Net change in unrealized gains (losses)
          on securities available for sale and
          marketable equity securities                                                                     314        314
   Other                                                                    10         (5)                  17         12
                                                   -----------------------------------------------------------------------
Balance on December 31, 1997                       $      94           943,933    $ 9,779    $14,592   $   282   $ 24,747
                                                   =======================================================================

See accompanying notes to consolidated financial statements.

         On January 9, 1998, NationsBank Corporation (the Corporation) completed its merger with Barnett Banks, Inc. (Barnett). The transaction was accounted for as a pooling of interests. The financial statements have been restated to present the combined results of the Corporation and Barnett as if the merger had been in effect for all periods presented.
         The Corporation is a North Carolina corporation and a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended, with its principal assets being the stock of its subsidiaries. Through its banking subsidiaries and various nonbanking subsidiaries, the Corporation provides banking and banking-related services primarily throughout the Mid-Atlantic, the Midwest, the Southeast and the Southwest.

NOTE ONE - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION
         The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Certain prior period amounts have been reclassified to conform to current year classifications.
         Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.
         The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. Significant estimates made by management are discussed in these footnotes as applicable.
         On February 27, 1997, the Corporation completed a 2-for-1 split of its common stock. Accordingly, the consolidated financial statements for all years presented reflect the impact of the stock split.

CASH AND CASH EQUIVALENTS
         Cash on hand, cash items in the process of collection and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and cash equivalents.

SECURITIES
         Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held for investment and reported at amortized cost. All other securities, except those used in trading activities, are classified as available for sale and carried at fair value with net unrealized gains and losses included in shareholders' equity on an after-tax basis. Marketable equity securities are carried at fair value with net unrealized gains and losses included in shareholders' equity, net of tax.
         Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

LOANS HELD FOR SALE
         Loans held for sale include residential mortgage, commercial real estate and other loans and are carried at the lower of aggregate cost or market value. Generally, such loans are originated with the intent of sale.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER
         AGREEMENTS TO REPURCHASE

         Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The Corporation's policy is to obtain the use of securities purchased under agreements to resell. The market value of the underlying securities which collateralize the related receivable on agreements to resell is monitored, including accrued interest, and additional collateral is requested when deemed appropriate.

TRADING INSTRUMENTS
         Instruments utilized in trading activities include both securities and derivatives and are stated at fair value. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair values are estimated based on dealer quotes, pricing models or quoted prices for instruments with similar characteristics. Gross unrealized gains and losses on trading derivative positions with the same counterparty are generally presented on a net basis for balance sheet reporting purposes where legally enforceable master netting agreements have been executed. Realized and unrealized gains and losses are recognized as trading account profits and fees.

LOANS
         Loans are reported at their outstanding principal balances net of any charge-offs, unamortized deferred fees and costs on originated loans and premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans. Discounts and premiums are amortized to income using methods that approximate the interest method.

ALLOWANCE FOR CREDIT LOSSES
         The allowance for credit losses is primarily available to absorb losses inherent in the loans, leases and factored accounts receivable portfolios. Credit exposures deemed to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged-off amounts are credited to the allowance for credit losses.
         Individually identified impaired loans are measured based on the present value of payments expected to be received, observable market prices, or for loans that are solely dependent on the collateral for repayment, the estimated fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of estimated fair value, a valuation allowance is established as a component of the allowance for credit losses.
         The Corporation's process for determining an appropriate allowance for credit losses includes management's judgment and use of estimates. The adequacy of the allowance for credit losses is reviewed regularly by management. On a quarterly basis, a comprehensive review of the adequacy of the allowance for credit losses is performed. This assessment is made in the context of historical losses as well as existing economic conditions and performance trends within specific portfolio segments and individual concentrations of credit. Additions to the allowance for credit losses are made by charges to the provision for credit losses.

NONPERFORMING LOANS
         Commercial loans and leases that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, including loans that are individually identified as being impaired, are generally classified as nonperforming loans unless well secured and in the process of collection. Loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties are classified as nonperforming until such time as the loan is not impaired based on the terms of the restructured agreement and the interest rate is a market rate as measured at the restructuring date. Impaired loans are included in nonperforming loans. Generally, loans which are past due 180 days or more as to principal or interest are classified as nonperforming regardless of collateral or collection status. Generally, interest accrued but not collected is reversed when a loan or lease is classified as nonperforming.
         Interest collections on nonperforming loans and leases for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received.
         Credit card loans that are 180 days past due are charged off and not classified as nonperforming. All other consumer loans and residential mortgages are generally charged off at 120 days past due or placed on nonperforming status upon repossession or the inception of foreclosure proceedings. Ordinarily, interest accrued but not collected is charged off along with the principal.

FORECLOSED PROPERTIES
         Assets are classified as foreclosed properties upon actual foreclosure or when physical possession of the collateral is taken regardless of whether foreclosure proceedings have taken place.
         Foreclosed properties are carried at the lower of the recorded amount of the loan or lease for which the property previously served as collateral, or the fair value of the property less estimated costs to sell. Prior to foreclosure, the recorded amount of the loan or lease is reduced, if necessary, to the fair value, less estimated costs to sell, of the real estate to be acquired by charging the allowance for credit losses.
         Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of foreclosed properties are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred.

PREMISES AND EQUIPMENT
         Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized principally using the straight-line method over the estimated useful lives of the assets.

MORTGAGE SERVICING RIGHTS
         The total cost of mortgage loans originated or purchased is allocated between the cost of the loans and the mortgage servicing rights (MSRs) based on the relative fair values of the loans and the MSRs. MSRs acquired separately are capitalized at cost. During 1997, the Corporation capitalized $397 million of MSRs. The cost of the MSRs is amortized in proportion to and over the estimated period of net servicing revenues. During 1997, amortization was $188 million.
         The fair value on December 31, 1997 of capitalized MSRs approximated the carrying value of $1.3 billion. Total loans serviced approximated $126.5 billion on December 31, 1997, including loans serviced on behalf of the Corporation's banking subsidiaries. The predominant characteristics used as the basis for stratifying MSRs are loan type and interest rate. The MSRs strata are evaluated for impairment by estimating the fair value based on anticipated future net cash flows, taking into consideration prepayment predictions. If the carrying value of the MSRs exceeds the estimated fair value, a valuation allowance is established. Changes to the valuation allowance are charged against or credited to mortgage servicing income and fees. The valuation allowance on December 31, 1997, 1996 and 1995 and changes in the valuation allowance during 1997, 1996 and 1995 were insignificant.
         To manage risk associated with changes in prepayment rates, the Corporation uses various financial instruments including options and interest rate swaps. The notional amount on December 31, 1997 was $8.7 billion and the unrealized gain on such contracts was $57 million.

CONSUMER FINANCE LENDING
         The Corporation provides consumer finance lending primarily through NationsCredit Corporation, EquiCredit Corporation and Oxford Resources Corp. Included in other income are gains on the securitization and sale of home equity and automobile secured installment loans and servicing income on securitized loans. The gains on sales of such loans include the estimated present value of servicing revenues in excess of a contractual servicing fee over the expected average life of the loans, discounted at a market rate at the time of sale and adjusted for projected prepayments and expected foreclosure expenses. A corresponding asset, capitalized servicing income, is recorded at the time of sale and is included in other assets.
         The Corporation adjusts the carrying value of the assets to fair value based on changes in market conditions and changes in estimates. The adjustment is reflected as an unrealized gain or loss in shareholders' equity, unless the asset is determined to be permanently impaired. Permanent impairments are expensed.

GOODWILL AND OTHER INTANGIBLES
         Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on an accelerated or straight-line basis over the period benefited. Goodwill is amortized on a straight-line basis over a period not to exceed 25 years. The recoverability of goodwill and other intangibles is evaluated if events or circumstances indicate a possible inability to realize the carrying amount. Such evaluation is based on various analyses, including undiscounted cash flow projections.

INCOME TAXES
         There are two components of income tax provision: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the applicable period. Balance sheet amounts of deferred taxes are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax liabilities or assets between periods.
         Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

RETIREMENT BENEFITS
         The Corporation has established qualified retirement plans covering full-time, salaried employees and certain part-time employees. Pension expense under these plans is charged to current operations and consists of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.
         In addition, the Corporation and its subsidiaries have established unfunded supplemental benefit plans providing any benefits that could not be paid from a qualified retirement plan because of Internal Revenue Code restrictions and supplemental executive retirement plans for selected officers of the Corporation and its subsidiaries. These plans are nonqualified and, therefore, in general, a participant's or beneficiary's claim to benefits is as a general creditor.
         The Corporation and its subsidiaries have established several postretirement medical benefit plans which are not funded.

RISK MANAGEMENT INSTRUMENTS
         Risk management instruments are utilized to modify the interest rate characteristics of related assets or liabilities or hedge against fluctuations in interest rates, currency exchange rates or other such exposures as part of the Corporation's asset and liability management process. Instruments must be designated as hedges and must be effective throughout the hedge period. To qualify as hedges, risk management instruments must be linked to specific assets or liabilities or pools of similar assets or liabilities.
         Swaps, principally interest rate, used in the asset and liability management process are accounted for on the accrual basis with revenues or expenses recognized as adjustments to income or expense on the underlying linked assets or liabilities. In addition, gains or losses on foreign currency contracts are a component of the revaluation of the underlying foreign-denominated liabilities. Risk management swaps generally are not terminated. When terminations do occur, gains or losses are recorded as adjustments to the carrying value of the underlying assets or liabilities and recognized as income or expense over the shorter of either the remaining expected lives of such underlying assets or liabilities or the remaining life of the swap. In circumstances where the underlying assets or liabilities are sold, any remaining carrying value adjustments and the cumulative change in value of any open positions are recognized immediately as a component of the gain or loss on disposition of such underlying assets or liabilities.
         Gains and losses associated with interest rate futures and forward contracts used as effective hedges of existing risk positions or anticipated transactions are deferred as an adjustment to the carrying value of the related asset or liability and recognized in income over the remaining term of the related asset or liability.
         Risk management instruments used to hedge or modify the interest rate characteristics of debt securities classified as available for sale are carried at fair value with unrealized gains or losses deferred as a component of shareholders' equity.
         To manage interest rate risk, the Corporation also uses interest rate option products, primarily caps and floors. Interest rate caps and floors are agreements where, for a fee, the purchaser obtains the right to receive interest payments when a variable interest rate moves above or below a specified cap or floor rate, respectively. Such instruments are primarily linked to long-term debt, short-term borrowings and pools of similar residential mortgages and consist mainly of purchased options. The Corporation also purchases options in the interest rate market to protect the value of certain assets, principally MSRs, against changes in prepayment rates. Option premiums are amortized over the option life on a straight-line basis. Such contracts are designated as hedges, and gains or losses are recorded as adjustments to the carrying value of the MSRs, which are subjected to impairment valuations as described in the MSRs accounting policy.
         The Corporation also utilizes forward delivery contracts and options to reduce the interest rate risk inherent in mortgage loans held for sale and the commitments made to borrowers for mortgage loans which have not been funded. These financial instruments are considered in the Corporation's lower of cost or market valuation of its mortgage loans held for sale.

EARNINGS PER COMMON SHARE
         Earnings per common share for all periods presented is computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares outstanding. Diluted earnings per common share is computed by dividing net income available to common shareholders, adjusted for the effect of assumed conversions, by the weighted average number of common shares outstanding and dilutive potential common shares, which include convertible preferred stock and stock options. Dilutive potential common shares are calculated using the treasury stock method.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
         In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130) and SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for the reporting and displaying of comprehensive income and its components in financial statements. SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," and specifies new disclosure requirements for operating segment financial information. In February 1998, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS 132) was issued. SFAS 132 revises and standardizes employers' disclosures about pension and other postretirement benefit plans. These standards are effective for fiscal years beginning after December 15, 1997. The Corporation will adopt the provisions of these standards during the first quarter of 1998.

NOTE TWO - MERGER-RELATED ACTIVITY

        On April 13, 1998, the Corporation announced a definitive agreement to merge with BankAmerica Corporation (BankAmerica). The merger will create a new holding company called BankAmerica Corporation to be headquartered in Charlotte, North Carolina. Each outstanding share of BankAmerica common stock will be converted into 1.1316 shares of the new holding company and each share of the Corporation's common stock will become a share in the new company. The merger is expected to close in the fourth quarter of 1998 and is subject to regulatory and shareholder approval.
        On January 9, 1998, the Corporation completed its merger with Barnett, a multi-bank holding company headquartered in Jacksonville, Florida (the Merger). Barnett's total assets, total deposits and total shareholders' equity on the date of the Merger amounted to approximately $46.0 billion, $35.4 billion and $3.4 billion, respectively. Each outstanding share of Barnett common stock was converted into 1.1875 shares of the Corporation's common stock, resulting in the net issuance of approximately 233 million common shares to the former Barnett shareholders. In addition, approximately 11 million options to purchase the Corporation's stock were issued to convert similar stock options granted to certain Barnett employees. This transaction was accounted for as a pooling of interests. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of the Corporation and Barnett have been combined and reflected at their historical amounts.
         In connection with the Merger, the Corporation expects to incur pretax merger and restructuring items during the first quarter of 1998 of approximately $900 million ($642 million after-tax), which will include approximately $375 million primarily in severance and change in control payments, $300 million of conversion and related costs and occupancy and equipment expenses (primarily lease exit costs and the elimination of duplicate facilities and other capitalized assets), $125 million of exit costs related to contract terminations and $100 million of other Merger costs (including legal and investment banking fees).
         In compliance with certain requirements of the Federal Reserve Board, the Department of Justice and certain Florida authorities in connection with the Merger, the Corporation and Barnett have entered into agreements to divest certain branches of Barnett with loans and deposits aggregating approximately $2.5 billion and $4.0 billion, respectively, in various markets in Florida.
         On October 1, 1997, the Corporation completed the acquisition of Montgomery Securities (Montgomery), an investment banking and institutional brokerage firm headquartered in San Francisco, California. The purchase price consisted of $840 million in cash and approximately 5.3 million unregistered shares of the Corporation's common stock for an aggregate amount of approximately $1.1 billion. Montgomery had 1996 revenues of approximately $600 million and assets of approximately $3.0 billion on the date of acquisition. The Corporation accounted for this acquisition as a purchase.
         The Corporation consummated the acquisition of First Federal Savings Bank of Brunswick, Georgia (Brunswick) on April 15, 1997. As of the acquisition date, Brunswick had assets of approximately $249 million and deposits of approximately $219 million. The Corporation issued approximately 2.4 million shares of its common stock in this acquisition. The Corporation accounted for this acquisition as a purchase.
         On April 1, 1997, the Corporation acquired all of the outstanding common stock of Oxford Resources Corp. (Oxford), a national automobile leasing company for 16.2 million shares of common stock. On the date of acquisition, Oxford's total assets and total liabilities were $1.9 billion and $1.8 billion, respectively. The acquisition was accounted for as a purchase.
         On January 7, 1997, the Corporation completed the acquisition of Boatmen's Bancshares, Inc. (Boatmen's), headquartered in St. Louis, Missouri, resulting in the issuance of approximately 195 million shares of the Corporation's common stock valued at $9.4 billion on the date of the acquisition and aggregate cash payments of $371 million to Boatmen's shareholders. On the date of the acquisition, Boatmen's total assets and total deposits were approximately $41.2 billion and $32.0 billion, respectively. The Corporation accounted for this acquisition as a purchase.
         The following table presents condensed pro forma consolidated results of operations for the year ended December 31, 1996 as if the acquisition of Boatmen's had occurred on January 1, 1996. This information combines the historical results of operations of the Corporation and Boatmen's after the effect of purchase accounting adjustments. The cash portion of the purchase price is 35 percent, which reflects the actual cash election of 4 percent paid at closing plus share repurchases completed prior to the initiation of the Barnett merger. The pro forma information does not purport to be indicative of the results that would have been obtained if the operations had actually been combined during the periods presented and is not necessarily indicative of operating results to be expected in future periods.

UNAUDITED PRO FORMA RESULTS OF OPERATIONS
(Dollars in millions, except per share information)

                                                             1996
---------------------------------------------------------------------
Net interest income                                    $       9,483
Net income                                                     2,964
Net income available to common shareholders                    2,940
Earnings per common share                                       3.08
Diluted earnings per common share                               3.04



         In January 1995, the Corporation acquired EquiCredit Corporation (EquiCredit), a national consumer finance company, for $332 million. EquiCredit specializes in originating, securitizing, and servicing consumer loans secured by first or second mortgages. The Corporation accounted for this acquisition as a purchase.
         On June 1, 1997, the branching provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 took effect, allowing banking companies to consolidate their subsidiary bank operations across state lines. On December 31, 1997, the Corporation operated its banking activities primarily under four charters: NationsBank, N.A., NationsBank of Texas, N.A., Barnett Bank, N.A. and NationsBank of Delaware, N.A., which operates the Corporation's credit card business. The Corporation expects to continue the consolidation of other banking subsidiaries throughout 1998.

NOTE THREE --- SECURITIES

         The amortized costs and market values of securities held for investment and securities available for sale on December 31 were (dollars in millions):


                                                                                  GROSS             GROSS
                                                               AMORTIZED        UNREALIZED       UNREALIZED          MARKET
SECURITIES HELD FOR INVESTMENT                                   COST             GAINS            LOSSES             VALUE
--------------------------------                             --------------     -----------     --------------    --------------
1997
U.S. Treasury securities and agency debentures                   $ 500              $ 1                $ (1)            $ 500
Foreign sovereign securities                                        32                -                    -               32
Mortgage-backed securities                                         532                2                  (1)              533
Other taxable securities                                             5                -                   -                 5
                                                             --------------     -----------     --------------    --------------
   Total taxable                                                 1,069                3                  (2)            1,070
                                                             --------------     -----------     --------------    --------------
Tax-exempt securities                                               87                4                   -                91
                                                             --------------     -----------     --------------    --------------
   Total                                                       $ 1,156              $ 7                $ (2)          $ 1,161
                                                             ==============     ===========     ==============    ==============

1996
U.S. Treasury securities and agency debentures                   $ 862              $ -               $  (3)          $   859
Foreign sovereign securities                                        25                -                   -                25
Mortgage-backed securities                                       1,101                3                  (4)            1,100
Other taxable securities                                             5                -                   -                 5
                                                             --------------     -----------     --------------    --------------
   Total taxable                                                 1,993                3                  (7)            1,989
                                                             --------------     -----------     --------------    --------------
Tax-exempt securities                                              117                4                   -               121
                                                             --------------     -----------     --------------    --------------
   Total                                                       $ 2,110              $ 7                $ (7)          $ 2,110
                                                             ==============     ===========     ==============    ==============

                                                                                  GROSS             GROSS
                                                               AMORTIZED        UNREALIZED       UNREALIZED          MARKET
SECURITIES AVAILABLE FOR SALE                                     COST            GAINS            LOSSES             VALUE
-----------------------------                               --------------     -----------     --------------    --------------
1997
U.S. Treasury securities and agency debentures                     $ 9,171            $ 95               $ (4)          $ 9,262
Foreign sovereign securities                                         6,400              16                (20)            6,396
Mortgage-backed securities                                          30,163             375                (27)           30,511
Other taxable securities                                             1,550               9                  -             1,559
                                                             --------------     -----------     --------------    --------------
   Total taxable                                                    47,284             495                (51)           47,728
                                                             --------------     -----------     --------------    --------------
Tax-exempt securities                                                1,662              58                  -             1,720
                                                             --------------     -----------     --------------    --------------
   Total                                                          $ 48,946           $ 553              $ (51)         $ 49,448
                                                             ==============     ===========     ==============    ==============

1996
U.S. Treasury securities and agency debentures                     $ 3,643            $ 19              $ (29)          $ 3,633
Foreign sovereign securities                                           952               2                 (8)              946
Mortgage-backed securities                                          10,646              61                (49)           10,658
Other taxable securities                                             1,278               8                 (2)            1,284
                                                             --------------     -----------     --------------    --------------
   Total taxable                                                    16,519              90                (88)           16,521
                                                             --------------     -----------     --------------    --------------
Tax-exempt securities                                                  745              21                 (2)              764
                                                             --------------     -----------     --------------    --------------
   Total                                                          $ 17,264           $ 111              $ (90)         $ 17,285
                                                             ==============     ===========     ==============    ==============

         The components, expected maturity distribution and yields (computed on a taxable-equivalent basis) of the Corporation's securities portfolio on December 31, 1997 are summarized below (dollars in millions). Actual maturities may differ from contractual maturities or maturities shown below since borrowers may have the right to prepay obligations with or without prepayment penalties.



                                                          DUE AFTER 1         DUE AFTER 5
                                      DUE IN 1 YEAR        THROUGH 5           THROUGH 10          DUE AFTER
                                         OR LESS             YEARS               YEARS              10 YEARS             TOTAL
                                  ------------------  -------------------  ------------------   -----------------   ---------------
                                   AMOUNT     YIELD     AMOUNT     YIELD    AMOUNT    YIELD    AMOUNT     YIELD      AMOUNT YIELD
                                  --------  --------  ---------   -------  --------  --------  -------   --------   ------- -------
Amortized cost of securities held
  for investment
    U.S. Treasury securities
      and agency debentures         $ 101      4.94%    $ 399      5.86%     $ -       - %      $ -         - %      $ 500    5.68%
    Foreign sovereign securities        8      5.86        13      7.60       10       6.59       1         6.62        32    6.84
    Mortgage-backed securities        313      5.97       216      6.73        3       5.63       -         -          532    6.28
    Other taxable securities            3      8.01         -      -           -       -          2         6.56         5    7.18
                                  --------  --------  ---------  --------   -------   -------  -------   --------   ------- -------
      Total taxable                   425      5.74       628      6.19       13       6.40       3         6.74     1,069    6.02
    Tax-exempt securities              25      9.62        33      9.36       10       9.34      19         9.29        87    9.42
                                  --------  --------  ---------  --------   -------   -------  -------   --------   ------- -------
      Total                         $ 450      5.96     $ 661      6.35     $ 23       7.70    $ 22         8.89   $ 1,156    6.27
                                  ========  ========  =========  ========   ========  =======  =======   ========   ======= =======

Market value of securities
  held for investment               $ 448               $ 665               $ 24               $ 24                $ 1,161
                                  ========            =========             ========           =======              =======

Market value of securities
  available for sale
    U.S. Treasury securities
      and agency debentures         $ 771      5.96%   $ 4,716      6.00% $ 3,514       6.04%  $ 261         6.36%  $ 9,262    6.01%
    Foreign sovereign securities       67     20.13      4,446      4.87      809       5.76   1,074         5.63     6,396    5.27
    Mortgage-backed securities        428      5.61     12,657      7.26   15,478       6.82   1,948         6.99    30,511    7.00
    Other taxable securities          329      5.64        374     14.53      234       6.74     622         5.80     1,559    8.01
                                  --------  --------  ---------  --------   -------   -------  -------   --------   ------- -------
      Total taxable                 1,595      6.39     22,193      6.63   20,035       6.64   3,905         6.39    47,728    6.60
    Tax-exempt securities             120      7.51        311      7.21      441       7.77     848         8.24     1,720    7.87
                                  --------  --------  ---------  --------   -------   -------  -------   --------   ------- -------
      Total                       $ 1,715      6.47   $ 22,504      6.64 $ 20,476       6.67 $ 4,753         6.70  $ 49,448    6.65
                                  ========  ========  =========  ========   =======   =======  =======   ========   ======= =======

Amortized cost of securitites
   available for sale             $ 1,713              $ 22,287           $ 20,249            $ 4,697              $ 48,946
                                  ========            =========          ==========            =======             ========




         The components of gains and losses on sales of available for sale securities for the years ended December 31 were (dollars in millions):


                                                       1997           1996          1995
                                                 -----------   ------------   -----------
Gross gains on sales of securities                    $ 162          $ 219          $ 80
Gross losses on sales of securities                      (7)          (133)          (46)
                                                 -----------   ------------   -----------
Net gains on sales of securities                      $ 155           $ 86          $ 34
                                                 ===========   ============   ===========



         There were no sales of securities held for investment in 1997, 1996 or 1995.
         Excluding securities issued by the U.S. government and its agencies and corporations, there were no investments in securities from one issuer that exceeded 10 percent of consolidated shareholders' equity on December 31, 1997 or 1996.
         The income tax expense attributable to realized net gains on securities sales was $55 million, $30 million and $12 million in 1997, 1996 and 1995, respectively.
         Securities are pledged or assigned to secure borrowed funds, government and trust deposits and for other purposes. The carrying value of pledged securities was $42.2 billion and $15.7 billion on December 31, 1997 and 1996, respectively.
         On December 31, 1997, the valuation allowance for securities available for sale, marketable equity securities and certain servicing assets increased shareholders' equity by $408 million, primarily reflecting $502 million of pretax appreciation on securities available for sale and $115 million of pretax appreciation on marketable equity securities.

NOTE FOUR -- TRADING ACCOUNT ASSETS AND LIABILITIES

         The fair values on December 31 and the average fair values for the years ended December 31 of the components of trading account assets and liabilities were (dollars in millions):



                                                                                                            Average Balances
                                                                              1997          1996         1997             1996
                                                                           ------------------------   ---------------------------
Securities owned
    U.S. Treasury securities                                                 $ 8,701       $ 6,918      $ 10,260        $ 13,177
    Securities of other U.S. Government agencies and corporations              1,375         2,096         1,585           1,843
    Certificates of deposit, bankers' acceptances and commercial paper           517           501           645             553
    Corporate debt                                                             1,808         1,552         1,686           1,410
    Foreign sovereign debt                                                     4,939         3,396         6,270           1,044
    Mortgage-backed securities                                                 2,299           502         1,698             358
    Other securities                                                             403           430           356             672
                                                                           ----------   -----------   -----------  --------------
        Total securities owned                                                20,042        15,395        22,500          19,057
Derivatives-dealer positions                                                   3,640         3,298         4,261           3,791
                                                                           ----------   -----------   -----------  --------------
        Total trading account assets                                        $ 23,682      $ 18,693      $ 26,761        $ 22,848
                                                                           ==========   ===========   ===========  ==============

Short sales
    U.S. Treasury securities                                                 $ 8,970       $ 7,162       $ 8,319         $ 9,311
    Corporate debt                                                               140           452           232             535
    Foreign sovereign debt                                                     1,825             -           968               -
    Other securities                                                             904           309           766             315
                                                                           ----------   -----------   -----------  --------------
        Total short sales                                                     11,839         7,923        10,285          10,161
Derivatives-dealer positions                                                   3,368         3,848         3,848           3,170
                                                                           ----------   -----------   -----------  --------------
        Total trading account liabilities                                   $ 15,207      $ 11,771      $ 14,133        $ 13,331
                                                                           ==========   ===========   ===========  ==============


         The net change in the unrealized gain or loss on trading securities held on December 31, 1997 and 1996 was included in trading account profits and fees and amounted to a loss of $31 million for 1997 and a gain of $68 million for 1996.
         Interest rate and foreign exchange contract trading activities generated most of the Corporation's trading account profits and fees.
         Derivatives-dealer positions presented in the table above represent the fair values of interest rate, foreign exchange, equity and commodity-related products including financial futures, forward settlement and option contracts and swap agreements associated with the Corporation's derivatives trading activities. See Note Eight for additional information on derivatives-dealer positions, including credit risk.

NOTE FIVE -- LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE

         Loans, leases and factored accounts receivable on December 31 were (dollars in millions):


                                                                                              1997               1996
------------------------------------------------------------------------------------------------------------------------
LOANS
     Commercial                                                                              $ 65,841          $ 55,574
     Real estate commercial                                                                     8,994             7,462
     Real estate construction                                                                   4,665             3,680
                                                                                      ----------------------------------
            Total commercial                                                                   79,500            66,716
                                                                                      ----------------------------------
     Residential mortgage                                                                      37,414            37,734
     Credit card                                                                                8,203             7,854
     Other consumer                                                                            40,751            32,078
                                                                                      ----------------------------------
            Total consumer                                                                     86,368            77,666
                                                                                      ----------------------------------
     Foreign                                                                                    4,117             3,006
     Factored accounts receivable                                                               1,081             1,049
                                                                                      ----------------------------------
            Total loans and factored accounts receivable                                      171,066           148,437
            Less unearned income                                                                 (626)             (611)
                                                                                      ----------------------------------
            Loans and factored accounts receivable, net of unearned income                    170,440           147,826
                                                                                      ----------------------------------

LEASES
     Lease receivables                                                                          6,648             5,523
     Estimated residual value                                                                   1,793             1,538
     Less unearned income                                                                      (2,103)           (1,846)
                                                                                      ----------------------------------
            Leases, net of unearned income                                                      6,338             5,215
                                                                                      ----------------------------------
            Loans, leases and factored accounts receivable, net of unearned income          $ 176,778         $ 153,041
                                                                                      ==================================

         Transactions in the allowance for credit losses were (dollars in millions):


                                                                                            1997           1996          1995
                                                                                          --------------------------------------
Balance on January 1                                                                       $ 2,792       $ 2,668        $ 2,687
                                                                                          --------------------------------------
Loans, leases and factored accounts receivable charged off                                  (1,298)       (1,045)          (808)
Recoveries of loans, leases and factored accounts receivable previously charged off            347           295            266
                                                                                          --------------------------------------
     Net charge offs                                                                          (951)         (750)          (542)
Provision for credit losses                                                                    954           760            505
Allowance applicable to loans of purchased companies and other                                 482           114             18
                                                                                          --------------------------------------
Balance on December 31                                                                     $ 3,277       $ 2,792        $ 2,668
                                                                                          ======================================


         The following table presents the recorded investment in loans that were considered to be impaired, all of which were classified as nonperforming, on December 31 (dollars in millions):



                                               1997             1996
                                            --------------------------
Commercial                                    $ 316             $ 376
Real estate commercial                          185               176
Real estate construction                         23                37
                                            --------------------------
    Total impaired loans                      $ 524             $ 589
                                            ==========================


         The average recorded investment in certain impaired loans for the years ended December 31, 1997, 1996 and 1995 was approximately $639 million, $634 million and $733 million, respectively. For the years ended December 31, 1997, 1996 and 1995, interest income recognized on impaired loans totaled $30 million, $33 million and $34 million, respectively, all of which was recognized on a cash basis.
         On December 31, 1997, 1996 and 1995, nonperforming loans, including certain loans which are considered impaired, totaled $1.2 billion, $1.1 billion and $876 million, respectively.
         The net amount of interest recorded during each year on loans that were classified as nonperforming or restructured on December 31, 1997, 1996 and 1995 was $60 million, $42 million and $33 million, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $150 million, $122 million and $119 million in 1997, 1996 and 1995, respectively.
         Foreclosed properties amounted to $147 million, $188 million and $215 million on December 31, 1997, 1996 and 1995, respectively. The cost of carrying foreclosed properties amounted to $11 million, $11 million and $18 million in 1997, 1996 and 1995, respectively.

NOTE SIX - SHORT-TERM BORROWINGS AND LONG-TERM DEBT

         NationsBank, N.A. and NationsBank of Texas, N.A. maintain a program to offer up to $9.0 billion of bank notes from time to time with fixed or floating rates and maturities from 30 days to 15 years from date of issue. On December 31, 1997 and 1996, there were short-term bank notes outstanding of $304 million and $872 million, respectively. In addition, there were bank notes outstanding on December 31, 1997 and 1996 totaling $5.1 billion and $3.5 billion, respectively, which were classified as long-term debt.
         On December 31, 1997, the Corporation, excluding Barnett, had unused commercial paper back-up lines of credit totaling $1.5 billion of which $1.0 billion expires in October 1998 and $500 million expires in October 2002. These lines were supported by fees paid to unaffiliated banks. Effective January 9, 1998, one of the Corporation's commercial paper back-up lines of credit totaling $760 million, which was assumed in connection with the Merger, was canceled.

         The contractual maturities of long-term debt on December 31 were (dollars in millions):



                                                                                              1997
                                                                        ---------------------------------------------
                                                                              Various        Various
                                                                            Fixed-Rate    Floating-Rate                     1996
                                                                               Debt            Debt         Amount         Amount
                                                                            Obligations    Obligations    Outstanding   Outstanding
                                                                        ------------------------------------------------------------
Parent company
      Senior debt
          Due in 1997                                                               $ -            $ -           $ -          $ 901
          Due in 1998                                                             1,025          1,415         2,440          1,865
          Due in 1999                                                               126          1,648         1,774          1,325
          Due in 2000                                                               472          1,118         1,590          1,566
          Due in 2001                                                               499          1,103         1,602          1,602
          Due in 2002                                                                20          1,455         1,475          1,268
          Thereafter                                                                622          1,842         2,464          1,512
                                                                        ------------------------------------------------------------
                                                                                  2,764          8,581        11,345         10,039
                                                                        ------------------------------------------------------------


      Subordinated debt
          Due in 1997                                                                 -              -             -             75
          Due in 1999                                                               330              -           330            330
          Due in 2001                                                               549              -           549            399
          Due in 2002                                                               350              -           350            349
          Thereafter                                                              4,565          1,275         5,840          5,274
                                                                        ------------------------------------------------------------
                                                                                  5,794          1,275         7,069          6,427
                                                                        ------------------------------------------------------------
          Total parent company long-term debt                                     8,558          9,856        18,414         16,466
                                                                        ------------------------------------------------------------


Banking and nonbanking subsidiaries
      Senior debt
          Due in 1997                                                                 -              -             -          1,302
          Due in 1998                                                               660          2,977         3,637          2,886
          Due in 1999                                                                99          1,410         1,509            224
          Due in 2000                                                               354          2,932         3,286          1,928
          Due in 2001                                                               178            277           455            347
          Due in 2002                                                                17            284           301             35
          Thereafter                                                                125            172           297            404
                                                                        ------------------------------------------------------------
                                                                                  1,433          8,052         9,485          7,126
                                                                        ------------------------------------------------------------

      Subordinated debt
          Due in 1997                                                                 -              -             -              5
          Due in 2004 and thereafter                                                300              8           308            308
                                                                        ------------------------------------------------------------
                                                                                    300              8           308            313
                                                                        ------------------------------------------------------------


          Total banking and nonbanking subsidiaries long-term debt                1,733          8,060         9,793          7,439
                                                                        ------------------------------------------------------------
                                                                               $ 10,291       $ 17,916        28,207         23,905
                                                                        ============================================================
          Notes payable to finance the purchase of leased vehicles                                               231              -
          Obligations under capital leases                                                                       452            307
                                                                                                       -----------------------------
          Total long-term debt                                                                              $ 28,890       $ 24,212
                                                                                                       =============================



         As part of its interest rate risk management activities, the Corporation enters into risk management interest rate contracts for certain long-term debt issuances. Through the use of interest rate swaps, $2.2 billion of fixed-rate debt with rates ranging from 5.60 percent to 8.57 percent have been effectively converted to floating rates primarily at spreads over LIBOR.
         On December 31, 1997, including the effects of interest rate contracts for certain long-term debt issuances, the weighted average effective interest rates for total long-term debt, total fixed-rate debt and total floating-rate debt (based on the rates in effect on December 31, 1997) were 6.48 percent, 7.36 percent and 5.98 percent, respectively.

         As described below, certain debt obligations outstanding on December 31, 1997 may be redeemed prior to maturity at the option of the Corporation (dollars in millions):

    Year Redeemable        Year of Maturities    Amount Outstanding
-----------------------------------------------------------------------------
 Currently redeemable            2002          $            28
         1998                    2000                      500
      1999 - 2000            2005 - 2011                   716
      2001 - 2005            2006 - 2024                   455


         Main Place Real Estate Investment Trust (MPREIT), a limited purpose subsidiary of NationsBank, N.A., had $4.0 billion of mortgage-backed bonds outstanding on December 31, 1997. Of this amount, $1.0 billion was issued during March 1997. MPREIT had outstanding mortgage loans of $16.6 billion on December 31, 1997, of which $6.0 billion served as collateral for the outstanding mortgage-backed bonds.
         Under its Euro medium-term note program, the Corporation may offer up to $4.5 billion of senior or subordinated notes exclusively to non-United States residents. The notes bear interest at fixed or floating rates and may be denominated in U.S. dollars or foreign currencies. The Corporation uses foreign currency contracts to convert foreign-denominated debt into U.S. dollars. On December 31, 1997, $2.3 billion of notes was outstanding under this program.
         Since October 1996, the Corporation formed seven wholly owned grantor trusts (NationsBank Capital Trusts I, II, III and IV and Barnett Capital I, II and III) to issue preferred securities and to invest the proceeds of such preferred securities into notes of the Corporation. Certain of the preferred securities were issued at a discount. Such preferred securities may be redeemed prior to maturity at the option of the Corporation. The sole assets of each of the grantor trusts are the Junior Subordinated Notes of the Corporation (the Notes) held by such grantor trusts. Such securities qualify as Tier 1 Capital for regulatory purposes.
         Payment of periodic cash distributions and payment upon liquidation or redemption with respect to preferred securities is guaranteed by the Corporation to the extent of funds held by the grantor trusts (the Preferred Securities Guarantee). The Preferred Securities Guarantee, when taken together with the Corporation's other obligations including its obligations under the Notes, will constitute a full and unconditional guarantee, on a subordinated basis, by the Corporation of payments due on the preferred securities.
         The terms of the preferred securities are summarized as follows (dollars in millions):


                                                                          NationsBank
                                          --------------------------------------------------------------------------
                                          Capital Trust I   Capital Trust II  Capital Trust III   Capital Trust IV
                                              (Issued           (Issued            (Issued            (Issued
                                           December 1996)    December 1996)    February 1997)       April 1997)
                                          ----------------------------------------------------------------------------
Face amount issued                                  $600              $365               $500               $500
Aggregate principal amount of the Notes              619               376                516                516
Interest rate                                       7.84%             7.83%       3-mo. LIBOR               8.25%
                                                                                      +55 bps
Redeemable                                 December 2001     December 2006       January 2007         April 2007
Maturity                                   December 2026     December 2026       January 2027         April 2027



                                                                             Barnett
                                             ----------------------------------------------------------------
                                                 Capital I             Capital II            Capital III
                                                  (Issued                (Issued               (Issued
                                               November 1996)        December 1996)         January 1997)
                                            -----------------------------------------------------------------
Face amount issued                                      $300                   $200                  $250
Aggregate principal amount of the Notes                  309                    206                   258
Interest rate                                           8.06%                  7.95%           3-mo LIBOR
                                                                                                +62.5 bps
Redeemable                                     December 2006          December 2006         February 2007
Maturity                                       December 2026          December 2026         February 2027



         During 1997, the Corporation obtained notes payable to finance the purchase of leased vehicles and additional obligations under capital leases as a result of the Oxford acquisition. Notes payable to finance the purchase of leased vehicles are due in installments equal to the lease rentals receivable by the Corporation from the lease. The final payments on these borrowings are equal to the residual value of the vehicle at lease termination.
         As of March 17, 1998, the Corporation had the authority to issue approximately $1.8 billion of corporate debt securities and preferred and common stock under its existing shelf registration statements and $2.1 billion of corporate debt securities under the Euro medium-term note program.

NOTE SEVEN - SHAREHOLDERS' EQUITY AND EARNINGS PER COMMON SHARE

         As of December 31, 1997, the Corporation had issued 2.2 million shares of ESOP Convertible Preferred Stock, Series C (ESOP Preferred Stock). The ESOP Preferred Stock has a stated and liquidation value of $42.50 per share, provides for an annual cumulative dividend of $3.30 per share and each share is convertible into 1.68 shares of the Corporation's common stock. ESOP Preferred Stock in the amount of $86 million, $7 million and $6 million in 1997, 1996, and 1995, respectively, was converted into the Corporation's common stock.
         In November 1989, Barnett incorporated ESOP provisions into its existing 401(k) employee benefit plan (Barnett ESOP). The Barnett ESOP acquired $141 million of common stock using the proceeds of a loan from the Corporation. The terms of the loan include equal monthly payments of principal and interest through September 2015. Interest is at 9.75% and prepayments of principal are allowed. The loan is generally being repaid from contributions to the plan by the Corporation and dividends on unallocated shares held by the Barnett ESOP. Shares held by the Barnett ESOP are allocated to plan participants as the loan is repaid. As of December 31, 1997, 6.4 million shares of common stock had been released and allocated. During 1997, 1996 and 1995 Barnett ESOP common stock released and allocated amounted to $8 million, $13 million and $13 million, respectively.
         As consideration in the merger of NationsBank, N.A. (South) and NationsBank, N.A. during the second quarter of 1997, NationsBank, N.A. exchanged approximately $73 million for preferred stock issued by NationsBank, N.A. (South) in the 1996 acquisition of Citizens Federal Bank F.S.B. Such preferred stock consisted of approximately .5 million shares of NationsBank, N.A. (South) 8.50% Series H Noncumulative Preferred Stock and approximately 2.4 million shares of NationsBank, N.A. (South) 8.75% Series 1993A Noncumulative Preferred Stock.
         During 1997 and 1996, the Corporation repurchased approximately 114 million shares of common stock and approximately 47 million shares of common stock, respectively, under various stock repurchase programs authorized by the Board of Directors.
         Other shareholders' equity on December 31 was comprised of the following (dollars in millions):





                                                             1997                1996
--------------------------------------------------------------------------------------
Restricted stock award plan
    deferred compensation                                   $ (23)              $ (19)
Net unrealized gains (losses) on avaliable for
    sale securities, marketable equity securities
    and certain servicing assets, net of tax                  408                  94
Loan to ESOP trust                                            (85)               (110)
Foreign exchange translation adjustments
    and other                                                 (18)                (18)
                                                    ----------------------------------
                                                            $ 282               $ (53)
                                                    ==================================


         In accordance with SFAS No. 128, "Earnings per Share," the calculation of earnings per common share and diluted earnings per common share is presented below (dollars in millions, except per share information, shares in thousands):



                                                                              1997               1996               1995
-------------------------------------------------------------------------------------------------------------------------
Earnings per common share computation

      Net income                                                           $ 3,332    $         2,939    $         2,483
      Total preferred stock dividends                                          (11)               (17)               (24)
                                                                    -----------------------------------------------------
      Income available to common shareholders                              $ 3,321    $         2,922    $         2,459
                                                                    -----------------------------------------------------

      Average common shares issued                                         941,992            820,945            773,799
                                                                    -----------------------------------------------------

      Earnings per common share                                            $  3.53    $          3.56    $          3.18
                                                                    =====================================================


Diluted earnings per common share computation

      Income available to common shareholders                              $ 3,321    $         2,922    $         2,459

      Total preferred stock dividends                                           11                 17                 24
      Preferred stock dividends on nonconvertible stock                         (4)                (8)                 -
                                                                    -----------------------------------------------------
      Effect of assumed conversions                                              7                  9                 24
                                                                    -----------------------------------------------------
      Income available to common shareholders
           and assumed conversions                                         $ 3,328    $         2,931    $         2,483
                                                                    -----------------------------------------------------

      Average common shares issued                                         941,992            820,945            773,799
      Incremental shares from assumed conversions:
                         Convertible preferred stock                         3,736              6,158             18,818
                         Stock options                                      21,944             10,603              7,487
                                                                    -----------------------------------------------------
      Dilutive potential common shares                                      25,680             16,761             26,305
                                                                    -----------------------------------------------------
      Total dilutive average common shares issued                          967,672            837,706            800,104
                                                                    -----------------------------------------------------

      Diluted earnings per common share                                     $ 3.44    $           3.50  $           3.10
                                                                    =====================================================


NOTE EIGHT - COMMITMENTS AND CONTINGENCIES AND OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

         In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These commitments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitation reviews as those recorded on the balance sheet.

CREDIT EXTENSION COMMITMENTS
         The Corporation enters into commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. The commitments shown below have been reduced by amounts collateralized by cash and amounts participated to other financial institutions. The following summarizes commitments outstanding on December 31 (dollars in millions):



                                                                        1997              1996
-----------------------------------------------------------------------------------------------
Commitments to extend credit
     Credit card commitments                                        $ 33,377          $ 29,983
     Other loan commitments                                          112,002            90,125
Standby letters of credit and
    financial guarantees                                              12,427            10,792
Commercial letters of credit                                           1,403               879


         Commitments to extend credit are legally binding, generally have specified rates and maturities and are for specified purposes. The Corporation manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes and protecting against deterioration in the borrowers' ability to pay through adverse-change clauses which require borrowers to maintain various credit and liquidity measures. There were no unfunded commitments to any industry or country (including Asian countries) greater than 10 percent of total unfunded commitments to lend. Credit card lines are unsecured commitments which are reviewed at least annually by management. Upon evaluation of the customers' creditworthiness, the Corporation has the right to terminate or change the terms of the credit card lines. Of the December 31, 1997 other loan commitments, $45.0 billion is scheduled to expire in less than one year, $48.5 billion in one to five years and $18.5 billion after five years.
         Standby letters of credit (SBLC) and financial guarantees are issued to support the debt obligations of customers. If a SBLC or financial guarantee is drawn upon, the Corporation looks to its customer for payment. SBLCs and financial guarantees are subject to the same approval and collateral policies as other extensions of credit. Of the December 31, 1997 SBLCs and financial guarantees, $8.5 billion is scheduled to expire in less than one year, $3.7 billion in one to five years and $269 million after five years.
         Commercial letters of credit, issued primarily to facilitate customer trade finance activities, are collateralized by the underlying goods being shipped by the customer and are generally short term.
         For each of these types of instruments, the Corporation's maximum exposure to credit loss is represented by the contractual amount of these instruments. Many of the commitments are collateralized or are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent risk of loss or future cash requirements.

DERIVATIVES
         Derivatives utilized by the Corporation include interest rate swaps, financial futures and forward settlement contracts and option contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts and indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, currency or commodity at a predetermined future date and rate or price. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined rate or price at a time or during a period in the future. These option agreements can be transacted on organized exchanges or directly between parties.

ASSET AND LIABILITY MANAGEMENT ACTIVITIES
         Risk management uses interest rate contracts in the asset and liability management (ALM) process. Such contracts, which are generally non-leveraged generic interest rate and basis swaps and options, allow the Corporation to effectively manage its interest rate risk position.
         Generic interest rate swaps involve the exchange of fixed-rate and variable-rate interest payments based on the contractual underlying notional amounts. Basis swaps involve the exchange of interest payments based on the contractual underlying notional amounts, where both the pay rate and the receive rate are floating rates based on different indices. Option products primarily consist of caps and floors.
         The following table outlines the Corporation's ALM contracts on December 31, 1997 (dollars in millions):

                                                                                       Weighted
                                                                            Weighted    Average
                                                           Notional         Average     Receive     Unrealized
                                                            Amount          Pay Rate      Rate      Gain/(Loss)
                                                           ------------------------------------------------------
Generic receive fixed                                          $ 31,187       5.98 %      6.46%       $ 330
Generic pay fixed                                                 1,502       6.91        5.97          (22)
Basis swaps                                                       2,358       5.90        5.86           (1)
Option products                                                   6,154                                  (7)
                                                           -------------                            --------
     Total                                                     $ 41,201                               $ 300
                                                           =============                            ========


         In addition to the contracts in the table above, the Corporation uses foreign currency contracts to manage the foreign exchange risk associated with certain foreign-denominated liabilities. Foreign currency swaps involve the conversion of certain scheduled interest and principal payments denominated in foreign currencies. On December 31, 1997, these contracts had a notional value of $2.7 billion and a net market value of negative $67 million.
         The net unrealized appreciation in the estimated value of the ALM interest rate and net negative market value in the ALM foreign exchange contract portfolio should be viewed in the context of the overall balance sheet. The value of any single component of the balance sheet or off-balance sheet positions should not be viewed in isolation.

CREDIT RISK ASSOCIATED WITH DERIVATIVES ACTIVITIES
         Credit risk associated with ALM and trading derivatives is measured as the net replacement cost should the counterparties with contracts in a gain position completely fail to perform under the terms of those contracts and any collateral underlying the contracts proves to be of no value. In managing derivatives credit risk, both the current exposure, which is the replacement cost of contracts on the measurement date, as well as an estimate of the potential change in value of contracts over their remaining lives are considered. In managing credit risk associated with its derivatives activities, the Corporation deals with creditworthy counterparties, primarily U.S. and foreign commercial banks, broker-dealers and corporates. On December 31, 1997, credit risk associated with ALM activities was not significant.
         During 1997 there were no material credit losses associated with ALM or trading derivatives transactions. In addition, on December 31, 1997, there were no material nonperforming derivatives positions. To minimize credit risk, the Corporation enters into legally enforceable master netting agreements, which reduce risk by permitting the close out and netting of transactions upon the occurrence of certain events.
         A portion of the derivatives-dealer activity involves exchange-traded instruments. Because exchange-traded instruments conform to standard terms and are subject to policies set by the exchange involved, including counterparty approval, margin requirements and security deposit requirements, the credit risk is minimal.

         The table below presents the notional or contract amounts on December 31, 1997 and 1996 and the current credit risk amounts (the net replacement cost of contracts in a gain position on December 31, 1997 and 1996) of the Corporation's derivatives-dealer positions which are primarily executed in the over-the-counter market for trading purposes. The notional or contract amounts indicate the total volume of transactions and significantly exceed the amount of the Corporation's credit or market risk associated with these instruments. The credit risk amounts presented in the following table do not consider the value of any collateral, but generally take into consideration the effects of legally enforceable master netting agreements.

    Derivatives - Dealer Positions
    (Dollars in Millions)


                                                                   1997                          1996
                                                     ------------------------------------------------------------
                                                         Contract/      Credit Risk     Contract/   Credit Risk
                                                         Notional        Amount (1)     Notional     Amount (1)
    -------------------------------------------------------------------------------------------------------------

    Interest Rate Contracts
       Swaps                                                 $ 408,254        $ 1,580     $ 252,187        $ 927
       Futures and forwards                                    213,520              1       186,333            5
       Written options                                         449,810              -       298,594            -
       Purchased options                                       413,196            683       294,591          561

    Foreign Exchange Contracts
       Swaps                                                     1,980            127         1,303           24
       Spot, futures and forwards                               53,438            685        94,028        1,137
       Written options                                          49,146              -        63,081            -
       Purchased options                                        46,063            450        61,716          352

    Commodity and Other Contracts
       Swaps                                                       852             49           812           81
       Futures and forwards                                      2,739              -         2,728            -
       Written options                                          13,023              -        14,064            -
       Purchased options                                        13,011            346        13,828          357
                                                                       --------------              -------------
          Total before cross product netting                                    3,921                      3,444
                                                                       --------------              -------------
          Cross product netting                                                   368                        286
                                                                       --------------              -------------
          Net replacement cost                                                $ 3,553                    $ 3,158
                                                                       ==============              =============


(1) Represents the net replacement cost the Corporation could incur should counterparties with contracts in a gain position to the Corporation completely fail to perform under the terms of those contracts. Amounts include accrued interest.


         The table above includes both long and short derivatives-dealer positions. The fair value of dealer positions on December 31, 1997 and 1996, as well as their average fair values for 1997 and 1996 are disclosed in Note Four.

SECURITIES LENDING

         During 1997, the Corporation sold substantially all of its securities lending business. This transaction did not have a material impact on the Corporation's results of operations or financial position.

WHEN ISSUED SECURITIES
         When issued securities are commitments to purchase or sell securities in the time period between the announcement of a securities offering and the issuance of those securities. On December 31, 1997, the Corporation had commitments to purchase and sell when issued securities of $6.5 billion and $5.7 billion, respectively. On December 31, 1996, commitments to purchase and sell when issued securities were $7.4 billion each.

LITIGATION
         In the ordinary course of business, the Corporation and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions and proceedings, including several actions brought on behalf of various classes of claimants. In certain of these actions and proceedings, substantial money damages are asserted against the Corporation and its subsidiaries and certain of these actions and proceedings are based on alleged violations of consumer protection, securities, environmental, banking and other laws. Management believes, based upon the advice of counsel, that the actions and proceedings and losses, if any, resulting from the final outcome thereof, will not be material in the aggregate to the Corporation's financial position or results of operations.

NOTE NINE - REGULATORY REQUIREMENTS AND RESTRICTIONS

         The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank (FRB) based on a percentage of certain deposits. Average reserve balances held with the FRB to meet these requirements amounted to $230 million and $554 million for 1997 and 1996, respectively.
         The primary source of funds for cash distributions by the Corporation to its shareholders is dividends received from its banking subsidiaries. The subsidiary banks can initiate aggregate dividend payments in 1998, without prior regulatory approval, of $1.7 billion plus an additional amount equal to their net profits for 1998, as defined by statute, up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the Office of the Comptroller of the Currency
(OCC) is the bank's net profits for that year combined with its net retained profits, as defined, for the preceding two years.
         Regulations also restrict banking subsidiaries in lending funds to affiliates. On December 31, 1997, the total amount which could be loaned to the Corporation by its banking subsidiaries was approximately $1.8 billion. On December 31, 1997, no loans to the Corporation from its banking subsidiaries were outstanding.
         The Federal Reserve Board, the OCC and the Federal Deposit Insurance Corporation (collectively, the Agencies) have issued regulatory capital guidelines for U.S. banking organizations. As of December 31, 1997, the Corporation and each of its banking subsidiaries were well capitalized under this regulatory framework. There are no conditions or events since December 31, 1997 that management believes have changed either the Corporation's or its banking subsidiaries' capital classifications. Failure to meet the capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a material effect on the Corporation's financial statements.

         The regulatory capital guidelines measure capital in relation to the credit risk of both on- and off-balance sheet items using various risk weights. Under the regulatory capital guidelines, Total Capital consists of two tiers of capital. Tier 1 Capital includes common shareholders' equity and qualifying preferred stock, less goodwill and other adjustments. Tier 2 Capital consists of preferred stock not qualifying as Tier 1 Capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt and the allowance for credit losses up to 1.25 percent of risk-weighted assets. In accordance with the FRB's amendment to its capital adequacy guidelines effective for periods beginning December 31, 1997, the Corporation is now required to include its broker-dealer subsidiary, NATIONSBANC MONTGOMERY SECURITIES LLC, when calculating regulatory capital ratios. Previously, the

Corporation had been required to exclude the equity, assets and off-balance sheet exposures of its broker-dealer subsidiary.
         A well-capitalized institution must maintain a Tier 1 Capital ratio of six percent and a Total Capital ratio of ten percent. In order to meet minimum regulatory capital requirements, an institution must maintain a Tier 1 Capital ratio of four percent and a Total Capital ratio of eight percent.
         The leverage ratio guidelines establish a minimum ratio of Tier 1 Capital to quarterly average assets, excluding goodwill and certain other items, of three to four percent. Banking organizations must maintain a leverage capital ratio of at least five percent to be classified as well capitalized.
         On September 12, 1996, the Agencies amended their regulatory capital guidelines to incorporate a measure for market risk. In accordance with the amended guidelines, the Corporation and any of its banking subsidiaries with significant trading activity, as defined in the amendment, must incorporate a measure for market risk in their regulatory capital calculations effective for reporting periods after January 1, 1998. The revised guidelines are not expected to have a material impact on the Corporation or its subsidiaries' regulatory capital ratios or their well capitalized status.
         The following table presents the actual capital ratios and amounts and minimum required capital amounts for the Corporation and its significant banking subsidiaries on December 31 (dollars in millions):


                                                            1997                                              1996
                                       ---------------------------------------------------------------------------------------------

                                                                   AMOUNT REQUIRED                               AMOUNT REQUIRED
                                                  ACTUAL             FOR MINIMUM               ACTUAL              FOR MINIMUM
                                       ---------------------------      CAPITAL        ------------------------      CAPITAL
                                           RATIO        AMOUNT         ADEQUACY          RATIO        AMOUNT         ADEQUACY
------------------------------------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL
NATIONSBANK CORPORATION                     6.50%   $   13,593        $   8,371           7.76%   $   12,384        $   6,384
NationsBank, N.A.                           7.58        10,537            5,557           7.54         5,137            2,725
NationsBank of Texas, N.A.                  7.36         3,221            1,751           6.78         2,468            1,456

TOTAL CAPITAL
NATIONSBANK CORPORATION                    10.89        22,787           16,742          12.66        20,208           12,770
NationsBank, N.A.                          10.98        15,256           11,113          10.41         7,093            5,451
NationsBank of Texas, N.A.                 10.13         4,434            3,502          10.19         3,706            2,910

LEVERAGE CAPITAL
NATIONSBANK CORPORATION                     5.57        13,593            7,321           7.09        12,384            6,987
NationsBank, N.A.                           5.68        10,537            5,568           6.21         5,137            3,309
NationsBank of Texas, N.A.                  5.63         3,221            1,715           6.23         2,468            1,585


         Ratios and amounts for 1997 and 1996 have not been restated to reflect the impact of the Barnett merger. Barnett and its significant banking subsidiary were considered "well capitalized" on December 31, 1997 and 1996 under the regulatory framework.
         During 1997, several subsidiaries including NationsBank, N.A. (South) and various subsidiaries acquired in the purchase of Boatmen's were merged with and into NationsBank, N.A. The capital ratios and amounts for NationsBank, N.A. as of December 31, 1996 have not been restated to reflect the impact of such mergers. In addition, the capital ratios and amounts for NationsBank Corporation have not been restated at December 31, 1996 for amendments to the regulatory capital guidelines during 1997.

NOTE TEN -- EMPLOYEE BENEFIT PLANS

         The Corporation sponsors noncontributory trusteed pension plans that cover substantially all officers and employees. The plans provide defined benefits based on an employee's compensation, age at retirement and years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by the Employee Retirement Income Security Act.

         The following table sets forth the plans' estimated status on December 31 (dollars in millions):



                                                                                               1997       1996
                                                                                             ---------------------
Actuarial present value of benefit obligation
   Accumulated benefit obligation, including vested benefits of $1,558 and $1,089.........   $ (1,611)   $ (1,131)
                                                                                             =====================
   Projected benefit obligation for service rendered to date..............................   $ (1,709)  $  (1,347)
Plan assets at fair value, primarily listed stocks, fixed income securities and
   real estate............................................................................      2,123      1,631
                                                                                             ---------------------
Plan assets in excess of projected benefit obligation ....................................        414         284
Unrecognized net loss ....................................................................        276         197
Unrecognized net transition asset being amortized ........................................        (24)        (31)
Unrecognized prior service benefit being amortized .......................................       (136)        (31)
Deferred investment gain .................................................................        (39)        (39)
                                                                                             ---------------------
   Prepaid pension cost ..................................................................      $ 491       $ 380
                                                                                             =====================


         Net periodic pension expense (benefit) for the years ended December 31 included the following components (dollars in millions):



                                                                                               1997       1996       1995
                                                                                             ------------------------------
Service cost-benefits earned during the period ...........................................       $ 60        $ 59     $ 47
Interest cost on projected benefit obligation ............................................        124         104       99
Actual return on plan assets .............................................................       (257)       (202)    (271)
Net amortization and deferral ............................................................         60          58      134
                                                                                             ------------------------------
   Net periodic pension expense (benefit) ................................................      $ (13)       $ 19      $ 9
                                                                                             ==============================

         For December 31, 1997, the weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation were 7.5 percent and 4.0 percent, respectively. The related expected long-term rate of return on plan assets ranged from 9.5 to 10.0 percent. For December 31, 1996, the weighted average discount rate, rate of increase in future compensation and expected long-term rate of return on plan assets were from 7.75 to 8.0 percent, 4.0 percent and 9.5 to 10.0 percent, respectively.

HEALTH AND LIFE BENEFIT PLANS

         In addition to providing retirement benefits, the Corporation provides health care and life insurance benefits for active and retired employees. Substantially all of the Corporation's employees, including certain employees in foreign countries, may become eligible for postretirement benefits if they reach early retirement age while employed by the Corporation and they have the required number of years of service. Under the Corporation's current plan, eligible retirees are entitled to a fixed dollar amount for each year of service. Additionally, certain current retirees are eligible for different benefits attributable to prior plans.

         The Corporation's accrued postretirement benefit liability was partially funded at December 31, 1997. The "projected unit credit" actuarial method was used to determine the normal cost and actuarial liability.

         A reconciliation of the estimated status of the postretirement benefit obligation on December 31 is as follows (dollars in millions):



                                                                                    1997       1996
                                                                                  ---------------------
Accumulated postretirement benefit obligation
   Retirees...............................................................          $ (218)     $ (170)
   Fully eligible active participants.....................................             (11)         (3)
   Other active plan participants.........................................             (69)        (53)
                                                                                  ----------- ----------
                                                                                      (298)       (226)
Plan assets at fair value................................................               28          21
Unamortized transition obligation........................................              109         116
Unamortized service cost.................................................                1           1
Unrecognized net loss (gain).............................................                6          (2)
                                                                                  ------------  ---------
   Accrued postemployment benefit liability.............................            $ (154)      $ (90)
                                                                                  =============  ========



         Net periodic postretirement expense for the years ended December 31 included the following (dollars in millions):


                                                                                    1997       1996       1995
                                                                                  --------  -----------  -----------
Service cost............................................................               $ 4         $ 4      $ 3
Interest cost on accumulated postretirement benefit obligation..........                22          17       18
Actual return on plan assets............................................                (4)         (2)      (2)
Amortization of transition obligation over 20 years.....................                 7           7        7
Amortization of gains...................................................                (1)          -       (4)
                                                                                    --------   ---------   ------
   Net periodic postretirement expense..................................              $ 28        $ 26     $ 22
                                                                                  =========== ==========   =======


         The health care cost trend rates used in determining the accumulated postretirement benefit obligation were 6.50 percent for pre-65 benefits and 4.75 percent for post-65 benefits. A one-percent change in the average health care cost trend rates would increase the accumulated postretirement benefit obligation by 6 percent and the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost by 5 percent. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5 percent and 8.0 percent at December 31, 1997 and 1996, respectively. The plan assets at December 31, 1997 consisted primarily of investments in pooled-equity and fixed-income funds.


SAVINGS AND PROFIT SHARING PLANS
         In addition to the retirement plans, the Corporation maintains several defined contribution savings and profit sharing plans, two of which feature leveraged employee stock ownership (ESOP) provisions. See Note Seven for additional information on the two ESOP provisions.
         For 1997, 1996 and 1995, the Corporation contributed approximately $45 million, $39 million and $43 million, respectively, in cash which was utilized primarily to purchase the Corporation's common stock under the terms of these plans. The Corporation also contributed approximately $23 million, $25 million and $20 million in common stock for 1997, 1996, and 1995, respectively under the terms of the Barnett ESOP. On December 31, 1997, an aggregate of 35,670,786 shares of the Corporation's common stock and 2,192,387 shares of ESOP preferred stock were held by the Corporation's various savings and profit sharing plans.
         Under the terms of the ESOP Preferred Stock provision, payments to the plan for dividends on the ESOP Preferred Stock were $7 million for both 1997 and 1996 and $8 million for 1995. Interest incurred to service the debt of the ESOP Preferred Stock amounted to $2 million, $3 million and $4 million for 1997, 1996 and 1995, respectively.

STOCK OPTION AND AWARD PLANS
         At December 31, 1997, the Corporation had certain stock-based compensation plans (the Plans) which are described below. The Corporation applies the provisions of Accounting Principles Board Opinion No. 25 in accounting for its stock option and award plans and has elected to provide SFAS 123 disclosures as if the Corporation had adopted the fair-value based method of measuring outstanding employee stock options in 1997 and 1996 as indicated below (dollars in millions except per share data):

                                                                             As Reported                 Pro Forma
                                                                   ----------------------------------------------------
                                                                       1997         1996         1997         1996
                                                                   ----------------------------------------------------
Net income.........................................................     $ 3,332      $ 2,939      $ 3,148      $ 2,845
Net income available to common shareholders........................       3,321        2,922        3,137        2,828
Earnings per share.................................................        3.53         3.56         3.33         3.44
Diluted earnings per share.........................................        3.44         3.50         3.25         3.39


         In determining the pro forma disclosures above, the fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates. The weighted average grant-date fair values of the options granted during 1997 and 1996 were based on the following assumptions:

                                                                 Risk-Free               Dividend             Expected
                                                             Interest Rates                 Yield               Lives
                                                        ----------------------------------------------------------------------
                                                            1997         1996       1997       1996       1997        1996
                                                        ----------------------------------------------------------------------
1997 Associates Stock Option Award Plan...............     5.60%         N/A        3.50%      N/A       1 year        N/A
1996 Associates Stock Option Award Plan...............     6.31         6.44%       3.50      3.55%      3 years     4 years
Long-Term Incentive Plan..............................     6.33         5.37        3.50      3.29       6 years     5 years
Key Employee Stock Plan...............................     6.29         5.52        3.50      3.55       7 years     7 years









                                                                Volatility
                                                       -----------------------
                                                           1997       1996
                                                       -----------------------
1997 Associates Stock Option Award Plan...........        24.7%       N/A
1996 Associates Stock Option Award Plan...........        21.4       20.8%
Long-Term Incentive Plan..........................        34.3       36.3
Key Employee Stock Plan...........................        27.8       24.6






         Compensation expense under the fair-value based method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying SFAS 123 in 1997 and 1996 may not be indicative of future amounts.

1996 ASSOCIATES STOCK OPTION AWARD PLAN:
         Under the 1996 Associates Stock Option Award Plan (ASOP), as amended, the Corporation has granted to certain full- and part-time employees options to purchase an aggregate of approximately 47 million shares of the Corporation's common stock. Under the ASOP, options generally become vested once the Corporation's common stock attains certain predetermined closing market prices for at least ten consecutive trading days. Approximately 42 million of the options granted under the ASOP have vested, 32 million of which have an exercise price of $42 1/8 per share and 10 million of which have an exercise price of $49 7/16. Approximately 5 million of the remaining options granted under the ASOP have an exercise price of $56 1/8 per share and, in general, become 50% vested after the Corporation's common stock closes at or above $68 per share for ten consecutive trading days and become fully (100%) vested after the Corporation's common stock closes at or above $80 per share for ten consecutive trading days, provided that such options may not vest prior to April 1, 1998. Notwithstanding the price, any outstanding unvested options generally vest and become exercisable on July 1, 2000. All options granted under the ASOP expire on June 29, 2001.

KEY EMPLOYEE STOCK PLAN:
         The Key Employee Stock Plan (KEYSOP), as amended and restated, provides for different types of awards including stock options, restricted stock and performance shares. Under the KEYSOP, ten-year options to purchase approximately 19 million shares of common stock have been granted to certain employees at the closing market price on the respective grant dates. Options granted under the KEYSOP generally vest in three or four equal annual installments. Additionally, 645 thousand shares of restricted stock were granted during 1997. These shares generally vest in three substantially equal installments beginning January 1998.
         On January 2, 1998, ten-year options to purchase approximately 3.8 million shares of common stock at $60 3/4 were granted to certain employees. On February 2, 1998, ten-year options to purchase approximately 900 thousand shares of common stock at $61 7/16 were granted to certain employees. For both grants, options vest and become exercisable in three equal annual installments beginning one year from the date of grant. Additionally, on January 9, 1998, approximately
1.3 million shares of restricted stock and ten-year options to purchase 495 thousand shares of common stock were granted to certain former Barnett executives in connection with their employment with the Corporation. Shares of restricted stock generally vest in two or three equal annual installments. Options were granted at $59 and become fully vested and exercisable two years from date of grant.

OTHER PLANS:
         In connection with the Merger, outstanding Barnett stock options were converted into options to purchase the Corporation's common stock based on the exchange ratio. Barnett has long-term incentive plans that provide stock-based awards, including stock options and time-based and performance-based restricted stock, to certain officers. All options are granted at current market value for a term of ten years and, subject to limited exceptions, are not exercisable before the third anniversary of the date of grant. Time-based awards provide that restrictions lapse beginning on the third anniversary of the date of the grant. Performance-based awards require that specific performance criteria be met in order for restrictions to lapse. As a result of the change in control substantially all outstanding Barnett options became exercisable as of December 19, 1997.
         On December 19, 1997, as a result of the shareholder approval of the Merger, all outstanding stock options and restricted stock vested in accordance with change-in-control provisions.
         Additional options and restricted stock under former plans and stock options assumed in connection with various acquisitions remain outstanding and are included in the tables below. No further awards may be granted under these plans.

         The following tables present the status of the Plans as of December 31, 1997, 1996 and 1995, and changes during the years then ended:




                                                      1997                        1996                        1995
                                         -----------------------------------------------------------------------------------------
                                                          Weighted-Average            Weighted-Average            Weighted-Average
Employee Stock Options                      Shares        Exercise Price   Shares     Exercise Price   Shares     Exercise Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year.......    55,306,195          $33.56     23,103,677       $26.98      22,721,898      $24.85
Shares due to acquisitions.............     6,688,329           21.99      1,098,580        17.26         264,446       19.55
Granted................................    30,685,409           49.16     41,020,365        40.05       9,967,217       28.94
Exercised..............................   (35,372,027)          36.62     (5,759,639)       18.37      (9,201,387)      22.11
Forfeited..............................    (3,780,661)          43.50     (4,156,788)       38.89        (648,497)      27.94
                                         --------------------------------------------------------------------------------------
Outstanding at end of year.............    53,527,245           38.07     55,306,195        33.56       23,103,677       26.98
                                         =========================================================================================
Options exercisable at year end.......     40,367,661           34.88     11,376,273        20.94      11,007,597       17.91
Weighted-average fair value of
     options granted during the year...         $9.79                          $7.81                        $6.85
                                           =============                   ============               ============



                                                      1997                       1996                        1995
                                         ------------------------------------------------------------------------------------------
                                                        Weighted-Average            Weighted-Average            Weighted-Average
Restricted Stock Awards (includes KEYSOP)     Shares      Grant Price      Shares     Grant Price      Shares     Grant Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding unvested grants at
    beginning of year.................      1,739,363          $22.25       2,930,580      $22.45       4,067,142          $22.36
Granted ..............................        906,488           48.41           9,500       26.85         125,000           24.50
Vested................................     (1,523,661)          24.37      (1,106,062)      22.76      (1,139,107)          22.38
Canceled..............................        (25,489)          32.87         (94,655)      22.76        (122,455)          21.79
                                         ------------------------------------------------------------------------------------------
Outstanding unvested grants
    at end of year...................       1,096,701           40.68       1,739,363       22.25       2,930,580           22.45
                                         ==========================================================================================

         The following table summarizes information about stock options outstanding on December 31, 1997:



                                          Options Outstanding                                          Options Exercisable
                    ------------------------------------------------------------------------------------------------------------
                           Number           Weighted-Average                                 Number
     Range of           Outstanding            Remaining            Weighted-Average      Exercisable        Weighted-Average
  Exercise Prices       at December 31      Contractual Life        Exercise Price        at December 31      Exercise Price
--------------------------------------------------------------------------------------------------------------------------------
$4.00 - $30.00              17,043,137          6.4 years               $ 21.72               15,024,027          $ 21.77
$30.01 - $46.50             22,664,985          5.5 years                  39.99              20,218,885            40.62
$46.51 - $65.50             13,819,123          6.7 years                  55.09               5,124,749            50.68
                      -----------------                                                 -----------------
$4.00 - $65.50              53,527,245          6.1 years                  38.07              40,367,661            34.88
                      =================                                                 =================


NOTE ELEVEN -- INCOME TAXES

         The components of income tax expense for the years ended December 31 were (dollars in millions):



                                                                        1997          1996          1995
--------------------------------------------------------------------------------------------------------------
Current portion - expense
  Federal...........................................                       $1,320        $1,145        $1,065
  State.............................................                           73            78            84
  Foreign...........................................                           17            14            13
                                                                    ------------------------------------------
                                                                            1,410         1,237         1,162
                                                                    ------------------------------------------
Deferred portion - expense (benefit)
  Federal.........................................                            466           354           153
  State...........................................                             20            13            12
  Foreign.........................................                              2            (7)            -
                                                                    ------------------------------------------
                                                                              488           360           165
                                                                    ------------------------------------------
     Total income tax expense.....................                         $1,898        $1,597        $1,327
                                                                    ==========================================



         The preceding table does not reflect the tax effects of unrealized gains and losses on securities available for sale, marketable equity securities and certain servicing assets that are included in shareholders' equity and certain tax benefits associated with the Corporation's employee stock plans. As a result of these tax effects, shareholders' equity increased (decreased) by $61 million, $213 million and ($288) million in 1997, 1996 and 1995, respectively.
         The Corporation's current income tax expense approximates the amounts payable for those years.
         Deferred income tax expense represents the change in the deferred tax asset or liability and is discussed further below.
         A reconciliation of the expected federal income tax expense to the actual consolidated income tax expense for the years ended December 31 was as follows (dollars in millions):


                                                                        1997          1996          1995
--------------------------------------------------------------------------------------------------------------
Expected federal tax expense .............................                 $1,831        $1,588        $1,334
Increase (decrease) in taxes resulting from
  Tax-exempt income.......................................                    (64)          (50)          (50)
  State tax expense, net of federal benefit...............                     65            64            73
  Goodwill amortization...................................                    130            29            25
  Other...................................................                    (64)          (34)          (55)
                                                                    ------------------------------------------
     Total income tax expense.............................                 $1,898        $1,597        $1,327
                                                                    ==========================================

         Significant components of the Corporation's deferred tax (liabilities) assets on December 31 were as follows (dollars in millions):



                                                                                1997         1996
------------------------------------------------------------------------------------------------------

Deferred tax liabilities
     Securities available for sale................................                $ (206)       $ (50)
     Equipment lease financing....................................                (1,477)      (1,002)
     Depreciation.................................................                  (222)        (194)
     Intangibles..................................................                  (128)         (95)
     Employee retirement benefits.................................                   (79)         (88)
     Other, net...................................................                  (402)        (294)
                                                                            --------------------------
           Gross deferred tax liabilities.........................                (2,514)      (1,723)
                                                                            --------------------------

Deferred tax assets
     Employee benefits...........................................                    224          119
     Net operating loss carryforwards............................                     66           47
     Allowance for credit losses.................................                  1,148          963
     Foreclosed properties.......................................                     50           41
     Loan fees and expenses......................................                     38           34
     General business credit carryforwards.......................                      6           10
     Other, net..................................................                    323          179
                                                                            --------------------------
          Gross deferred tax assets..............................                  1,855        1,393
          Valuation allowance....................................                    (44)         (50)
                                                                            --------------------------
          Gross deferred tax assets, net of valuation allowance..                  1,811        1,343
                                                                            --------------------------
Net deferred tax liabilities.....................................                 $ (703)      $ (380)
                                                                            ==========================



         The Corporation's deferred tax assets on December 31, 1997 include a valuation allowance of $44 million representing primarily net operating loss carryforwards for which it is more likely than not that realization will not occur. The net change in the valuation allowance for deferred tax assets was a decrease of $6 million due to the realization of certain state deferred tax assets.

 NOTE TWELVE -- FAIR VALUES OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires the disclosure of the estimated fair values of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Corporation's financial instruments, the fair values of such instruments have been derived based on management's assumptions, the amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below.
         In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Corporation.
         The provisions of SFAS 107 do not require the disclosure of nonfinancial instruments, including intangible assets. The value of the Corporation's intangibles such as goodwill, franchise, credit card and trust relationships and MSRs, is significant.

SHORT-TERM FINANCIAL INSTRUMENTS
         The carrying values of short-term financial instruments, including cash and cash equivalents, federal funds sold and purchased, resale and repurchase agreements, and commercial paper and short-term borrowings, approximate the fair values of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities, or have an average maturity of less than 30 days and carry interest rates which approximate market.

FINANCIAL INSTRUMENTS TRADED IN THE SECONDARY MARKET
         Securities held for investment, securities available for sale, loans held for sale, trading account instruments, long-term debt and trust preferred securities traded actively in the secondary market have been valued using quoted market prices.

LOANS
         Fair values were estimated for groups of similar loans based upon type of loan, credit quality and maturity. The fair value of loans was determined by discounting estimated cash flows using interest rates approximating the Corporation's December 31 origination rates for similar loans. Where quoted market prices were available, primarily for certain residential mortgage loans, such market prices were utilized as estimates for fair values. Contractual cash flows for residential mortgage loans were adjusted for estimated prepayments using published industry data. Where credit deterioration has occurred, estimated cash flows for fixed- and variable-rate loans have been reduced to incorporate estimated losses.

DEPOSITS
         The fair value for deposits with stated maturities was calculated by discounting contractual cash flows using current market rates for instruments with similar maturities. For deposits with no stated maturities, the carrying amount was considered to approximate fair value and does not take into account the Corporation's long-term relationships with depositors.

         The book and fair values of financial instruments for which book and fair value differed on December 31 were (dollars in millions):



                                                                                        1997                           1996
                                                                          ----------------------------------------------------------
                                                                             Book            Fair            Book            Fair
                                                                             Value           Value           Value           Value
                                                                          ----------------------------------------------------------
Financial assets
   Loans, net of unearned income................................           $ 169,359       $ 171,693       $ 146,777       $ 147,411
   Allowance for credit losses..................................              (3,277)              -          (2,792)              -


Financial liabilities
   Deposits....................................................              173,643         174,072         140,329         140,419
   Trust preferred securities...................................               2,705           2,806           1,465           1,464
   Long-term debt (excluding obligations under capital leases)..              28,438          29,055          23,905          23,992


         For all other financial instruments, book value approximates fair value.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
         The fair value of the Corporation's ALM and other derivatives contracts is presented in the Derivatives section of Note Eight and the MSRs section of Note One to the consolidated financial statements.
         The fair value of liabilities on binding commitments to lend is based on the present value of cash flow streams using fee rates currently charged for similar agreements versus original contractual fee rates, taking into account the creditworthiness of the borrowers. The fair values were liabilities of approximately $127 million and $211 million on December 31, 1997 and 1996, respectively.

NOTE THIRTEEN -- NATIONSBANK CORPORATION (PARENT COMPANY)

         The following tables present consolidated parent company financial information (dollars in millions):


Condensed Consolidated Statement of Income

                                                                                      Year Ended December 31
                                                                                --------------------------------------
                                                                                   1997         1996          1995
                                                                                --------------------------------------
Income
      Dividends from consolidated
        Subsidiary banks and bank holding companies.......................         $ 3,332      $ 2,309         $ 999
        Other subsidiaries................................................              34          210             7
      Interest from consolidated subsidiaries.............................             907          799           635
      Other income........................................................             563          593           547
                                                                                --------------------------------------
                                                                                     4,836        3,911         2,188
                                                                                --------------------------------------
Expenses
      Interest on borrowed funds..........................................           1,363        1,051           835
      Noninterest expense.................................................             483          519           462
                                                                                --------------------------------------
                                                                                     1,846        1,570         1,297
                                                                                --------------------------------------
Earnings
      Income before equity in undistributed earnings of
        consolidated subsidiaries and taxes...............................           2,990        2,341           891
                                                                                --------------------------------------

      Equity in undistributed earnings of consolidated
        Subsidiary banks and bank holding companies.......................            (110)         501         1,363
        Other subsidiaries................................................             262           34           208
                                                                                --------------------------------------
                                                                                       152          535         1,571
                                                                                --------------------------------------

Income before income taxes................................................           3,142        2,876         2,462
Income tax benefit........................................................            (190)         (63)          (21)
                                                                                --------------------------------------

Net income.................................................................        $ 3,332      $ 2,939       $ 2,483
                                                                                ======================================

Net income available to common shareholders.................................       $ 3,321      $ 2,922       $ 2,459
                                                                                ======================================

Condensed Consolidated Balance Sheet


                                                                                            December 31
                                                                                 ---------------------------------
                                                                                         1997             1996
                                                                                 ---------------------------------
Assets
      Cash held at subsidiary banks........................................           $      8       $         8
      Temporary investments................................................                572             4,250
      Receivables from consolidated
        Subsidiary banks and bank holding companies.......................               5,994             4,152
        Other subsidiaries................................................              11,169             8,851
      Investment in consolidated
        Subsidiary banks and bank holding companies........................             27,536            17,355
        Other subsidiaries.................................................              2,431             1,705
      Other assets.........................................................              1,769             1,176
                                                                                ================================
                                                                                      $ 49,479          $ 37,497
                                                                                ================================

Liabilities and Shareholders' Equity
      Commercial paper and other notes payable.............................            $ 2,869           $ 2,344
      Accrued expenses and other liabilities...............................              1,434               613
      Payables to consolidated subsidiaries................................              2,015               995
      Long-term debt.......................................................             18,414            16,466
      Shareholders' equity.................................................             24,747            17,079
                                                                                =================================
                                                                                      $ 49,479          $ 37,497
                                                                                =================================

Condensed Consolidated Statement of Cash Flows

                                                                                                Year Ended December 31
                                                                                  ------------------------------------------------
                                                                                       1997             1996              1995
                                                                                  ------------------------------------------------

Operating Activities .............................................................
      Net income .................................................................     $ 3,332           $ 2,939          $ 2,483
      Reconciliation of net income to net cash provided by operating activities
        Equity in undistributed earnings of consolidated subsidiaries ............        (152)             (535)          (1,571)
        Other operating activities ...............................................           4               802             (380)
                                                                                  ------------------------------------------------
           Net cash provided by operating activities .............................       3,184             3,206              532
                                                                                  ------------------------------------------------

Investing Activities
      Net decrease (increase) in temporary investments ..........................        3,678            (3,854)             187
      Net increase in receivables from consolidated subsidiaries.................       (4,160)              (88)          (3,627)
      Additional capital investment in subsidiaries .............................         (267)             (424)            (384)
      (Acquisitions) sales of subsidiaries, net of cash .........................           61              (726)               -
      Other investing activities ................................................          804               449              482
                                                                                  ------------------------------------------------
           Net cash provided by (used in) investing activities ..................          116            (4,643)          (3,342)
                                                                                  ------------------------------------------------

Financing Activities
      Net increase (decrease) in commercial paper and other notes payable .......          525              (150)              68
      Proceeds from issuance of long-term debt ..................................        3,492             5,810            5,106
      Retirement of long-term debt ..............................................         (995)           (1,709)          (1,033)
      Proceeds from issuance of common stock ....................................        1,418               240              326
      Common stock repurchased ..................................................       (6,515)           (1,842)            (887)
      Cash dividends paid .......................................................       (1,222)             (916)            (766)
      Other financing activities ................................................           (3)                4                -
                                                                                  ------------------------------------------------
           Net cash (used in) provided by financing activities ..................       (3,300)            1,437            2,814
                                                                                  ------------------------------------------------

Net increase in cash held at subsidiary banks....................................            -                 -                4
Cash held at subsidiary banks on January 1 ......................................            8                 8                4
                                                                                  ------------------------------------------------
Cash held at subsidiary banks on December 31 ....................................          $ 8               $ 8              $ 8
                                                                                  ================================================

REPORT OF MANAGEMENT


         The management of NationsBank Corporation is responsible for the preparation, integrity and objectivity of the consolidated financial statements of the Corporation. The consolidated financial statements and notes have been prepared by the Corporation in accordance with generally accepted accounting principles and, in the judgment of management, present fairly the Corporation's financial position and results of operations. The financial information contained elsewhere in this report is consistent with that in the financial statements. The financial statements and other financial information in this report include amounts that are based on management's best estimates and judgments and give due consideration to materiality.
         The Corporation maintains a system of internal accounting controls to provide reasonable assurance that assets are safe-guarded and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Management recognizes that even a highly effective internal control system has inherent risks, including the possibility of human error and the circumvention or overriding of controls, and that the effectiveness of an internal control system can change with circumstances. However, management believes that the internal control system provides reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected on a timely basis and corrected through the normal course of business. As of December 31, 1997, management believes that the internal controls are in place and operating effectively.
         The Internal Audit Division of the Corporation reviews, evaluates, monitors and makes recommendations on both administrative and accounting control, which acts as an integral, but independent, part of the system of internal controls.
         The independent accountants were engaged to perform an independent audit of the consolidated financial statements. In determining the nature and extent of their auditing procedures, they have evaluated the Corporation's accounting policies and procedures and the effectiveness of the related internal control system. An independent audit provides an objective review of management's responsibility to report operating results and financial condition. Their report appears on page 75.
         The Board of Directors discharges its responsibility for the Corporation's financial statements through its Audit Committee. The Audit Committee meets periodically with the independent accountants, internal auditors and management. Both the independent accountants and internal auditors have direct access to the Audit Committee to discuss the scope and results of their work, the adequacy of internal accounting controls and the quality of financial reporting.



Hugh L. McColl Jr.                                   James H. Hance Jr.
Chief Executive Officer                              Vice Chairman and
                                                     Chief Financial Officer


April 13, 1998

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF NATIONSBANK CORPORATION

         In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of NationsBank Corporation and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

        As described in Note Two, on January 9, 1998, the Corporation merged with Barnett Banks, Inc. in a transaction accounted for as a pooling of interests. The accompanying consolidated financial statements give retroactive effect to the merger of the Corporation with Barnett Banks, Inc.

Price Waterhouse LLP



Charlotte, North Carolina
April 13, 1998